Exhibit (a)-(1)
PRELIMINARY PROXY STATEMENT OF THE COMPANY
Shareholders of Dada Nexus Limited:
Re: Notice of Extraordinary General Meeting of Shareholders
Dear Shareholder:
You are cordially invited to attend an extraordinary general meeting of shareholders of Dada Nexus Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), to be held on                  at             a.m. (Beijing Time). The meeting will be held at                   or at such other time on such other date and at such other place to which the meeting may be adjourned. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment or postponement thereof.
On April 1, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with JD Sunflower Investment Limited, a BVI business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), and JD Sunflower Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly owned subsidiary of Parent. The purpose of the extraordinary general meeting is for you and the other registered shareholders of the Company to consider and vote, amongst other things, upon a proposal to authorize and approve the Merger Agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”). Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.
Parent is a holding company through which JD.com, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“JD”), holds its equity interest in the Company. Merger Sub was formed solely for purposes of the Merger. Parent is, and at the effective time of the Merger (the “Effective Time”) will be, wholly owned by JD.com Investment Limited, a BVI business company with limited liability incorporated under the laws of the British Virgin Islands, which in turn is, and at the Effective Time will be, wholly owned by JD. JD.com International Limited is a company limited by shares incorporated under the laws of Hong Kong and is a direct wholly owned subsidiary of JD. Windcreek Limited is a BVI business company with limited liability incorporated under the laws of the British Virgin Islands and is a direct wholly owned subsidiary of JD.com Investment Limited. Throughout this proxy statement, Parent, Merger Sub, JD.com International Limited (the “Sponsor”), JD.com Investment Limited, JD and Windcreek Limited are collectively referred to as the “JD Group.” As of the date of the accompanying proxy statement, the JD Group collectively beneficially owns 657,224,518 ordinary shares (including ordinary shares represented by American depositary shares (“ADSs”)), par value US$0.0001 per share, of the Company (each, a “Share”), which collectively represent approximately 63.4% of the total issued and outstanding Shares in the Company and approximately 63.4% of the total voting power of the outstanding Shares in the Company. If the Merger is completed, the Company will continue its operations as a privately held company and will be wholly owned by Parent, and the Company’s ADSs will no longer be listed on Nasdaq Global Select Market (“Nasdaq”) and the ADS program for the Shares will terminate.
If the Merger is consummated, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (as defined below), the Dissenting Shares (as defined below) and the Shares represented by ADSs, will be cancelled in exchange for the right to receive US$0.5 in cash per Share, without interest and net of any applicable withholding taxes (the “Per Share Merger Consideration”), and each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing the Excluded Shares, will be cancelled in exchange for the right to receive US$2.0 in cash per ADS, without interest and net of any applicable withholding taxes (the “Per ADS Merger Consideration”). The ADS holders will pay any applicable fees, charges and expenses of JPMorgan Chase Bank, N.A., in its capacity as ADS depositary (the “ADS Depositary”), and government charges due to or incurred by the ADS Depositary, in connection with the ADSs and/or the cancellation thereof pursuant to the terms of the deposit agreement (the “Deposit Agreement”), dated as of June 5, 2020, among the Company, the ADS Depositary, and the registered holders and beneficial owners from time to time of ADSs issued thereunder, including, without limitation, applicable ADS cancellation fees (US$0.05 per ADS pursuant to the terms of the Deposit Agreement), and any other fees and charges payable by the ADS holders pursuant to the terms of the Deposit Agreement. Amounts owing by ADS holders will be deducted from the Per ADS Merger Consideration.
Notwithstanding the foregoing, if the Merger is completed, the following Shares will not be cancelled in exchange for the right to receive the cash consideration described above, but will be cancelled and cease to exist at the Effective Time:
(a)
(i) Shares (including Shares represented by ADSs) held by Parent, Merger Sub and any of their respective affiliates, (ii) Shares (including Shares represented by ADSs) beneficially owned by the Company or any subsidiary of the Company or held in the Company’s treasury, and (iii) Shares (including Shares represented by ADSs) held by the ADS Depositary and reserved for issuance, settlement and allocation pursuant to the Second Amended and Restated 2015 Equity Incentive Plan of the Company and the Amended and Restated 2020 Share Incentive Plan of the Company (collectively, the “Company Share Plans”), in each case, immediately prior to the Effective Time, will be cancelled and cease to exist at the Effective Time without payment of any consideration or distribution therefor (collectively, the “Excluded Shares”); and

(b)
Shares that are issued and outstanding immediately prior to the Effective Time and that are held by registered shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger (the “Dissenting Shares”) in accordance with Section 238 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”) will be cancelled and cease to exist at the Effective Time and the holders of such Dissenting Shares will be entitled to receive only the payment of the fair value of their Dissenting Shares as determined by the Grand Court of the Cayman Islands in accordance with Section 238 of the Cayman Islands Companies Act.

At the Effective Time, the Company will terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans.
At the Effective Time, each option (each, a “Company Option”) to purchase Shares granted under the Company Share Plans, that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled in exchange for the right of each holder of such Company Option to receive cash, without interest and net of any applicable withholding taxes, as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Company Option and (y) the number of Shares underlying such Company Option (assuming such holder exercises such Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option will be cancelled without any cash payment being made in respect thereof.
At the Effective Time, each restricted share unit granted under the Company Share Plans (each, a “Company RSU”), that is (x) vested and outstanding immediately prior to the Effective Time and (y) unvested, outstanding and held by any independent director of the Company immediately prior to the Effective Time, will be cancelled in exchange for the right of the holder of such Company RSU to receive cash, without interest and net of any applicable withholding taxes, as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, in the amount equal to the Per Share Merger Consideration for each Share underlying such Company RSU.
At the Effective Time, each Company RSU that is unvested and outstanding immediately prior to the Effective Time (other than those held by the independent directors of the Company) will be cancelled in exchange for the right of each holder of such Company RSU to receive a restricted share unit or similar award that entitles that holder to receive such number of Class A ordinary share(s) of JD (rounded down to the nearest whole share) as is equal to the product obtained by multiplying (x) the number of Shares underlying such unvested Company RSU by (y) the Exchange Ratio (as defined below), and such newly issued RSUs will be subject to vesting conditions and provisions relating to vesting acceleration (if any) the same as, and other terms and conditions substantially the same as, those that were applicable to such unvested Company RSUs immediately prior to the Effective Time. The “Exchange Ratio” means the Per Share Merger Consideration divided by the result of dividing (x) the average closing price of an American depositary share of JD listed on Nasdaq during the five (5) consecutive trading days immediately preceding the closing date of the Merger by (y) the number of Class A ordinary shares of JD represented by such an American depositary share of JD listed on Nasdaq.
The JD Group intends to fund the merger consideration through cash contribution by the Sponsor. On April 1, 2025, Parent entered into a commitment letter, pursuant to which the Sponsor has agreed, subject to the terms and conditions thereof, to provide the necessary financing for the Transactions. On the same date, the Sponsor executed and delivered a limited guarantee (the “Limited Guarantee”) in favor of the Company to guarantee certain payment obligations of Parent under the Merger Agreement.
On April 1, 2025, a special committee of the board of directors of the Company (the “Board”), composed solely of independent and disinterested directors (the “Special Committee”), acting with full power and authority delegated by the Board, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger, and the Transactions. The Special Committee, after consultation with its financial advisor and legal counsel and due consideration of all relevant factors, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and its shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company and the holders of Excluded Shares (such unaffiliated shareholders and ADS holders are referred to herein as the “Unaffiliated Security Holders”), and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, and the consummation of the Transactions, and (b) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger, the Limited Guarantee, and the consummation of the Transactions.
On April 1, 2025, the Board (other than Mr. Kevin Qing Guo and Mr. Ian Su Shan who recused themselves from the meeting of the Board), acting upon the unanimous recommendation of the Special Committee, (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger, and to consummate the Transactions, (b) authorized and approved the Merger Agreement, the Plan of Merger, the Transactions and the Limited Guarantee, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions be submitted to the shareholders of the Company for authorization and approval.
Accordingly, the Board recommends that you vote FOR the Merger Proposal and FOR the Adjournment Proposal (as described below).
The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the consummation of the Transactions are authorized and approved by a special resolution of the shareholders of the Company in accordance with the Company’s eighth amended and restated memorandum and articles of association and the Cayman Islands Companies Act, which requires the affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy as a single class at the extraordinary general meeting or any adjournment or postponement thereof. As of the date of the accompanying proxy statement, the JD Group beneficially owns in the aggregate 657,224,518 Shares, which collectively represent approximately 63.4% of the Company’s total issued and outstanding Shares and approximately 63.4% of the voting power of the total issued and outstanding Shares, all of which will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions. Accordingly, based on                   Shares expected to be issued and outstanding on                 , the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”), and assuming the entities of the JD Group vote all their Shares (including Shares represented by ADSs) in favor of the special resolutions,                   Shares owned by the Unaffiliated Security Holders equal to approximately       % of the voting power of the entire issued and outstanding Shares as of the Share Record Date must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.
The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website at www.sec.gov.
Unless the chairman of the extraordinary general meeting demands a poll, Parent will exercise its rights as registered shareholders of the Company to demand poll voting at the meeting and accordingly voting on all resolutions at the extraordinary general meeting will be conducted by way of a poll rather than on a show of hands. The effect of poll voting is that the number of votes each holder has will depend on the number of Shares held by such holder. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card. Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card, in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is                   at          a.m. (Beijing time), being 48 hours before the time appointed for the extraordinary general meeting. Each registered holder of Shares has one vote for each Share held as of 5 p.m. Cayman Islands time on the Share Record Date.
Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if you hold your Shares through a financial intermediary such as a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your Shares if you wish to vote at the extraordinary general meeting.
The Company will instruct the ADS Depositary to deliver to ADS holders as of                   (the “ADS Record Date”) an ADS voting instruction card, the form of which is attached as Annex G to the accompanying proxy statement, and ADS holders as of the ADS Record Date will have the right to instruct the ADS Depositary how to vote the Shares underlying their ADSs at the extraordinary general meeting, subject to and in accordance with the terms of the Deposit Agreement. A copy of the Deposit Agreement is available free of charge at the SEC’s website at www.sec.gov.
ADS holders are strongly urged to sign, complete and return the ADS voting instruction card to the ADS Depositary in accordance with the instructions printed thereon, as soon as possible and, in any event, so as to be received by the ADS Depositary no later than 9:00 a.m. (New York time) on        (or if the extraordinary general meeting is adjourned, such later date as may be notified by the Company or the ADS Depositary).
Only registered holders and beneficial owners of ADSs on the ADS Record Date may provide voting instructions to the ADS Depositary. Following actual receipt by the ADR department responsible for proxies and voting of instructions of registered holders of ADS (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the ADS Depositary shall, in the manner and on or before the time established by the ADS Depositary for such purpose, endeavor to vote or cause to be voted the Shares represented by the ADSs evidenced by such holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing the Shares. The ADS Depositary will not itself exercise any voting discretion in respect of any Shares. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to provide voting instructions.

Holders of ADSs will not be able to attend or vote at the extraordinary general meeting directly (whether in person or by proxy). In order for holders of ADSs to attend and/or directly vote at the meeting, they will need to surrender their ADSs to the ADS Depositary for cancellation, conversion into, and delivery of the corresponding Shares and become registered in the Company’s register of members as holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to surrender their ADSs for cancellation and attend and vote at the extraordinary general meeting need to make arrangements with their broker or custodian to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on                   together with (a) delivery instructions for the corresponding Shares represented by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares), (b) payment of ADS Depositary’s fees associated with such cancellation (US$0.05 per ADS to be cancelled and any other fees and charges payable by the ADS holders pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Company, and any applicable taxes, and (c) a certification that the ADS holder either (i) beneficially owned the relevant ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being surrendered for cancellation (or has cancelled all voting instructions previously given), or has given voting instructions to the ADS Depositary as to the ADSs being surrendered but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please promptly contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to surrender the ADSs on your behalf. Upon surrender of the ADSs for cancellation, the ADS Depositary will direct HSBC Hong Kong, the custodian holding the Shares represented by the surrendered ADSs, to deliver, or cause the delivery of, such Shares to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If you hold ADSs through a broker or other securities intermediary, you should contact that broker or intermediary to determine the date by which you must instruct them to act in order that the necessary processing can be completed in time. There is no guarantee that Shares can be timely delivered to the order of surrendering holders of ADSs. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company to instruct its Cayman Registrar of Shares to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a publicly traded company in the United States and the ADSs will continue to be listed on Nasdaq. Shares are not listed and cannot be traded on any stock exchange other than Nasdaq, and in such case only in the form of ADSs. As a result, if you have surrendered your ADSs for cancellation to attend the extraordinary general meeting and the Merger is not consummated and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, the availability of ADSs for issuance under the existing F-6 registration statement(s) for the ADSs, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued pursuant to the terms of the Deposit Agreement), applicable share transfer taxes (if any), and any other fees, charges and expenses owning pursuant to the Deposit Agreement.
Registered shareholders who have validly exercised and have not effectively withdrawn or lost their right to dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands in accordance with Section 238 of the Cayman Islands Companies Act, subject to Section 239 of the Cayman Islands Companies Act, if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights. A copy of Section 238 is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined by the Grand Court of the Cayman Islands under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.
ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS WITH RESPECT TO THEIR ADSs AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES

v

THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs FOR CANCELLATION BEFORE 10:00 A.M. (NEW YORK CITY TIME) ON                   TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs (US$0.05 PER ADS CANCELLED AND ANY OTHER FEES, CHARGES AND EXPENSES OWNING AND/OR PAYABLE BY THE ADS HOLDERS PURSUANT TO THE DEPOSIT AGREEMENT), PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS AND DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND CERTIFY THAT THEY EITHER (I) BENEFICIALLY OWNED THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN) OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTERS’ RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE. AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WOULD CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND THE ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS SURRENDERED HIS, HER OR ITS ADSs FOR CANCELLATION TO THE ADS DEPOSITARY IN ORDER TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, THE AVAILABILITY OF ADSs FOR ISSUANCE UNDER THE EXISTING F-6 REGISTRATION STATEMENT(s) FOR THE ADSs, PAYMENT OF RELEVANT FEES, CHARGES AND EXPENSES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 PER ADS ISSUANCE FEE), APPLICABLE SHARE TRANSFER TAXES (IF ANY), AND ANY OTHER FEES, CHARGES AND EXPENSES OWNING PURSUANT TO THE DEPOSIT AGREEMENT.
Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your shares, please contact the Company’s proxy solicitor Sodali & Co at (800) 662-5200 (toll free in North America) or +1 (203) 658-9400 or by email at DADA@info.sodali.com. ADS holders who have any questions should contact the ADS Depositary using the contact details provided on the ADS voting instruction card. ADS holders who hold ADSs indirectly should contact their bank, broker, financial institution or administrator through which such ADSs are held.
Thank you for your cooperation and continued support.
Sincerely, Laura Marie Butler Chairperson of the Special Committee
The accompanying proxy statement is dated             , and is first being mailed to the Company’s shareholders and ADS holders on or about               .

DADA NEXUS LIMITED
NOTICE OF EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON
Dear Shareholder:
Notice is hereby given that an extraordinary general meeting of the shareholders of Dada Nexus Limited (referred to herein alternately as the “Company,” “us,” “we” or other terms correlative thereto), will be held on                   at           a.m. (Beijing time) at          .
Only registered holders of ordinary shares of the Company, par value US$0.0001 per share (each, a “Share”), as of 5 p.m. Cayman Islands time on                   (the “Share Record Date”) or their proxy holders are entitled to attend and vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:
•
Proposal No. 1 — The Merger Proposal. To consider and vote, as special resolutions:

THAT the Agreement and Plan of Merger, dated as of April 1, 2025 (the “Merger Agreement”), among the Company, JD Sunflower Investment Limited, a BVI business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), and JD Sunflower Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company and becoming a wholly owned subsidiary of Parent (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger required to be executed and filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”) (such Plan of Merger being substantially in the form attached as Annex B to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”) including (i) the Merger, and (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the effective time of the Merger (the “Effective Time”), in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”), be approved and authorized by the Company; and
THAT each member of a special committee of the Board, composed solely of independent and disinterested directors of the Company (the “Special Committee”) be authorized to execute and deliver, on behalf of the Company, the Plan of Merger together with any supporting documentation, and to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger and the Adoption of Amended M&A.
•
Proposal No. 2 — The Adjournment Proposal.   To consider and vote, if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s registered shareholders will be available at its principal executive office at                  , People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.
Pursuant to the Merger Agreement, Parent and Merger Sub will vote and cause their respective affiliates to vote, or cause to be voted, all of the Shares held directly or indirectly by them and their respective affiliates in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions. As of the date of the accompanying proxy statement, Parent, Merger Sub and their respective affiliates collectively beneficially own 657,224,518 Shares (including Shares represented by the Company’s American depositary shares (“ADSs”)), which collectively represent approximately 63.4% in number and approximately 63.4% in voting rights of the Company’s issued and outstanding Shares. Parent, Merger Sub, JD.com International Limited (the “Sponsor”), JD.com Investment Limited, JD.com, Inc. and Windcreek Limited are collectively referred to as the “JD Group.”
After careful consideration and upon the unanimous recommendation of the Special Committee, the Board (other than Mr. Kevin Qing Guo and Mr. Ian Su Shan who recused themselves from the meeting of the Board) (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and its shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company and the holders of Excluded Shares (such unaffiliated shareholders and ADS holders are referred to herein as the “Unaffiliated Security Holders”), and it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and to consummate the Transactions, (b) authorized and approved the Merger Agreement, the Plan of Merger and the consummation of the Transactions, and the limited guarantee by the Sponsor in favor of the Company pursuant to which the Sponsor will guarantee certain payment obligations of Parent under the Merger Agreement (the “Limited Guarantee”) and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions to the registered shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions be submitted to a vote of the shareholders of the Company for authorization and approval. The Board recommends that you vote FOR the Merger Proposal and FOR the Adjournment Proposal.
Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions are authorized and approved by a special resolution of the shareholders of the Company in accordance with the Company’s eighth amended and restated memorandum and articles of association and the Cayman Islands Companies Act, which requires the affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy as a single class at the extraordinary general meeting or any adjournment or postponement thereof. As of the date of the accompanying proxy statement, the JD Group collectively beneficially owns 657,224,518 Shares (including Shares represented by ADSs), which represents approximately 63.4% of the total voting rights in the Company. Accordingly, based on the total number of Shares expected to be issued and outstanding on the Share Record Date, and assuming Parent and Merger Sub’s compliance with their voting obligations under the Merger Agreements to vote and cause their respective affiliates to vote, or cause to be voted, all of the Shares held directly or indirectly by them and their respective affiliates in favor of the special resolutions,                   Shares owned by the Unaffiliated Security Holders equal to approximately         % of the voting power of the entire issued and outstanding Shares as of the Share Record Date must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.
Regardless of whether you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s office (to the attention of: Investor Relations Department) at                  , People’s Republic of China, no later than          a.m. (Beijing time),         , being 48 hours before the time appointed for the extraordinary general meeting. The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. Unless the chairman of the extraordinary general meeting demands a poll, Parent will exercise its right as registered shareholders of the Company to demand poll voting at the meeting and accordingly voting on all resolutions at the Extraordinary General Meeting will be conducted by way of a poll rather than on a show of hands. The effect of poll voting is that the number of votes each holder has will depend on the number of Shares held by such holder. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card. Each registered holder of Shares has one vote for each Share held as of 5 p.m. Cayman Islands time on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.
Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a legal proxy issued in your name.
If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.
When proxies are properly dated, executed and returned by registered shareholders, the Shares they hold will be voted at the extraordinary general meeting in accordance with the instructions of such registered shareholders. If no specific instructions are given by such registered shareholders, such Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.
If you own ADSs as of the close of business in New York City on                   (the “ADS Record Date”) (and do not surrender such ADSs for cancellation and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may give voting instructions, the form of which is attached as Annex G to the accompanying proxy statement, to JPMorgan Chase Bank, N.A., in its capacity as the ADS Depositary and the holder of the Shares underlying your ADSs (the “ADS Depositary”), how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive your instructions no later than 9:00 a.m. (New York City time) on                   in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other securities account, you must rely on the procedures of the broker, bank or other securities intermediary through which you hold your ADSs if you wish to provide voting instructions.
Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may only vote at the extraordinary general meeting directly if you surrender your ADSs to the ADS Depositary for cancellation, conversion into, and delivery of the corresponding Shares and become registered in the Company’s register of members as holders of Shares prior to the close of business in the Cayman Islands on                  , the Share Record Date. If you wish to surrender your ADSs to the ADS Depositary for cancellation and attend and vote at the extraordinary general meeting, you need to make arrangements with your broker or custodian to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on                  together with (a) delivery instructions for the corresponding Shares represented by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares), (b) payment of ADS Depositary’s fees associated with such cancellation (US$0.05 per ADS to be cancelled and any other fees and charges payable by the ADS holders pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Company, and any applicable taxes, and (c) a certification that the ADS holder either (i) beneficially owned the relevant ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being surrendered for cancellation (or has cancelled all voting instructions previously given), or has given voting instructions to the ADS Depositary as to the ADSs being surrendered but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please promptly contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to surrender the ADSs for cancellation on your behalf. Upon surrender of the ADSs for cancellation, the ADS Depositary will direct HSBC Hong Kong, the custodian holding the Shares represented by the surrendered ADSs, to deliver, or cause the delivery of, such Shares to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. It is difficult

x

to predict how long the steps described above may take and there is no guarantee that Shares can be timely delivered to the order of surrendering holders of ADSs. ADS holders that wish to surrender the ADSs for cancellation to become registered holders of Shares are advised to take action as soon as possible.
Registered shareholders who have validly exercised and have not effectively withdrawn or lost their right to dissent from the Merger in accordance with the Cayman Islands Companies Act will have the right to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands in accordance with Section 238 of the Cayman Islands Companies Act, subject to Section 239 of the Cayman Islands Companies Act, if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights. A copy of Section 238 is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined by the Grand Court of the Cayman Islands under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. This proxy statement is not to be construed or taken as legal advice on Cayman Islands law. Registered shareholders who wish to exercise any rights under Section 238 of the Cayman Islands Companies Act, or otherwise, should obtain their own copy of the complete Cayman Islands Companies Act and seek legal advice from a law firm authorized to practice Cayman Islands law without delay.
ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS WITH RESPECT TO THEIR ADSs AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs FOR CANCELLATION BEFORE 10:00 A.M. (NEW YORK CITY TIME) ON                  TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs (US$0.05 PER ADS CANCELLED AND ANY OTHER FEES, CHARGES AND EXPENSES OWING AND/OR PAYABLE BY THE ADS HOLDERS PURSUANT TO THE DEPOSIT AGREEMENT), PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPAN’S REGISTER OF MEMBERS AND DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND CERTIFY THAT THEY EITHER (I) BENEFICIALLY OWNED THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN) OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTERS’ RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE. AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WOULD CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND THE ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A

RESULT, IF A FORMER ADS HOLDER HAS SURRENDERED HIS, HER OR ITS ADSs FOR CANCELLATION TO THE ADS DEPOSITARY IN ORDER TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, THE AVAILABILITY OF ADSs FOR ISSUANCE UNDER THE EXISTING F-6 REGISTRATION STATEMENT(s) FOR THE ADSs, PAYMENT OF RELEVANT FEES, CHARGES AND EXPENSES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 PER ADS ISSUANCE FEE), APPLICABLE SHARE TRANSFER TAXES (IF ANY), AND ANY OTHER FEES, CHARGES AND EXPENSES OWNING PURSUANT TO THE DEPOSIT AGREEMENT.
If you have any questions or need assistance voting your shares, please contact the Company’s proxy solicitor Sodali & Co at (800) 662-5200 (toll free in North America) or +1 (203) 658-9400 or by email at DADA@info.sodali.com.

The Merger Agreement, the Plan of Merger and the Transactions are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.
Notes:
1.
In the case of joint holders, any one of such joint holder may vote, either in person or by proxy, in respect of such share as if he or she were solely entitled thereto, but if more than one of such joint holders be present at the extraordinary general meeting the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holders.

2.
The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under its seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

3.
A proxy need not be a member (registered shareholder) of the Company.

4.
The proxy card must be deposited in the manner set out in the notice of the extraordinary general meeting. A proxy card that is not deposited in the manner permitted will be invalid.

5.
Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, provided that no intimation in writing of such death, insanity or revocation was received by the Company at                  , People’s Republic of China, Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

Laura Marie Butler
Chairperson of the Special Committee
           , 2025

PROXY STATEMENT
Dated
SUMMARY VOTING INSTRUCTIONS
Ensure that your Shares of Dada Nexus Limited can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.
If your shares are registered in the name of a broker, bank or other nominee:   check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your Shares are voted at the extraordinary general meeting.
If your shares are registered in your name:   submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your Shares can be voted at the extraordinary general meeting in accordance with your instructions.
If you submit your proxy card without indicating how you wish to vote, the Shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.
If your ADSs are registered in the name of a broker, bank or other nominee:   check the ADS voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that the Shares represented by your ADSs are voted at the extraordinary general meeting.
If your ADSs are registered in your name:   submit your ADS voting instruction card as soon as possible by signing, dating and returning the ADS voting instruction card, the form of which is attached hereto as Annex G, so that the Shares represented by your ADSs may be voted at the extraordinary general meeting on your behalf by the ADS Depositary (as defined below), as the registered holder of the Shares represented by your ADSs.
If you submit your ADS voting instruction card without indicating how you wish to vote, you will be deemed to have instructed the ADS Depositary to vote “FOR” the unmarked item.
If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact the Company’s proxy solicitor Sodali & Co at (800) 662-5200 (toll free in North America) or +1 (203) 658-9400 or by email at DADA@info.sodali.com.

SUMMARY TERM SHEET
This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 98. In this proxy statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to Dada Nexus Limited. All references to “dollars,” “US$” and “$” in this proxy statement are to U.S. dollars, and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China (“PRC” or “China”).
The Parties Involved in the Merger
The Company
The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a leading platform of local on-demand retail and delivery in China.
The Company is the issuer of ordinary shares, par value US$0.0001 per share (each, a “Share”), including the Shares represented by American depositary shares, each representing four (4) Shares (each, an “ADS”).
The Company’s principal executive office is located at 22/F, Oriental Fisherman’s Wharf, No. 1088 Yangshupu Road, Yangpu District, Shanghai 200082, People’s Republic of China. Its telephone number at this address is +86 21 31657167. Its registered office in the Cayman Islands is located at the office of Maples Corporate Services Limited at P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.
For a description of the Company’s history, development, business and organizational structure, see the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2024, filed on April 14, 2025 (“Company’s Annual Report”), which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 98 for a description of how to obtain a copy of the Company’s Annual Report.
Parent
JD Sunflower Investment Limited (“Parent”) is a BVI business company with limited liability incorporated under the laws of the British Virgin Islands. Parent is wholly owned by JD.com Investment Limited, a BVI business company with limited liability incorporated under the laws of the British Virgin Islands, which in turn is wholly owned by JD.com, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands. Parent is a holding company through which JD.com, Inc. holds its equity interest in the Company. The business address of Parent is 20th Floor, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, People’s Republic of China.
Merger Sub
JD Sunflower Merger Sub Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is wholly owned by Parent. Merger Sub was formed for the purpose of arranging, entering into and completing the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger. The business address of Merger Sub is 20th Floor, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, People’s Republic of China.

JD.com Investment Limited
JD.com Investment Limited is a BVI business company with limited liability incorporated under the laws of the British Virgin Islands and is a direct wholly owned subsidiary of JD.com, Inc. JD.com Investment Limited wholly owns Parent. The business address of JD.com Investment Limited is 20th Floor, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, People’s Republic of China.
JD.com International Limited
JD.com International Limited (the “Sponsor”) is a company limited by shares incorporated under the laws of Hong Kong and is a direct wholly owned subsidiary of JD.com, Inc. JD.com International Limited is an intermediate holding company through which JD.com, Inc. holds equity interest in its subsidiaries in the PRC. The business address of JD.com International Limited is c/o Room 4318-19, Jardine House, 1 Connaught Place, Central, Hong Kong.
Windcreek Limited
Windcreek Limited is a BVI business company with limited liability incorporated under the laws of the British Virgin Islands and is a direct wholly owned subsidiary of JD.com Investment Limited. Windcreek Limited is principally engaged in the business of holding securities in portfolio companies in which JD invests. The business address of Windcreek Limited is c/o Room 4318-19, Jardine House, 1 Connaught Place, Central, Hong Kong.
JD.com, Inc.
JD.com, Inc (“JD”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands, with American depositary shares representing its Class A ordinary shares listed on the Nasdaq Global Select Market (“Nasdaq”) with the ticker “JD” and its Class A ordinary shares listed on the Main Board of the Stock Exchange of Hong Kong Limited under the stock codes “9618” (HKD counter) and “89618” (RMB counter). JD is a leading supply chain-based technology and service provider. The business address of JD is 20th Floor, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, People’s Republic of China.
During the last five years, none of the persons referred to above under the heading “The Parties Involved in the Merger,” and their directors and executive officers as listed in Annex E of this proxy statement has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
The Merger (Page 71)
You are being asked to vote to authorize and approve the Agreement and Plan of Merger dated as of April 1, 2025 among the Company, Parent and Merger Sub (the “Merger Agreement”), and the plan of merger required to be executed and filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), in connection with the Merger (as defined below) (the “Plan of Merger”), pursuant to which, once the Merger Agreement and the Plan of Merger are approved and authorized by the requisite vote of the registered shareholders of the Company and the other conditions to the completion of the transactions contemplated by the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will be merged with and into the Company and cease to exist (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) of the Merger. The Surviving Company will be wholly owned by Parent, and will continue to do business under the name “Dada Nexus Limited” following the Merger. Copies of the Merger Agreement and the form of the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger Consideration (Page 71)
Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each ordinary share of the Company, par value US$0.0001 per share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (as defined below), the Dissenting Shares (as defined below) and Shares (as defined below) represented by American depositary shares (each, an “ADS”), each representing four ordinary shares, par value US$0.0001 per share (each, a “Share”), will be cancelled in exchange for the right to receive US$0.5 in cash per Share without interest and net of any applicable withholding taxes (the “Per Share Merger Consideration”) and each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing the Excluded Shares, will be cancelled in exchange for the right to receive US$2.0 in cash per ADS, without interest and net of any applicable withholding taxes (the “Per ADS Merger Consideration”). Notwithstanding the foregoing, if the Merger is completed, the following shares will be cancelled and cease to exist at the Effective Time but will not entitle the holders thereof to receive the consideration described in the immediately preceding sentence:
(a)
(i) Shares (including Shares represented by ADSs) held by Parent, Merger Sub and any of their respective affiliates, (ii) Shares (including Shares represented by ADSs) beneficially owned by the Company or any subsidiary of the Company or held in the Company’s treasury, and (iii) Shares (including Shares represented by ADSs) held by JPMorgan Chase Bank, N.A., in its capacity as ADS depositary (the “ADS Depositary”) and reserved for issuance, settlement and allocation pursuant to the Company Share Plans (as defined below), in each case, immediately prior to the Effective Time, will be cancelled and cease to exist at the Effective Time without payment of any consideration or distribution therefor (collectively, the “Excluded Shares”); and

(b)
Shares that are issued and outstanding immediately prior to the Effective Time and that are held by registered shareholders who have validly exercised and have not effectively withdrawn or lost their rights to dissent from the Merger (the “Dissenting Shares”) in accordance with Section 238 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”) will be cancelled and cease to exist at the Effective Time and the holders of such Dissenting Shares will be entitled to receive only the payment of the fair value of their Dissenting Shares as determined by the Grand Court of the Cayman Islands in accordance with Section 238 of the Cayman Islands Companies Act.

Treatment of Company Share Awards (Page 72)
At the Effective Time, the Company will terminate the Second Amended and Restated 2015 Equity Incentive Plan of the Company and the Amended and Restated 2020 Share Incentive Plan of the Company (collectively, the “Company Share Plans”) and any relevant award agreements entered into under the Company Share Plans.
At the Effective Time, each option (each, a “Company Option”) to purchase Shares granted under the Company Share Plans, that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled in exchange for the right of each holder of such Company Option to receive cash, without interest and net of any applicable withholding taxes, as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Company Option and (y) the number of Shares underlying such Company Option (assuming such holder exercises such Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option will be cancelled without any cash payment being made in respect thereof.
At the Effective Time, each restricted share unit granted under the Company Share Plans (each, a “Company RSU”), that is (x) vested and outstanding immediately prior to the Effective Time and (y) unvested, outstanding and held by any independent director of the Company immediately prior to the Effective Time, will be cancelled in exchange for the right of the holder of such Company RSU to receive cash, without interest and net of any applicable withholding taxes, as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, in the amount equal to the Per Share Merger Consideration for each Share underlying such Company RSU.
At the Effective Time, each Company RSU that is unvested and outstanding immediately prior to the Effective Time (other than those held by the independent directors of the Company) will be cancelled in exchange for the right of each holder of such Company RSU to receive a restricted share unit or similar award that entitles that holder to receive such number of Class A ordinary share(s) of JD (rounded down to the nearest whole share) as is equal to the product obtained by multiplying (x) the number of Shares underlying such unvested Company RSU by (y) the Exchange Ratio (as defined below), and such newly issued RSUs will be subject to vesting conditions and provisions relating to vesting acceleration (if any) the same as, and other terms and conditions substantially the same as, those that were applicable to such unvested Company RSUs immediately prior to the Effective Time. The “Exchange Ratio” means the Per Share Merger Consideration divided by the result of dividing (x) the average closing price of an American depositary share of JD listed on Nasdaq during the five (5) consecutive trading days immediately preceding the closing date of the Merger by (y) the number of Class A ordinary shares of JD represented by such an American depositary share of JD listed on Nasdaq.
Purposes and Effects of the Merger (Page 43)
The purpose of the Merger is to enable Parent to acquire 100% ownership and control of the Company in a transaction in which the Company’s registered shareholders and ADS holders, other than holders of the Excluded Shares and Dissenting Shares, will be cashed out in exchange for the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, so that Parent will bear the rewards and risks of the ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. See “Special Factors — Purposes of and Reasons for the Merger” beginning on page 43 for additional information.
The ADSs are currently listed on Nasdaq under the symbol “DADA.” Following the consummation of the Merger, the Company will cease to be a publicly traded company and will be a privately held company wholly owned by Parent. Following the completion of the Merger, the ADSs will no longer be listed on any securities exchange or quotation system, including Nasdaq. See “Special Factors — Effects of the Merger on the Company” beginning on page 44 for additional information.
Plans for the Company after the Merger (Page 48)
Upon the completion of the Merger, Parent will own 100% of the equity interest in the Surviving Company, and the Company will cease to be a publicly traded company. Upon the completion of the Merger and the anticipated deregistration of the Shares and ADSs, the Company will no longer be subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the compliance and reporting requirements of Nasdaq and the related direct and indirect costs and expenses.
Position of the JD Group as to the Fairness of the Merger (Page 30)
The JD Group believes that the Merger is fair, both substantively and procedurally, to the Company and its shareholders and ADS holders, other than shareholders and ADS holders who are affiliates of the Company and the holders of Excluded Shares (such unaffiliated shareholders and ADS holders are referred to herein as the “Unaffiliated Security Holders”). Their belief is based upon the factors discussed under the section entitled “Special Factors — Position of the JD Group as to the Fairness of the Merger” beginning on page 30.
The JD Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the JD Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the Merger Proposal.
Financing of the Merger (Page 49)
The Company and the JD Group estimate that the total amount of funds necessary to complete the Merger and the related transactions, excluding payment of fees and expenses in connection with the Merger, is anticipated to be approximately US$189.9 million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the JD Group did not consider the value of the Excluded Shares, which will be cancelled for no consideration pursuant to the Merger Agreement.
The JD Group expects this amount to be provided through cash contribution by the Sponsor, in accordance with the commitment letter entered into by Parent with the Sponsor, dated April 1, 2025 (the “Commitment Letter”), pursuant to which the Sponsor has agreed, subject to the terms and conditions thereof, to provide the necessary financing for the Transactions. See “Special Factors — Financing of the Merger” beginning on page 49 for additional information.
Limited Guarantee (Page 50)
Concurrently with the execution and delivery of the Merger Agreement, the Sponsor executed and delivered a limited guarantee in favor of the Company (the “Limited Guarantee”), pursuant to which the Sponsor agrees to guarantee the payment obligations of Parent under the Merger Agreement for the Parent Termination Fee and certain cost and expenses that, in each case, may become payable to the Company by Parent under certain circumstances and subject to the terms and conditions as set forth in the Merger Agreement. See “Special Factors — Limited Guarantee” beginning on page 50 for additional information.
Opinion of the Special Committee’s Financial Advisor (Page 36)
Pursuant to an engagement letter dated February 14, 2025 (the “D&P Engagement Letter”), the Special Committee engaged Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to serve as its independent financial advisor and to provide a fairness opinion in connection with the Merger. On April 1, 2025, Duff & Phelps rendered its oral opinion (which was subsequently confirmed in writing by the delivery of Duff & Phelps’ written opinion, dated as of April 1, 2025, addressed to the Special Committee) to the Special Committee, to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs).
The opinion of Duff & Phelps was addressed to the Special Committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration to be received by holders of Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, and does not address any other aspect or implication of the Merger. The summary of the opinion of Duff & Phelps in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in preparing its opinion. We encourage holders of Shares and ADSs to read carefully the full text of the written opinion of Duff & Phelps. However, the opinion of Duff & Phelps, the summary of the opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute, advice or a recommendation to any shareholder or holder of ADSs, of the Company as to how to act or vote with respect to the Merger or any other matter. See “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 36 for additional information.
Interests of the Company’s Executive Officers and Directors in the Merger (Page 51)
In considering the recommendation of the Special Committee and the Board, the Company’s registered shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions that are different from, and/or in addition to, the interests of the Company’s registered shareholders generally. These interests include:

•
among the directors of the Company, Mr. Kevin Qing Guo is affiliated with the JD Group in his capacity as a consultant to JD, and Mr. Ian Su Shan is affiliated with the JD Group in his capacity as the chief financial officer and chief climate officer of JD;

•
the continued beneficial ownership interest in the Surviving Company and its affiliates post-closing of the Merger by Mr. Kevin Qing Guo, Mr. Ian Su Shan and Mr. Henry Jun Mao;

•
the cash-out of certain unvested Company RSUs held by the Company’s independent directors;

•
continued indemnification rights, rights to advancement of fees and directors and officers liability insurance, which will continue to be provided to the existing directors and officers of the Company following the completion of the Merger. See “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” of this proxy statement;

•
the compensation at a rate of US$25,000 per month for the chairperson of the Special Committee and US$20,000 per month for the other members of the Special Committee, respectively, in exchange for each member’s services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

•
the expected continuation of service of most executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 50 for additional information.
Conditions to the Merger (Page 82)
The consummation of the Merger is subject to the satisfaction or waiver (where permissible under applicable law) of the following conditions:
•
the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being authorized and approved by the affirmative vote of holders of Shares representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy as a single class at the extraordinary general meeting or any adjournment or postponement thereof (the “Requisite Company Vote”); and

•
no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or order that has or would have the effect of enjoining, restraining or prohibiting the consummation of the Merger.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties of the Company in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing of the Merger, subject to certain qualifications;

•
the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger;

•
the holders of no more than 12% of the Shares having validly served and not validly withdrawn a notice of dissent under Section 238(2) of the Cayman Islands Companies Act;

•
there not having been any Company Material Adverse Effect since the date of the Merger Agreement that is continuing; and

•
the Company having delivered to Parent a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions above.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties of Parent and Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing of the Merger, subject to certain qualifications;

•
Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by each of them on or prior to the closing date of the Merger; and

•
Parent having delivered to the Company a certificate, dated the closing date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions above.

Termination of the Merger Agreement (Page 84)
The Merger Agreement may be terminated at any time prior to Effective Time:
(a)   by mutual written consent of Parent and the Company (if by the Company, acting at the direction of the Special Committee);
(b)   by either the Parent or the Company (if by the Company, acting at the direction of the Special Committee), if:
•
the Effective Time having not occurred on or before January 1, 2026 (the “Long Stop Date”);

•
any governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any final and non-appealable law or order, which has the effect of preventing or prohibiting the consummation of the Merger; or

•
the Requisite Company Vote having not been obtained at the Shareholders Meeting duly convened therefor and concluded or at any adjournment or postponement thereof,

in each case, provided that, this termination right is not be available to any party whose failure (or, in the case of Parent, the failure of Parent or Merger Sub) to fulfill any of its obligations under the Merger Agreement has been a primary cause of, or resulted in, the failure of the Merger to be consummated by the Long Stop Date or the applicable condition(s) being satisfied;
(c)   by the Company, upon:
•
a Parent Breach Termination Event;

•
a Parent Failure to Close Termination Event; or

•
a Superior Proposal Termination Event;

(d)   by Parent, upon any Parent Termination Event,
each as defined in the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 84.
U.S. Federal Income Tax Consequences (Page 54)
The receipt of cash by a U.S. Holder (as defined below) pursuant to the Merger or through the exercise of dissenters’ rights in connection with the Merger will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. As indicated in the Company’s Annual Report, we believe that we were a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes for our 2024 taxable year. However, we do not believe that we were a PFIC for U.S. federal income tax purposes for our 2023 taxable year or for our 2022 taxable year, as indicated on our prior annual reports on Form 20-F for the fiscal years ended December 31, 2023 and 2022, respectively (such prior annual reports, together with the Company’s Annual Report, the “Prior Annual Reports”). Moreover, we will likely be a PFIC for our 2025 taxable year, which may result in adverse U.S. federal income tax consequences to U.S. investors, including increased tax liability on gains on the disposition of the Shares and/or ADSs pursuant to the Merger and additional reporting requirements. See “Special Factors — U.S. Federal Income Tax Consequences” beginning on page 54. The tax consequences of the Merger or the exercise of dissenters’ rights to a U.S. Holder will depend upon its personal circumstances. Each U.S. Holder should consult its tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Merger.
PRC Income Tax Consequences (Page 58)
The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gains recognized on the receipt of cash for the Shares or ADSs should otherwise be subject to PRC income tax to holders of such Shares or ADSs that are not PRC tax residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gains recognized on the receipt of cash for the Shares or ADSs pursuant to the Merger by the holders of such Shares or ADSs who are not PRC tax residents could be treated as PRC-sourced income that would be subject to PRC enterprise income tax at a rate of 10% in the case of enterprises or individual income tax at a rate of 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, regardless whether the Company is considered a resident enterprise, gains recognized on the receipt of cash for Shares or ADSs will be subject to PRC income tax if the holders of such Shares or ADSs are PRC tax residents. The Company does not believe that the Merger (or the Company’s offshore structure) is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as purchaser) will not withhold any PRC enterprise income tax (under Bulletin 7 and Bulletin 37) from the merger consideration to be paid to holders of Shares or ADSs. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.
Please see “Special Factors — PRC Income Tax Consequences” beginning on page 58 for additional information.
Cayman Islands Tax Consequences (Page 59)
The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares or ADSs under the terms of the Merger Agreement. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed in or produced before a court in the Cayman Islands (for example, for enforcement); (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger; and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette. See “Special Factors — Cayman Islands Tax Consequences.”
Regulatory Matters (Page 54)
The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the federal securities laws and applicable listing rules of Nasdaq, and (b) the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette.
Litigation Related to the Merger (Page 54)
We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or the Transactions.

Accounting Treatment of the Merger (Page 54)
The Merger will be accounted for in accordance with Accounting Standards Codification 805-50, Business Combinations — Transactions between Entities under Common Control. As Parent controls the Company and will continue to control the Company after the Merger, the net assets transferred will be recorded at their carrying amount, and no gain or loss will be recognized in the consolidated statements of operations and comprehensive income of Parent.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE
MERGER
The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:
Why am I receiving this proxy statement?

A:
On April 1, 2025, the Company entered into the Merger Agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the Merger Proposal and the Adjournment Proposal (both as described below).

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on                  , at             a.m. (Beijing time) at                  .

Q:
What am I being asked to vote on?

A:
You will be asked to consider and vote on the following proposals:

•
Proposal No. 1 — The Merger Proposal — as special resolutions, that:

the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including (i) the Merger, and (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new memorandum and articles of association at the Effective Time, in the form attached as Appendix II to the Plan of Merger (the “Adoption of Amended M&A”), be authorized and approved; and
each of the members of the Special Committee be authorized to execute and deliver, on behalf of the Company, the Plan of Merger together with any supporting documentation, and to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger and the Adoption of Amended M&A.
•
Proposal No. 2 — The Adjournment Proposal — if necessary, as an ordinary resolution, that the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:
What is the Merger?

A:
The Merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company and cease to exist. Once the Merger Agreement and the Plan of Merger are approved and authorized by the Company’s shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company after the Merger. If the Merger is consummated, the Company will continue its operations as a privately held company beneficially owned by Parent and, as a result of the Merger, the ADSs will no longer be listed on Nasdaq and the ADS program for the Shares will be terminated.

Q:
When do you expect the Merger to be completed?

A:
We are working towards completing the Merger as quickly as possible and currently expect the Merger to close within the third quarter of 2025. In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.
Q:
How does the Board recommend that I vote on the proposals?

A:
After careful consideration, and upon the unanimous recommendation of the Special Committee, the Board (other than Mr. Kevin Qing Guo and Mr. Ian Su Shan who recused themselves from the meeting of the Board) recommends you to vote:

•
FOR the Merger Proposal; and

•
FOR the Adjournment Proposal.

Q:
How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name in the register of members maintained by the Company as of 5 p.m. Cayman Islands time on the Share Record Date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than           a.m. (Beijing time),          , being 48 hours before the time appointed for the extraordinary general meeting, which is the deadline to lodge your proxy card for it to be valid, so that your Shares may be represented and voted at the extraordinary general meeting. Alternatively, you can attend the extraordinary general meeting and vote in person. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:
How do I vote if I own ADSs?

A:
If you own ADSs as of the close of business in New York City on the ADS Record Date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 9:00 a.m. (New York City time) on                  , 2025 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may only vote at the extraordinary general meeting directly if you surrender your ADSs for cancellation to the ADS Depositary at least five New York business days prior to the Share Record Date and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. There is no guarantee that Shares can be timely delivered to the order of surrendering holders of ADSs.
Q:
If my Shares or ADSs are held in a brokerage, bank or other securities account, will my broker, bank or other securities intermediary vote my Shares or ADSs on my behalf?

A:
Your broker, bank or other securities intermediary will only vote your Shares on your behalf or give voting instruction with respect to Shares underlying your ADSs on your behalf if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other securities intermediary regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other securities intermediary how to vote your Shares that it holds, those Shares or ADSs will not be voted.

Q:
What will happen if I abstain from voting or fail to vote on the Merger Proposal?

A:
If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, bank, or other securities intermediary, your vote will not be counted; provided that if you are a registered holder of Shares and submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR each of the proposals to be voted at the extraordinary meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.
The ADS Depositary has advised us that, pursuant to the terms of the deposit agreement (the “Deposit Agreement”), dated as of June 5, 2020, among the Company, the ADS Depositary, and the registered holders and beneficial owners from time to time of ADSs issued thereunder, it will not itself exercise any voting discretion in respect of any Shares represented by ADSs and it will not vote or attempt to exercise the right to vote any Shares represented by ADSs other than in accordance with voting instructions received from the relevant ADS holder.
Q:
May I change my vote?

A:
Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•
First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s office at                  , People’s Republic of China, Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting.

•
Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than           a.m. (Beijing time) on                  , being 48 hours before the time appointed for the extraordinary general meeting which is the deadline to lodge your proxy card.

•
Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

Registered holders of ADSs on the books of the ADS Depositary may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 9:00 a.m. (New York City time) on                  , 2025. A registered holder of ADSs on the books of the ADS Depositary can do this by completing, dating and submitting a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked. The ADS Depositary, however, will follow the voting instructions set forth on the last timely received voting instruction card irrespective of the dates set forth on any such cards.
If you hold your Shares or ADSs through a broker, bank or other securities intermediary and you have instructed your broker, bank or other securities intermediary to vote your Shares or ADSs, you must follow directions received from the broker, bank or other securities intermediary to change your instructions.
Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:
If I am a holder of certificated Shares or ADRs, should I send in my Share certificates or my ADRs now?

A:
No, please do not send in your share certificates or ADRs now. After the Merger is completed, holders of certificated Shares will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the Per Share Merger Consideration. Similarly, after the Merger is completed, ADR holders will be sent a form of letter of transmittal with detailed written instructions for exchanging your ADRs for the Per ADS Merger Consideration.
All holders of uncertificated Shares and uncertificated ADSs whose Shares or ADSs are held in book-entry will automatically receive their net merger consideration shortly after the Merger is completed without any further action required on the part of such holders. If your ADSs are held in a securities account with a broker or other securities intermediary, your broker or other securities intermediary will credit the net merger consideration to your account.
Q:
What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:
The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be consummated. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the merger consideration to such person, so long as such person is the registered holder of such Shares when the Merger is consummated. In such case, your vote is still very important and you are encouraged to vote.

The ADS Record Date is the close of business in New York City on                  , 2025. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the merger consideration to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is consummated.
Q:
Am I entitled to dissenters’ rights?

A:
Registered shareholders who have validly exercised and have not effectively withdrawn or lost their right to dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands in accordance with Section 238 of the Cayman Islands Companies Act and subject to Section 239 of the Cayman Islands Companies Act, if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights. A copy of Section 238 is attached as Annex D to this proxy statement. The fair value of each of their Shares as determined by the Grand Court of the Cayman Islands under the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary for cancellation, pay the ADS Depositary’s fees required for the cancellation of their ADSs (US$0.05 per ADS cancelled and any other fees, charges and expenses owing and/or payable by the ADS holders pursuant to the Deposit Agreement), provide instructions for the registration of the corresponding Shares in the Company’s register of members, and certify that they have not given, and will not give, voting instructions as to their ADS (or, alternatively, that they will not vote the corresponding Shares) before 10:00 a.m. (New York City time) on                  , 2025, and become registered holders of Shares prior to the vote to authorize and approve the Merger is taken at the extraordinary general meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Act.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 88 as well as “Annex D — Cayman Islands Companies Act — Section 238” to this proxy statement carefully. This proxy statement is not to be construed or taken as legal advice on Cayman Islands law. Registered shareholders who wish to exercise any rights under Section 238 of the Cayman Islands Companies Act, or otherwise, should obtain their own copy of the complete Cayman Islands Companies Act and seek legal advice from a law firm authorized to practice Cayman Islands law without delay.
Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:
Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:
Yes. To assist in the solicitation of proxies, the Company has engaged Sodali & Co as its proxy solicitor.

Q:
Who can help answer my questions?

A:
If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact the Company’s proxy solicitor Sodali & Co at: (800) 662-5200 (toll free in North America) or +1 (203) 658-9400 or by email at DADA@info.sodali.com.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS
Background of the Merger
Most of the events leading to the execution of the Merger Agreement described in this “Background of the Merger” occurred in the PRC. Unless otherwise indicated, all dates and times referenced in this Background of the Merger refer to Beijing Time.
The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management have, from time to time, considered strategic alternatives that may be available to the Company.
As a significant shareholder of the Company, JD.com, Inc. (“JD”) considered from time to time the Company’s business, operations, financial condition, market conditions and other developments and factors. In early January 2025, at JD’s request, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), JD’s day-to-day U.S. legal counsel, briefed JD on the overall requirements and typical processes under the U.S. securities laws of a going private transaction.
On January 25, 2025, JD submitted a preliminary non-binding proposal letter (the “Proposal”) to the Board, proposing to acquire all of the outstanding Shares and ADSs of the Company not already owned by JD’s subsidiaries in a going private transaction for US$0.5 in cash per Share and US$2.0 in cash per ADS (the “Proposed Transaction”). In the Proposal, JD noted that it was only interested in the Proposed Transaction and would not sell their shares in the Company to any third party. JD also noted that it intended to finance the Proposed Transaction with cash funded by JD entities and that it anticipated no need for debt financing.
Later on the same date, Mr. Kevin Qing Guo and Mr. Ian Su Shan, two members of the Board who are interested in the Proposed Transaction due to their affiliations with JD, notified the Board that they would recuse themselves from all Board meetings in relation to the Proposed Transaction. Mr. Kevin Qing Guo is a consultant to JD. Mr. Ian Su Shan is the chief financial officer and chief climate officer of JD.
On January 26, 2025, the Board (without the presence of Mr. Kevin Qing Guo and Mr. Ian Su Shan) convened a meeting via conference call to discuss the Proposal. During the meeting, the attending directors discussed the various qualifications of the directors of the Company to serve on a special committee of the Board to evaluate the Proposal. After the discussion, the Board determined that it was in the best interests of the Company and its shareholders to establish a special committee of independent directors (the “Special Committee”) and thus passed a resolution establishing the Special Committee to consider the Proposal, consisting of independent directors Ms. Laura Marie Butler, Ms. Baohong Sun and Ms. Jian Han, with Ms. Laura Marie Butler serving as the chairperson of the Special Committee. The Board then granted the Special Committee the full power and authority to, among other things, (i) make such investigation of the Proposal, the Proposed Transaction and any matters relating thereto as the Special Committee, in its sole discretion, deems appropriate, (ii) evaluate the terms of the Proposal, (iii) discuss and negotiate with JD and its representatives the proposed terms of the Proposed Transaction, (iv) explore any alternatives to the Proposed Transaction as the Special Committee, in its sole discretion, deems appropriate, including maintaining the Company’s current status as a public company, (v) if and when appropriate, negotiate definitive agreements with respect to the Proposed Transaction or any alternative transaction, (vi) report to the Board the recommendations and conclusions of the Special Committee with respect to the Proposed Transaction or any alternative transaction and any recommendation as to whether the final terms of the Proposed Transaction or any alternative transaction are fair to and in the best interests of the shareholders of the Company other than JD or its affiliates and should be approved by the Board and, if applicable, by the Company’s shareholders, and (vii) retain, in its sole discretion, and on terms and conditions acceptable to the Special Committee, such advisors, including legal counsel, financial advisors and outside consultants, as the Special Committee deems appropriate to assist the Special Committee in discharging its responsibilities.
On January 27, 2025, the Company issued a press release announcing its receipt of the Proposal and establishment of the Special Committee, and furnished the press release as an exhibit to its current report on form 6-K with the SEC.

On January 29, 2025, JD, JD.com Investment Limited, Parent and Windcreek Limited jointly filed an amendment to the Schedule 13D with the SEC in connection with the Proposal.
From late-January to mid-February 2025, the Special Committee considered proposals from and conducted interviews with multiple investment banks and law firms that had expressed interest in being considered for the roles of the financial advisor, the U.S. legal counsel and the Cayman Islands legal counsel to the Special Committee, respectively. After due consideration of the credentials, experience, reputation and other characteristics of each financial advisor candidate and each legal counsel candidate, the Special Committee retained Duff & Phelps as its financial advisor, Gibson, Dunn &Crutcher LLP (“Gibson Dunn”) as its U.S. legal counsel, and Appleby as its Cayman Islands legal counsel, to assist the Special Committee in evaluating and negotiating the Proposed Transaction or any alternative transaction.
On February 6, 2025, JD engaged Harney Westwood & Riegels (“Harneys”) as its Caymans Islands legal counsel in connection with the Proposed Transaction.
On February 14, 2025, the Special Committee convened a meeting via video conference with representatives of Gibson Dunn and Duff & Phelps to discuss the terms of their respective engagement letters and the engagement letter of Appleby. The Special Committee also discussed with Gibson Dunn and Duff & Phelps the logistics and next steps in respect of the Proposed Transaction.
Later on the same date, the Company issued a press release announcing the Special Committee’s retention of Duff & Phelps as its financial advisor and Gibson Dunn as its U.S. legal counsel, and furnished the press release as an exhibit to its current report on Form 6-K with the SEC.
On February 15, 2025, Skadden, on behalf of JD, sent a due diligence request list to Gibson Dunn. The request list set forth the information and materials JD requested the Company to provide in order for JD to conduct due diligence review of the Company.
On February 17, 2025, the Special Committee convened a meeting via video conference with representatives of Gibson Dunn and Duff & Phelps. The Special Committee reviewed the results of a market study on the compensation of special committee members conducted by Duff & Phelps at the Special Committee’s direction. The market study outlined the compensation of special committee members in precedent going-private transactions of U.S.-listed Chinese companies. The Special Committee also authorized Duff & Phelps to conduct financial due diligence on the Company, and discussed with representatives of Duff & Phelps and Gibson Dunn the logistics related to the due diligence process. Representatives of Gibson Dunn explained to the Special Committee the process of a going-private transaction and their fiduciary duties to the Company and its shareholders under Cayman Islands law. The Special Committee and representatives of Gibson Dunn further discussed (i) proposed charter documents of the Special Committee and related resolutions, and (ii) a draft confidentiality agreement to be entered into with JD. The Special Committee instructed Gibson Dunn to send the draft confidentiality agreement to Skadden.
On the same date following the Special Committee meeting, Gibson Dunn sent to Skadden an initial draft of the confidentiality agreement between the Special Committee (acting on behalf of the Company) and JD.
After discussing the draft confidentiality agreement with JD, Skadden provided Gibson Dunn with comments on February 20, 2025.
On February 21, 2025, Gibson Dunn and Skadden exchanged comments on and negotiated the confidentiality agreement with JD.
On February 24, 2025, the Special Committee convened a meeting via video conference with representatives of Gibson Dunn and Duff & Phelps. The Special Committee, Gibson Dunn and Duff & Phelps discussed the confidentiality agreement to be entered into with JD. Based on the discussion, the Special Committee instructed Gibson Dunn to finalize the confidentiality agreement with Skadden. The Special Committee, Gibson Dunn and Duff & Phelps next discussed the compensation of Special Committee members. Based on the discussion, the Special Committee directed Gibson Dunn to finalize the charter of the Special Committee. Subsequently, Duff & Phelps provided a verbal update on its financial due diligence on the Company. The Special Committee and representatives of Gibson Dunn and Duff & Phelps also discussed other action items, including information that the Special Committee would like Duff & Phelps to request from the Company for due diligence purposes. The Special Committee also inquired about the communications protocol recommended for the Special Committee, to which Gibson Dunn responded. After representatives of Duff & Phelps exited the meeting, the Special Committee and representatives of Gibson Dunn discussed (i) a letter received from an alleged shareholder regarding the potential going-private transaction, (ii) the fiduciary duties of the Special Committee members, and (iii) general market practices in respect of pre-signing market checks, post-signing “go-shop” procedures, and “majority of the minority” voting provisions in similar going private transactions. After discussion, the Special Committee instructed Gibson Dunn to share the letter with Duff & Phelps and work with Duff & Phelps to provide the Special Committee with a survey of market practices.
Following the Special Committee meeting, on the same date, the Special Committee passed unanimous written resolutions to approve and adopt the Special Committee Charter, which documented, among other things, the authority, responsibilities, duties, compensation, reimbursement and indemnification of the Special Committee members.
Later on the same date, Gibson Dunn and Skadden finalized the confidentiality agreement to be entered into with JD.
On February 25, 2025, representatives of Duff & Phelps separately reached out to the Company’s management, raising certain information requests to facilitate the Special Committee’s evaluation of the Proposed Transaction.
On the same date, the Special Committee and JD entered into the confidentiality agreement, which contains customary provisions restricting the disclosure and use of confidential information by JD and its affiliates relating to the Company or the Proposed Transaction and a customary “standstill” provision restricting JD and its affiliates from acquiring Shares or ADSs without the Special Committee’s consent. The confidentiality agreement also obligated JD to obtain the Special Committee’s prior written approval before any person may participate in a consortium alongside JD in connection with the Proposed Transaction.
Later on the same date, Skadden sent an initial draft of the Merger Agreement to Gibson Dunn. Around the same date, JD decided to retain UBS AG Hong Kong Branch (“UBS”) as its financial advisor in connection with the Proposed Transaction.
After entering into the confidentiality agreement with JD, on February 26, 2025, Gibson Dunn shared with the Company the due diligence request list provided by Skadden on February 15, 2025.
Between February 26, 2025 and the signing of the Merger Agreement, representatives of JD conducted confirmatory legal, business and financial due diligence on the Company.
On February 28, 2025, Gibson Dunn provided the Special Committee with an issues list identifying the key issues in Skadden’s initial draft of the Merger Agreement received on February 25, 2025. Duff & Phelps provided the Special Committee with studies on pre-signing market checks, post-signing “go-shop”, and termination fee arrangements in precedent going-private transactions. The study on pre-signing market checks and post-signing “go-shop” summarized the usage of pre-signing market checks and/or post-signing “go-shop” (i) in going-private transactions of Cayman- or British Virgin Islands-domiciled, U.S.-listed Chinese companies since 2016, and (ii) where the buyer held more than 60% of the voting power of such Cayman- or British Virgin Islands-domiciled, U.S.-listed Chinese companies. The study on termination fee arrangements presented data on company termination fees, reverse termination fees and their respective ratios in comparison to the relevant deal value, in going-private transactions of Cayman- or British Virgin Islands-domiciled, U.S.-listed Chinese companies since 2014.
On March 2, 2025, Gibson Dunn provided the Special Committee with a survey on market practices regarding “majority of the minority” voting requirements and dissenting shareholder conditions in precedent going private transactions.
On March 4, 2025, the Special Committee convened a meeting via video conference with representatives of Gibson Dunn and Duff & Phelps. Duff & Phelps verbally updated the Special Committee on the progress of its financial due diligence and that Duff & Phelps expected to receive from the Company its financial projections soon. Based on the discussion with the Special Committee, Duff & Phelps proposed a call with the Special Committee later in the week to review the financial projections, to which the Special Committee agreed. Duff & Phelps next discussed with the Special Committee the results of its survey of market practices regarding pre-signing market check, post-signing “go-shop,” and termination fee arrangements in similar going private transactions. The Special Committee and representatives of Gibson Dunn and Duff & Phelps also discussed the timetable for the Proposed Transaction. After representatives of Duff & Phelps exited the meeting, Gibson Dunn explained to the Special Committee its survey on market practices regarding “majority of the minority” voting requirements and dissenting shareholder conditions in similar going private transactions. At the request of the Special Committee, Gibson Dunn then walked the Special Committee through the list of key issues identified by Gibson Dunn in the initial draft of the Merger Agreement.
On March 7, 2025, the Company’s management provided the draft financial projections they prepared to Duff & Phelps, which Duff & Phelps then circulated to the Special Committee and Gibson Dunn.
Later on the same date, the Special Committee convened a meeting via video conference with representatives of Gibson Dunn and Duff & Phelps. At the meeting, Duff & Phelps walked the Special Committee through the draft financial projections prepared by the Company’s management. Based on these discussions, the Special Committee instructed Duff & Phelps to perform its valuation analysis of the Company based on the draft financial projections and other information that Duff & Phelps deems appropriate and relevant. After representatives of Duff & Phelps exited the meeting, the Special Committee and representatives of Gibson Dunn discussed various action items relating to the Merger Agreement and the Proposed Transaction.
On March 8, 2025, Gibson Dunn provided Skadden with a markup of the initial draft of the Merger Agreement, which reflected discussions with the Special Committee. The markup included, among other things, (i) a post-signing “go-shop” concept, (ii) a “fiduciary out” mechanism allowing the Board to consider and recommend a superior proposal, (iii) a “majority of the minority” voting requirement, (iv) a full set of representations and warranties to be given by Parent and Merger Sub, (v) a proposal that the “parent termination fee” and the “company termination fee” be 2% and 1%, respectively, of the equity value of the Company, and (vi) rejection of JD’s position that the obligation of Parent and Merger Sub to consummate the transaction shall be conditioned on holders of no more than five percent (5%) of the Shares of the Company having validly exercised their right to dissent under the Cayman Islands Companies Act (the “Maximum Dissent Closing Condition”). Gibson Dunn also requested Skadden to provide details of JD’s financing plan.
On March 11, 2025, the Special Committee convened a meeting via video conference with representatives of Gibson Dunn and Duff & Phelps. Gibson Dunn provided the Special Committee with an update on the status of the transaction documents. Duff & Phelps then verbally briefed the Special Committee on the progress of its financial due diligence and financial analysis.
On March 13, 2025, Skadden sent a revised draft of the Merger Agreement to Gibson Dunn. The revised draft of the Merger Agreement reflected, among other things, JD’s positions (i) that the Proposed Transaction be funded by JD.com International Limited (the “Sponsor”) pursuant to a Commitment Letter, (ii) that the Maximum Dissent Closing Condition be reinstated while relaxing the maximum dissent percentage to seven percent (7%), (iii) that the post-signing “go-shop” concept, the “fiduciary out” mechanism and the “majority of the minority” voting requirement be rejected. JD accepted the Company’s proposal that the “parent termination fee” and the “company termination fee” be 2% and 1%, respectively, of the equity value of the Company.
On March 14, 2025, representatives of Gibson Dunn and Skadden negotiated various issues raised in the revised draft of the Merger Agreement, including the source and certainty of JD’s financing, the “fiduciary out” mechanism, the Maximum Dissent Closing Condition and various representations and warranties.
On March 15, 2025, Gibson Dunn provided to the Special Committee an issues list covering the key issues in Skadden’s revised draft of the Merger Agreement.
On March 17, 2025, the Special Committee convened a meeting via video conference with representatives of Gibson Dunn and Duff & Phelps. Gibson Dunn provided the Special Committee with an update on the status of the transaction documents. Duff & Phelps then verbally briefed the Special Committee on the progress of its financial due diligence and financial analysis. After the representatives of Duff & Phelps exited the meeting, Gibson Dunn walked the Special Committee through the list of key issues identified in the revised draft of the Merger Agreement provided by Skadden. The Special Committee and representatives of Gibson Dunn also discussed the anticipated timing of the Proposed Transaction.
On March 18, 2025, Skadden sent to Gibson Dunn initial drafts of the Commitment Letter and the Limited Guarantee (collectively, the “Ancillary Agreements”).
Later on the same date, Gibson Dunn provided Skadden with a markup of the revised draft of the Merger Agreement, which included substantially similar positions on the issues as described above in respect of Gibson Dunn’s markup of the initial draft of the Merger Agreement on March 8, 2025.
On March 19, 2025, at the request of the Special Committee, the Company’s management provided the Special Committee with certain information regarding the Company’s equity incentive awards to assist the Special Committee in assessing the terms of the Merger Agreement.
Later on the same date, Gibson Dunn returned comments on the draft Ancillary Agreements to Skadden. Skadden provided Gibson Dunn with a revised draft of the Merger Agreement which, among other things, (i) reinstated the concept of the Maximum Dissent Closing Condition while relaxing the maximum dissent percentage to ten percent (10%), (ii) proposed to condition the Board’s right to accept an alternative acquisition proposal on the offer price in such proposal exceeding JD’s offer price by at least fifty percent (50%) (the “Minimum Price Premium Condition”), and (iii) rejected the post-signing “go-shop” concept and the “majority of the minority” voting requirement.
On March 20, 2025, Gibson Dunn provided the Special Committee with an issues list covering the key issues in Skadden’s revised draft of the Merger Agreement.
Between March 22, 2025 and March 24, 2025, Gibson Dunn and Skadden exchanged drafts of the Ancillary Agreements.
On March 24, 2025, representatives of Gibson Dunn and Skadden negotiated the Ancillary Agreements via teleconference.
Later on the same date, the Special Committee convened a meeting via video conference with representatives of Gibson Dunn and Duff & Phelps. Representatives of Duff & Phelps first verbally updated the Special Committee on the progress of its financial due diligence and financial analysis on the Company. Based on the discussion, the Special Committee instructed Gibson Dunn to contact Skadden to commence price negotiations and request a higher price. After representatives of Duff & Phelps exited the meeting, Gibson Dunn walked the Special Committee through the list of key issues identified in the revised draft of the Merger Agreement provided by Skadden. The Special Committee and representatives of Gibson Dunn also discussed logistics and next steps.
On March 25, 2025, Gibson Dunn, on behalf of the Special Committee, requested Skadden via email that JD increase its proposed price. In the same email, Gibson Dunn also provided Skadden with a markup of the revised draft of the Merger Agreement which, among other things, rejected the Maximum Dissent Closing Condition and the Minimum Price Premium Condition and reinstated the post-signing “go-shop” concept and the “majority of the minority” voting requirement. On the same date, JD held a meeting via teleconference with Skadden and UBS, at which representatives of Skadden provided an overview of the pending issues in the Merger Agreement and representatives of Skadden and UBS responded to JD’s questions as to the prevailing practices in precedent going private transactions.
Later on the same date, Gibson Dunn and Skadden negotiated and substantially finalized the terms of the Ancillary Agreements. Skadden also shared with Gibson Dunn a copy of the Sponsor’s recent bank statement, evidencing the sufficiency of the Sponsor’s funds to finance the Proposed Transaction.
On March 26, 2025, Skadden sent to Gibson Dunn a revised draft of the Merger Agreement, stating that JD was unable to agree to a price increase and believed the proposed price offered fair value to the Company’s shareholders unaffiliated with JD. The revised draft also, among other things, (i) reinstated the Maximum Dissent Closing Condition while agreeing to further raise maximum dissent percentage to twelve percent (12%), (ii) reinstated the Minimum Price Premium Condition while agreeing to lower the premium percentage at twenty-five percent (25%), and (iii) rejected the post-signing “go-shop” concept and “majority of the minority” voting requirement.
Later on the same date, representatives of Gibson Dunn and representatives of Skadden held a teleconference to discuss the remaining key issues in Skadden’s revised draft of the Merger Agreement, including qualification of the Company’s representations and warranties by JD’s knowledge prior to the date of the Merger Agreement, post-signing “go-shop” concept, change in the Company’s recommendation of the Proposed Transaction and related termination right, the Minimum Price Premium Condition, the Maximum Dissent Closing Condition, and the “majority of the minority” vote requirement, among others.
On March 27, 2025, the Special Committee convened a meeting via video conference with representatives of Gibson Dunn and Duff & Phelps. At the meeting, representatives of Gibson Dunn reported to the Special Committee that the draft Merger Agreement as revised by Skadden stated that JD was unable to agree to a price increase and believed the proposed price offered fair value to the Company’s shareholders unaffiliated to JD. The Special Committee and representatives of Gibson Dunn and Duff & Phelps discussed JD’s position and next step in the price negotiation. Representatives of Duff & Phelps then verbally updated the Special Committee on the status of its financial analysis. The Special Committee and representatives of Gibson Dunn also discussed action items and deal logistics of the Proposed Transaction. Following the discussion, the Special Committee requested a meeting with Gibson Dunn and Duff & Phelps later in the week to update Gibson Dunn and Duff & Phelps regarding the price negotiation with JD, to which Gibson Dunn and Duff & Phelps agreed.
On March 27, 2025, in connection with the Proposed Transaction, JD caused its wholly owned subsidiary Windcreek Limited to enter into an agreement to sell and transfer all the Shares and ADSs of the Company held by it to Parent, at a price of US$0.475 per Share and US$1.90 per ADS, being the ADS trading price on Nasdaq at the close of March 25, 2025. The share transfer was completed on the same day and the ADS transfer was completed by March 31, 2025, upon which Windcreek Limited ceased to own any Shares or ADSs of the Company.
On March 29, 2025, the Special Committee convened a meeting via video conference with representatives of Gibson Dunn and Duff & Phelps. The Special Committee and representatives of Gibson Dunn and Duff & Phelps discussed the status of the price negotiation and next steps. Based on the discussion, the Special Committee instructed Gibson Dunn to contact Skadden to communicate the Special Committee’s continued request for a higher price. The Special Committee and representatives of Gibson Dunn also discussed other action items. After representatives from Duff & Phelps exited the meeting, The Special Committee and representatives of Gibson Dunn further discussed Gibson Dunn’s planned outreach to Skadden.
Following the Special Committee meeting, on the same date, Gibson Dunn, on behalf of the Special Committee, delivered a request by email to Skadden asking JD to reconsider and submit an improved offer, citing expectations of a rebound in China’s economic growth, an eased competitive landscape in the long run, and future growth in the Company’s revenue. Upon receiving the request, JD held a teleconference discussion with UBS and Skadden to discuss the same.
Later on the same date, Skadden, at the instruction of JD, conveyed to Gibson Dunn JD’s position that the purchase price set forth in the Proposal remained unchanged, and that JD considered this price its best and final offer. Skadden explained that JD’s position was based on the Company’s historical financial performance, recent trading prices, current market conditions, and comparable market transactions, and that JD believed that the proposed purchase price represented a fair and competitive valuation that aligned with the Company’s present standing and potential and represented an opportunity for the shareholders of the Company to realize their investment at an attractive price with a compelling premium.
Later on the same date, Gibson Dunn notified the Special Committee and Duff & Phelps of JD’s position on the purchase price.
Between March 29, 2025 and March 31, 2025, Gibson Dunn and Skadden continued to negotiate and substantively finalized the terms of the Merger Agreement and the Ancillary Agreements. The finalized draft of the Merger Agreement includes, among other things, (i) a “fiduciary out” mechanism that allows the

Board to consider and recommend a superior proposal should one materialize on the terms and conditions set forth therein, (ii) the Maximum Dissent Closing Condition with the maximum dissent percentage at twelve percent (12%), (iii) no Minimum Price Premium Condition and (iv) qualification of the Company’s representations and warranties by JD’s knowledge prior to the date of the Merger Agreement. In light of the foregoing terms, the post-signing “go-shop” and “majority of the minority” voting requirement were deleted from the draft Merger Agreement. The finalized drafts of the Ancillary Agreements obligate the Sponsor to fully fund the Proposed Transaction and, in the event that the termination fee is payable by Parent, to guarantee the payment of the termination fee, in each case on the terms and conditions set forth therein.
On April 1, 2025, the Special Committee convened a meeting in person and via teleconference with representatives of Gibson Dunn and Duff & Phelps. At the request of the Special Committee, Duff & Phelps made a financial presentation to the Special Committee in connection with issuing its fairness opinion. Duff & Phelps discussed the Company’s financial performance and historical share trading price and provided a summary of the various financial analyses it had performed. Thereafter, at the request of the Special Committee, Duff & Phelps verbally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by the delivery of Duff & Phelps’s written opinion, dated April 1, 2025, addressed to the Special Committee) that, as of the date thereof and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion, the merger consideration of US$0.5 per Share or US$2.0 per ADS to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and holders of ADSs (other than ADSs representing the Excluded Shares), respectively, pursuant to the Merger Agreement, is fair from a financial point of view to such holders. Please see “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 36 for additional information regarding the financial analysis performed by Duff & Phelps and the opinion rendered by Duff & Phelps to the Special Committee. The full text of the written opinion of Duff & Phelps to the Special Committee, dated April 1, 2025, is attached as Annex C to this proxy statement. Thereafter, Gibson Dunn reviewed with the Special Committee the key terms of the Merger Agreement and the Ancillary Agreements. Following a discussion of the terms of the Merger Agreement and the Ancillary Agreements, as well as Duff & Phelps’s presentation of its financial analyses and opinion, the Special Committee unanimously resolved to approve the proposed Merger Agreement, the Plan of Merger and the Limited Guarantee, each substantially in the form of the drafts presented to the Special Committee, and the Transactions, and to recommend that the Board authorize and approve the Merger Agreement, the Plan of Merger, and the consummation of the Transactions.
Following the meeting of the Special Committee, the Board (other than Mr. Kevin Qing Guo and Mr. Ian Su Shan who recused themselves from the Board meeting) convened a meeting in person and via video conference, and based upon the unanimous recommendation of the Special Committee, and taking into account the other factors described below under the heading titled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 24, the Board (other than Mr. Kevin Qing Guo and Mr. Ian Su Shan who recused themselves from the meeting of the Board) (i) determined and declared that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and Unaffiliated Security Holders, and (ii) adopted resolutions approving the terms of the Merger Agreement and Limited Guarantee and the transactions contemplated thereby.
Following the Board meeting, on the same date, the Company, Parent and Merger Sub executed and delivered the Merger Agreement, and the relevant parties executed and delivered the Ancillary Agreements.
Later on the same date, the Company issued a press release announcing the execution of the Merger Agreement, and furnished the press release as an exhibit to its current report on Form 6-K with the SEC.
Early on the morning of April 2, 2025, JD, JD.com Investment Limited, Parent and Windcreek Limited jointly filed an amendment to the Schedule 13D with the SEC disclosing the share transfer from Windcreek Limited to Parent and the entry into the definitive agreements for the Proposed Transaction, including the Merger Agreement and the Ancillary Agreements.

Reasons for the Merger and Recommendation of the Special Committee and the Board
The Special Committee and the Board believe that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance.
At a meeting on April 1, 2025, the Special Committee, after consultation with its financial advisor and legal counsel and due consideration, unanimously (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders, and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and to consummate the Transactions, and (b) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger, the Limited Guarantee and the consummation of the Transactions.
At a meeting on April 1, 2025, after careful consideration and upon the unanimous recommendation of the Special Committee, the Board (other than Mr. Kevin Qing Guo and Mr. Ian Su Shan who recused themselves from the Board meeting), (a) determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders, and it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger and to consummate the Transactions, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the Limited Guarantee and the consummation of the Transactions, and (c) resolved to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions to the shareholders of the Company, and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions be submitted to a vote of the shareholders of the Company for authorization and approval.
In the course of reaching their respective determinations, the Special Committee and the Board considered the following factors and potential benefits of the Merger, each of which the Special Committee and the Board believe supported their decision to recommend the Merger Agreement and that the Merger is fair to the Unaffiliated Security Holders. These factors and potential benefits, which are not listed in any relative order of importance, are discussed below:
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the Special Committee’s and the Board’s knowledge of the Company’s business, financial condition, results of operations, prospects and competitive position and their respective belief that the Merger is financially more favorable to the Unaffiliated Security Holders than any other alternative reasonably available to the Company and the Unaffiliated Security Holders;

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the challenges faced by the Company, including, among others:

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intense competition in the industries that the Company operates in, which could erode the Company’s growth potential and profitability and negatively impact the Company’s value;

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uncertainties regarding the ability of the Company to adapt to rapid market changes and technological evolution in the markets;

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uncertainties regarding the ability of the Company to achieve profitability as the Company enhances its operational capabilities, develops and launches new service offerings and solutions, expands customer base in existing market and penetrates into new markets, and continues to invest and innovate in its technology infrastructure;

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high dependence on a small number of major customers, and the potential of significant disruption to the Company’s operations due to reduced orders, loss of agreements, or deterioration of relationships with these customers;

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uncertainties with respect to the tightened regulatory environment, which may affect the Company’s capacity to effectively carry out its business plan;

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the potential adverse effects on the Company’s business, financial condition and results of operations caused by the macroeconomic environment in China and globally and the challenges in the macroeconomic environment; and

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recent volatility and uncertainties in global equity markets;

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the estimated forecasts of the Company’s future financial performance prepared by the Company’s management, together with the Company’s management’s view of the Company’s financial condition, results of operations, business, prospects and competitive position;

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the current and historical market prices of the ADSs, and the fact that the Per ADS Merger Consideration of US$2.0 offered to the Unaffiliated Security Holders represents a premium of approximately 42% to the closing price of the ADSs on January 24, 2025, the last trading day before the Company received the Proposal, and premiums of approximately 50% and 38% to the volume-weighted average closing prices of the ADSs during the last 30 trading days and 60 trading days, respectively, prior to and including January 24, 2025;

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the historical closing price of the ADSs was as low as US$1.04 per ADS during the 52-week period prior to the date on which the Company announced its receipt of the Proposal;

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the limited trading volume of the ADSs on Nasdaq;

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the costs and administrative burdens associated with the Company’s status as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements, will be reduced. The Company has estimated that no longer being subject to such requirements will result in a saving of direct costs of approximately US$2.0 million per year on a recurring basis;

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the recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance matters;

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the recognition that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance;

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the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business and financial information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which may help the Company’s actual or potential competitors, customers, lenders and vendors compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

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the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly traded company and the possibility of a sale of the Company to another buyer), the perceived potential benefits and risks of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account (i) the likelihood of being consummated, given the percentage ownership held by JD, and JD’s expressed unwillingness to sell its and its affiliates’ Shares in any other transaction involving the Company, (ii) the business, competitive, industry, regulatory, litigation and market risks, (iii) the general sentiment towards U.S.-listed Chinese companies, and (iv) the absence of any proposals made by any unsolicited potential buyers since the announcement of the Proposed Transaction on January 27, 2025;

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the fact that the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

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the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at least the Per ADS Merger Consideration of US$2.0, as adjusted for present value, and the possibility that such value might never be obtained;

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the negotiations with respect to the merger consideration and the Special Committee’s belief that, following extensive negotiations with the JD Group, US$2.0 per ADS or US$0.5 per Share was the highest price that the JD Group would agree to pay;

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the likelihood that the Merger would be consummated based on, among other things (not in any relative order of importance):

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the absence of a financing condition in the Merger Agreement;

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the fact that the Sponsor delivered commitment letter, committing sufficient financing to complete the Merger, and the creditworthiness of the financing source;

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the Company’s ability, as set out in the Merger Agreement and the Commitment Letter, to seek specific performance to prevent breaches of such agreements and to enforce specifically the terms of such agreements;

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the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company a termination fee of US$10,329,846 (see “The Merger Agreement — Termination Fees” beginning on page 85 for additional information) and the guarantee of such payment obligation by the Sponsor pursuant to the Limited Guarantee; and

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the fact that the consummation of the Merger is not subject to any governmental or regulatory approvals;

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the financial analysis reviewed by Duff & Phelps with the Special Committee, as well as the oral opinion of Duff & Phelps rendered to the Special Committee on April 1, 2025 (which was subsequently confirmed in writing by delivery of Duff & Phelps’ written opinion, dated April 1, 2025, to the Special Committee), as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares), as of the date thereof, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion (See “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 36 for additional information). The Special Committee notes that the opinion delivered by Duff & Phelps addresses the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by holders of the Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares), in each case, including the Company’s director and officer shareholders. These director and officer shareholders are treated in the same way as the Unaffiliated Security Holders in connection with the Merger, and will receive the same amount of merger consideration as the Unaffiliated Security Holders. The Special Committee does not believe the inclusion of these director and officer shareholders in Duff & Phelps’ opinion affects its ability to rely on the opinion of Duff & Phelps as one of the factors, based on which the Special Committee determines that the Merger is fair to the Unaffiliated Security Holders. However, the Special Committee has not made any determination, nor does it intend to express any view, as to the fairness of the Merger to any shareholder who is an affiliate of the Company, such as the director and officer shareholders identified in the preceding sentence; and

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the fact that, since the Company’s announcement of its receipt of the Proposal from JD on January 27, 2025, and prior to the execution of the Merger Agreement, no third party had contacted the Company, the Special Committee or Duff & Phelps to explore any alternative transaction with the Company.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Security Holders, which procedural safeguards include the following, which are not listed in any relative order of importance:

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the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, and that no limitations were placed on the Special Committee’s authority;

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in considering the transaction with the JD Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had full control of the extensive negotiations with the JD Group and its advisors on behalf of the Unaffiliated Security Holders;

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all members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any member of the JD Group; in addition, none of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (a) the members’ receipt of Board compensation in the ordinary course and the Special Committee compensation (which is not contingent on the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger), (b) their indemnification and liability insurance rights under their respective indemnification agreement entered into with the Company and the Merger Agreement, and (c) their right to receive cash consideration after the completion of the Merger with respect to the unvested Company RSUs that had been granted to them under the Company Share Plans;

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the Special Committee was assisted in negotiations with the JD Group and in its evaluation of the Merger by Duff & Phelps as its financial advisor, Gibson Dunn as its U.S. legal counsel and Appleby as its Cayman Islands legal counsel;

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the Special Committee was empowered to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Transactions;

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the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the JD Group and their advisors, on the other hand;

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the Special Committee held regular meetings to consider and review the terms of the Merger Agreement and the Transactions and was fully briefed throughout the process;

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the recognition by the Special Committee that the Special Committee had no obligation to recommend the Merger or any other Transactions;

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the fact that the Company is able, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of the approval of the Company’s shareholders of the Merger Agreement and the Transactions at the extraordinary general meeting convened for such purpose in order to enter into an alternative agreement with respect to an acquisition proposal that is a Superior Proposal;

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the ability of the Special Committee to change, withhold, withdraw, qualify or modify its recommendation that the shareholders vote to approve the Merger Agreement in the event of a Superior Proposal;

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the ability of the Special Committee to evaluate bona fide unsolicited alternative acquisition proposals that may arise between the date of the Merger Agreement and the date of the approval of the Merger by the Company’s shareholders, to furnish confidential information to and conduct negotiations with such third parties and, in certain circumstances, to terminate the Merger Agreement, subject to the payment to Parent or its designees of a termination fee, and accept a Superior Proposal, consistent with the Special Committee’s fiduciary obligations; and

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the availability of dissenters’ rights to the Unaffiliated Security Holders who comply with all of the required procedures under the Cayman Islands Companies Act for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:
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approval of the Merger Agreement is not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares unaffiliated with the JD Group and given that the JD Group holds approximately 63.4% of the voting power of the total issued and outstanding Shares as of the date of this proxy statement, the JD Group has the ability to substantially influence the outcome of the matters to be voted upon at the extraordinary general meeting even if the Unaffiliated Security Holders overwhelmingly vote against the proposal to authorize and approve the Merger Agreement;

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the inclusion of a condition to closing of the Merger, pursuant to which Parent or Merger Sub would not be required to close the Merger if the Company’s shareholders holding 12% or more of the Shares exercise their dissenters’ rights;

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the significant portion of the voting power of the Shares owned by the JD Group may have discouraged, and may continue to discourage, other potentially interested parties from proposing to acquire the Company at a price that is higher than US$2.0 per ADS or US$0.5 per Share;

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the Unaffiliated Security Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

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the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the consummation of the Merger;

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the historical closing price of the ADSs is as high as US$2.56 per ADS during the 52-week period prior to and including January 24, 2025, the last trading day before the Company received the Proposal;

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the risks and costs to the Company if the Merger is not consummated, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

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the Company may be required, under certain circumstances, to pay Parent a termination fee of US$5,164,923 in connection with termination of the Merger Agreement;

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the Company’s remedy in the event of a breach of the Merger Agreement by Parent and Merger Sub is limited, under certain circumstances, to receipt of a reverse termination fee of US$10,329,846, and under certain circumstances the Company may not be entitled to a reverse termination fee or expenses at all;

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the fact that members of the JD Group may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders (see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 50 for additional information);

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the possibility that the Merger might not be consummated and the negative impact of such a public announcement on the Company’s sales and operating results, and the Company’s ability to attract and retain key management, marketing and technical personnel; and

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the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders (as defined under “Special Factors — U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Security Holders in other jurisdictions.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes certain material factors considered by the Special

Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, based upon the totality of the information presented to and considered by it.
The Special Committee and the Board noted that the authorization and approval of the execution of the Merger Agreement, the Plan of Merger and the consummation of the Transactions are not subject to approval by a majority of the Unaffiliated Security Holders. Nevertheless, the Special Committee and the Board believe the Merger is procedurally fair to the Unaffiliated Security Holders given, among other things, (i) that the majority-of-the-minority voting requirement is not customary in going-private transactions involving Cayman Islands companies, (ii) the financial analysis performed by Duff & Phelps, and (iii) that various safeguards and protective measures have been adopted to ensure the procedural fairness of the Transactions, including without limitation (a) the Board’s formation of the Special Committee and granting to the Special Committee of the authority to review, evaluate, and negotiate (and to ultimately either authorize or reject) the terms of the Merger Agreement, the Plan of Merger and the Transactions, (b) the Special Committee’s retention of, and receipt of advice from, competent and experienced independent legal counsels and independent financial advisor for purposes of negotiating the terms of the Transactions and/or preparing a report concerning the fairness of the Transactions, (c) the execution of the Merger Agreement, the Plan of Merger and the consummation of the Transactions have been approved by all of the directors who are neither employees of the Company nor affiliated with the management of the Company or the JD Group, and (d) the right of the Company to evaluate bona fide unsolicited alternative acquisition proposals that may arise before the Company’s shareholders vote upon the Merger.
In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, the Special Committee considered financial analyses presented by Duff & Phelps. These analyses included, among others, historical trading ranges, discounted cash flows analysis, comparable companies analysis and precedent transactions analysis. The material analyses as presented to the Special Committee on April 1, 2025 are summarized below under the section entitled “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 36. The Special Committee and the Board expressly adopted these analyses and opinions, among other factors considered, in reaching their respective determination as to the fairness of the Transactions.
Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value for the reasons that (i) liquidation sales generally result in proceeds substantially less than the sales of a going concern; (ii) it is impracticable to determine a liquidation value given the significant execution risk involved in any breakup of a company; (iii) an ongoing operation has the potential to become profitable, while a liquidated company does not, such that the “going-concern value” will be higher than the “liquidation value” of a company because the “going-concern value” includes the liquidation value of a company’s tangible assets as well as the value of its intangible assets, such as goodwill; and (iv) a liquidation process would involve additional legal fees, costs of sale and other expenses that would reduce any amounts that shareholders might receive upon liquidation. Furthermore, the Company has no intention of liquidation and the Merger will not result in the liquidation of the Company. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value. Each of the Special Committee and the Board also considered the historical market prices of the ADSs as described under the section entitled “Market Price of the Company’s ADSs, Dividends and Other Matters — Market Price of the ADSs” beginning on page 60. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under “Transactions in the Shares and ADSs” beginning on page 91.
Neither the Special Committee nor the Board, however, consider the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor.

The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The Company’s net book value per Share as of December 31, 2024 was approximately US$0.48 based on 1,036,659,038 Shares outstanding as of that date. See “Where You Can Find More Information” beginning on page 98 for a description of how to obtain a copy of the Company’s Annual Report.
The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, (ii) the sale of all or a substantial part of the Company’s assets or (iii) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company.
In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and factors described above under this section and under “Special Factors — Background of the Merger” and expressly adopted such determination, recommendation and analysis. During its consideration of the Merger Agreement and the Transactions, the Board was also aware that some of the Company’s shareholders, including members of the JD Group, and certain directors and employees of the Company, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Unaffiliated Security Holders generally, as described under the section entitled “Special Factors — Interests of Certain Persons in the Merger” beginning on page 50.
Except as set forth under “Special Factors — Background of the Merger” beginning on page 17, “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 24 and “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 36, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Transaction and/or preparing a report concerning the fairness of the Transaction.
For the foregoing reasons, the Company and the Board believe that the Merger Agreement, the Plan of Merger and the Transactions are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders.
Position of the JD Group as to the Fairness of the Merger
Under the SEC rules governing going-private transactions, the JD Group is required to express their belief as to the fairness of the Merger to the Unaffiliated Security Holders.
The JD Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the JD Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder or holder of ADSs as to how that shareholder or holder of ADSs should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger. The JD Group has interests in the Merger that are different from, and/or in addition to, those of the other shareholders or holders of ADSs by virtue of their continuing interests in the Surviving Company after the completion of the Merger. These interests are described under the section entitled “Interests of Certain Persons in the Merger — Interests of the JD Group” beginning on page 51.
The JD Group believes that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The JD Group attempted to negotiate a transaction that would be most favorable to JD, and did not represent the interests of the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with the objective of obtaining terms that were substantively or procedurally fair to the Unaffiliated Security Holders. None of the entities of the JD Group or their respective affiliates participated in the deliberations of the Special Committee regarding, nor received any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Security Holders.
Furthermore, none of the entities of the JD Group or their respective affiliates undertook a formal evaluation of the fairness of the Merger to the Unaffiliated Security Holders. No financial advisor provided any of the entities of the JD Group or their affiliates with any analysis or opinion with respect to the fairness of the Merger Consideration of US$0.5 per Share or US$2.0 per ADS to the Unaffiliated Security Holders.
Based on their knowledge and analysis of available information regarding the Company and findings of, the Special Committee and the Board discussed under “Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 24, and based on the following factors, which are not listed in any relative order of importance, the JD Group believes that the Merger is fair to the Unaffiliated Security Holders:
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The Merger Consideration of US$0.5 per Share or US$2.0 per ADS represents a premium of approximately 42% to the closing price of the ADSs on January 24, 2025, the last trading day before the Company’s receipt of the preliminary non-binding proposal letter from JD, and premiums of approximately 50% and 38% to the volume-weighted average closing prices of the ADSs during the last 30 trading days and 60 trading days, respectively, prior to and including January 24, 2025.

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The ADSs traded as low as US$1.04 per ADS during the 52-week period prior to the receipt of the preliminary non-binding proposal letter from JD.

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The Special Committee unanimously recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, and, based in part upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, advisable for and in the best interests of the Company.

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The Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement, including consummation of the Merger.

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The Merger Consideration to be paid to the Unaffiliated Security Holders is all cash, allowing the Unaffiliated Security Holders to immediately realize a certain and fair value for all of their Shares and/or ADSs.

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The limited nature of the conditions to completion of the Merger as provided by the Merger Agreement, including the absence of any financing condition in the Merger Agreement, increases the likelihood that the Merger will be consummated and that the consideration to be paid to the Unaffiliated Security Holders will be received.

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The current state of the economy, debt financing markets and uncertainty surrounding forecasted economic conditions in the near term and the long term, both globally and in the countries where the Company conducts business, which could negatively affect the Company’s financial performance.

The JD Group’s consideration of the factors described above reflects their assessment of the fairness of the Merger Consideration of US$0.5 per Share or US$2.0 per ADS, without interest and net of any withholding taxes, payable in the Merger to the Unaffiliated Security Holders. The JD Group considered the fact that a fairness opinion was delivered by Duff & Phelps to the Special Committee, but the JD Group did not rely on and did not adopt that fairness opinion or the analysis underlying that opinion as its own in determining the fairness of the merger consideration to the Unaffiliated Security Holders. The JD Group did not consider the liquidation value of the Company’s assets as a factor because the JD Group considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. The JD Group view the trading history of the Shares and ADSs as an indication of the Company’s going-concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The JD Group did not consider the Company’s net book value as an important factor in determining the fairness of the merger consideration to the Unaffiliated Security Holders. The JD Group believes that net book value, as an accounting concept based on historical costs, is not a material indicator of the Company’s value as a going-concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with other companies in that industry, but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the merger consideration to the Unaffiliated Security Holders.
While the JD Group considered the Company’s current and anticipated business, financial condition, results of operations, prospects and other forward-looking matters, the JD Group did not calculate a pre-Merger going-concern value of the Company as a public company because the Company will have a different shareholding structure following the completion of the Merger. As a result, the JD Group does not believe that the going-concern value of the Company is an appropriate indicator to determine the fairness of the Merger to the Unaffiliated Security Holders. However, to the extent the pre-Merger going-concern value was reflected in the public market trading price of the Shares prior to announcement of the Proposal, the Merger Consideration of US$0.5 per Share or US$2.0 per ADS represents a significant premium to the going-concern value of the Company.
The JD Group did not consider any of its prior purchases of the Company’s securities during the past two years to be important, material or pertinent in its determination of the fairness of the Merger to the Unaffiliated Security Holders. Specifically, (i) the April 2023 purchase of the Shares was a non-cash share subscription in consideration of JD’s provision of business cooperation to the Company and was conducted for strategic reasons and based on the Company’s then-recent ADS trading price, (ii) the September 2024 purchase of the Shares from an existing shareholder of the Company was negotiated between JD and that existing shareholder with the agreed purchase price lower than the Company’s then-recent ADS trading price, and (iii) the March 2025 purchase of certain Shares and ADSs was a transfer from one member of the JD Group to another member in anticipation of the possible execution of the Merger Agreement at a price equal to the Company’s ADS trading price at the close of March 25, 2025.
The JD Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders.
The JD Group believe that the Merger is also procedurally fair to the Unaffiliated Security Holders based on the following factors, which are not listed in any relative order of importance:
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The consideration and negotiation of the Merger Agreement on behalf of the Company was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director.

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In considering the Transactions, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the negotiations with the JD Group on behalf of the Unaffiliated Security Holders.

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All of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any entities of the JD Group; in addition, none of the Special Committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates and no Special Committee member has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (i) the receipt of Board and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger), (ii) their indemnification and liability insurance rights under their respective indemnification agreement entered into with the Company and the Merger Agreement, and (iii) their right to receive cash consideration after the completion of the Merger with respect to the unvested Company RSUs that had been granted to them under the Company Share Plans.

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The Special Committee was assisted in negotiations with the JD Group and in its evaluation of the Merger by Duff & Phelps as its financial advisor and Gibson Dunn and Appleby as its legal counsel.

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The Special Committee was empowered to consider, attend to and take any and all actions in connection with the Proposal and in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transactions in connection therewith from that date forward was considered by the Board for approval until the Special Committee recommended approval of such action to the Board (and Mr. Kevin Qing Guo and Mr. Ian Su Shan recused themselves from the Board meeting).

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The Special Committee was empowered to exercise any power or authority of the Board that the Special Committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities.

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The Special Committee met regularly to consider and review the terms of the Merger Agreement and the Transactions, including the Merger.

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The terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the JD Group and its advisors, on the other hand.

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The JD Group did not participate in or have any influence over the deliberations of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee.

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Under the terms of the Merger Agreement, the Company has the ability to consider any proposal regarding a competing transaction reasonably likely to lead to a Superior Proposal until the date on which the shareholders of the Company vote upon and authorize and approve the Merger Agreement.

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Under the terms of the Merger Agreement, the Company has the ability to terminate the Merger Agreement in connection with a Superior Proposal, subject to compliance with the terms and conditions of the Merger Agreement.

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The Board and the Special Committee have the ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Board and the Special Committee that the Company’s shareholders vote to authorize and approve the Merger Agreement and the Merger.

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Since the announcement of the receipt of the JD’s preliminary non-binding proposal on January 27, 2025 and prior to the execution of the Merger Agreement, no party other than entities of the JD Group had contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company.

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The Merger Agreement requires the JD Group to pay a reverse termination fee of US$10,329,846, if the Merger agreement is terminated under certain circumstances.

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The recognition by the Special Committee and the Board that it had no obligation to recommend the Transactions.

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The availability of dissenters’ rights to the shareholders who comply with the procedures under the CICA for exercising dissenters’ rights, which allow such holders to receive the fair value of their Shares as determined by the Court.

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Except as set forth under the section entitled “Transactions in the Shares and ADSs — Purchases by the JD Group”, the JD Group were not aware of any firm offer for a merger, sale of all or a substantial part of the Company’s assets, or a purchase of a controlling amount of the Company securities having been received by the Company from anyone other than a filing person in the two years preceding the signing of the Merger Agreement.

The JD Group notes that the consummation of the Merger is not subject to approval by a majority of the Unaffiliated Security Holders of the Company, as such approval is not required by the Cayman Islands Companies Act or the Merger Agreement. The JD Group further notes that although the Company did not implement a mechanism where a majority of directors who are not employees of the Company retain an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Merger, the Board formed and fully empowered a Special Committee consisting solely of independent directors to consider the Merger and conduct the negotiation with the JD Group. The consummation of the Merger was approved by the Special Committee and by the Board (with Mr. Kevin Qing Guo and Mr. Ian Su Shan recusing themselves from the Board meeting), and therefore a majority of the directors of the Company who are not employees of the Company approved the consummation of the Merger.
The foregoing is a summary of the information and factors considered and given weight by the JD Group in its evaluation of the fairness of the Merger to the Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the JD Group to include all material factors considered by them. The JD Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the Merger to the Unaffiliated Security Holders. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.
The JD Group believe that these factors provide a reasonable basis for their belief that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the JD Group to any shareholder of the Company as to how such shareholder should vote with respect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.
Certain Financial Projections
The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company’s management prepared the Management Projections (as defined below) for the Special Committee and Duff & Phelps in connection with the financial analysis for the Merger. These Management Projections, which were based on the Company management’s estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Duff & Phelps in its financial analysis, and were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. GAAP.
The Management Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the Management Projections, the Company’s management considered historical performance, combined with estimates regarding revenue, gross profit, operating (loss) / income and net (loss) / income. Although the Management Projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by the management that the management believed were prepared on a reasonable basis, reflected the best estimates and judgments available at that time and presented, to the best of the management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and shareholders are cautioned not to place undue reliance on the prospective financial information. In addition, factors such as industry performance, the market for the Company’s existing and new products and services, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, and other factors described in “Cautionary Note Regarding Forward-Looking Statements,” all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.
In addition, the Management Projections generally do not consider any circumstances or events occurring after the date that they were prepared. For instance, the Management Projections do not give effect to completion of the Merger or any changes to the Company’s operations or strategy that may be implemented after the time the Management Projections were prepared. As a result, there can be no assurance that the Management Projections will be realized, and actual results may be significantly different from those contained in the projections.
Neither the Company, its independent registered public accounting firm, nor any other independent accounts have examined, compiled, or performed any procedures with respect to the Management Projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability. The Management Projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee and Duff & Phelps, and are not included in this proxy statement in order to induce any shareholders to vote in favor of approval of the Merger Agreement or to elect not to seek appraisal for its, his or her Shares.
The following table sets forth the Management Projections prepared by the Company’s management and considered by the Special Committee and Duff & Phelps in connection with their analysis of the Proposed Transaction:
	Management Projections
	2025P	2026P	2027P	2028P	2029P	2030P	2031P	2032P	2033P	2034P
	(in RMB millions except percentages)
Net Revenues	10,099	12,251	14,719	17,174	19,855	22,531	24,857	26,901	28,580	29,841
EBITDA(1)	(1,683)	(1,079)	(870)	(529)	(12)	460	745	957	1,070	1,129
Margin%	(16.7%)	(8.8%)	(5.9%)	(3.1%)	(0.1%)	2.0%	3.0%	3.6%	3.7%	3.8%
Capital Expenditures(2)	7	8	8	8	9	9	9	9	10	10
Net Working Capital	241	394	471	586	716	863	986	1,090	1,158	1,209
Notes:
(1)
“EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization, which is adjusted to exclude public company costs and non-recurring items as provided by the management of the Company.

(2)
Capital expenditures include acquisition of property, plant and equipment and intangible assets.

Duff & Phelps, as the Special Committee’s financial advisor, reviewed with the Special Committee certain financial analysis that were based, in part, on the Management Projections summarized above. For additional information regarding the analyses by the Special Committee’s financial advisor, see “Discussion Materials prepared by Duff & Phelps for discussion with the special committee of the board of directors of the Company, dated April 1, 2025” filed as Exhibit (c)-(2) to the Company’s transaction statement on Schedule 13E-3 and “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 36.
In preparing the Management Projections, the Company’s management necessarily made certain assumptions about future financial factors affecting the Company’s business, including, primarily:
•
the Company will be able to successfully deliver its services while maintaining consistent and high-quality services;

•
the demand for services relating to the industry will continue in line with management’s expectations;

•
China’s overall economy will remain relatively stable, with no material change in government regulations and in competition adversely affecting the Company;

•
the Company’s effective tax rate is assumed to be in line with management’s expectations, primarily taking into account the preferential income tax rate of 15% for entities qualified as high and new technology enterprises, which are subject to periodic qualification review by the relevant PRC tax authorities, and the PRC statutory income tax rate of 25% for other Chinese operating entities, where applicable;

•
the Renminbi and the overall economy in China will generally remain stable, and that there will be no material adverse change in the competition, the industry, and relevant regulations affecting the Company;

•
there is no material adverse change in government regulations of the industry or the financial markets in general; and

•
there is no material adverse change in the financial condition and prospects of the Company.

Opinion of the Special Committee’s Financial Advisor
Pursuant to an engagement letter dated February 14, 2025 (the “D&P Engagement Letter”), Duff & Phelps was retained to serve as the Special Committee’s independent financial advisor and to deliver a fairness opinion in connection with the Merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.
At a meeting of the Special Committee on April 1, 2025, Duff & Phelps rendered its oral opinion (which was confirmed in writing by the delivery of Duff & Phelps’ written opinion, dated as of April 1, 2025, addressed to the Special Committee) to the Special Committee that, as of such date and based upon and subject to the factors, assumptions, qualifications and limitations set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs). No limitations were imposed by the Special Committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.
The full text of the written opinion of Duff & Phelps dated April 1, 2025, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The holders of Shares and ADSs are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, Dissenting Shares and the Shares represented by ADSs) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) and does not constitute, a recommendation to any holder of Shares or ADSs as to how such holder should vote or act with respect to the Merger or any other matter. Duff & Phelps did not recommend any specific amount of consideration for the Merger, that any specific amount of consideration constituted the only appropriate consideration for the Merger, or that the Per Share Merger Consideration or Per ADS Merger Consideration was the best price possibly attainable under any circumstances. Duff & Phelps has consented to the inclusion of its opinion in its entirety, the presentation materials, and the descriptions thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law.
In connection with its opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below:
•
reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the years ended December 31, 2022 and December 31, 2023;

•
reviewed certain unaudited and segment financial information for the Company for the years ended December 31, 2022 through December 31, 2024, provided to Duff & Phelps by the management of the Company and which the management of the Company identified as being the most current financial statements available;

•
reviewed a detailed financial projection model for the Company for the years ending December 31, 2025 through December 31, 2034, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”);

•
reviewed other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

•
received and reviewed a letter dated March 31, 2025 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”); and

•
reviewed a draft of the Merger Agreement dated March 30, 2025;

•
discussed the information referred to above and the background and other elements of the Merger with the management of the Company;

•
discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

•
reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•
performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

•
conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Duff & Phelps, with the Company’s and the Special Committee’s consent:
•
relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

•
relied upon the fact that the Special Committee, the Board and the Company have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

•
assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions thereof;

•
assumed that information supplied and representations made by the management of the Company are substantially accurate regarding the Company and the Merger;

•
assumed that the representations and warranties made in the Merger Agreement and the Management Representation Letter are substantially accurate;

•
assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•
assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•
assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

•
assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Merger.

To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’ opinion is based prove to be untrue in any material respect, Duff & Phelps’ opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of its opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger.
Duff & Phelps has prepared its opinion effective as of April 1, 2025. Its opinion was necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of April 1, 2025, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after April 1, 2025.
Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the Merger. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.
Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Shares or ADSs (or anything else) after the announcement or the consummation of the Merger. Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. The issuance of Duff & Phelps’ opinion was approved by an authorized opinion review committee of Duff & Phelps.
In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Per Share Merger Consideration or Per ADS Merger Consideration, or with respect to the fairness of any such compensation.
Duff & Phelps’ opinion was furnished for the use and benefit of the Special Committee in connection with its consideration of the Merger. Duff & Phelps’ opinion (i) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the Merger; (iii) is not a recommendation as to how the Special Committee, the Board or any other person (including holders of the Shares or ADSs) should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction; and (iv) does not indicate that the Per Share Merger Consideration or Per ADS Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Per Share Merger Consideration or Per ADS Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
Duff & Phelps’ opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the opinion shall be limited in accordance with the terms set forth in the D&P Engagement Letter. Duff & Phelps’ opinion is confidential, and its use and disclosure are strictly limited in accordance with the terms set forth in the D&P Engagement Letter.

Summary of Financial Analysis
Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of Duff & Phelps’ opinion, attached hereto as Annex C. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.
The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.
Discounted Cash Flow Analysis
Duff & Phelps performed a discounted cash flow analysis of the projected future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2025 through December 31, 2034, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders, which is determined by adjusting EBITDA for taxes, capital expenditures, and changes in working capital. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows using a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps used and relied upon the Management Projections, which are described in this proxy statement in the section entitled “Special Factors — Certain Financial Projections” beginning on page 34. The costs associated with the Company being a publicly-listed company, as provided by the management of the Company, were excluded from the Management Projections because such costs would likely be eliminated as a result of the Merger.
Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2034 (the “Terminal Value”) using a terminal revenue multiple ranging from 0.30x to 0.40x, which took into consideration the financial performance metrics and valuation multiples of a group of selected public companies in the merchandise retail and logistics sector. Duff & Phelps also reviewed the terminal EBITDA (as defined below) multiple implied from the resulting terminal value. Duff & Phelps used discount rates ranging from 14.0% to 16.0%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.
Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB-43.60 million to RMB1,404.30 million and a range on implied values of the Company’s ADSs of US$1.54 to US$2.27, representing implied enterprise value to revenue multiples for 2024, 2025 and 2026 ranging from negative values to 0.15x, 0.14x and 0.11x, respectively.

Selected Public Companies and Merger and Acquisition Transactions Analyses
Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.
The companies used for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions used for comparative purposes in the following analysis were not directly comparable to the Merger. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and the selected merger and acquisition transactions analyses are subject to certain limitations.
Selected Public Companies Analysis.   Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the merchandise retail and logistics industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The eleven companies included in the selected public company analysis in the merchandise retail and logistics industry were:
•
Dingdong (Cayman) Limited

•
Hangzhou SF Intra-city Industrial Co., Ltd.

•
JD.com, Inc.

•
Meituan

•
Deliveroo plc

•
Delivery Hero SE

•
DoorDash, Inc.

•
Goodfood Market Corp.

•
Maplebear Inc.

•
Ride On Express Holdings Co., Ltd.

•
Swiggy Limited

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.
The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2025 and 2026 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the calendar year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).
Due to the limited comparability of the selected public companies’ financial metrics relative to the Company, rather than applying a range of selected multiples from a review of the public companies, Duff & Phelps reviewed various valuation multiples for the Company implied by the valuation range determined from the discounted cash flow analysis in the context of the Company’s relative size, growth in revenue and profits, profit margins, capital spending and other characteristics that it deemed relevant.

	Revenue Growth				EBITDA Growth				EBITDA Margin
Company	2-YR CAGR	LTM	2025	2026	2-YR CAGR	LTM	2025	2026	3-YR AVG	LTM	2025	2026
Dingdong (Cayman) Limited	-0.4%	15.5%	27.4%	16.4%	NA	357.8%	4.3%	114.6%	-10.8%	1.3%	1.2%	2.3%
Hangzhou SF Intra-city Industrial Co., Ltd.	24.1%	27.1%	17.7%	NA	NA	176.7%	57.8%	NA	-0.2%	1.0%	2.3%	NA
JD.com, Inc.	5.2%	6.8%	8.5%	6.0%	24.4%	6.4%	38.7%	11.5%	3.1%	3.4%	4.4%	4.6%
Meituan	23.9%	22.0%	17.2%	14.7%	913.2%	194.6%	40.3%	25.4%	5.9%	12.3%	14.7%	16.1%
Deliveroo plc	2.4%	2.1%	2.9%	9.3%	NA	NM	340.0%	84.5%	-3.1%	0.7%	2.9%	4.9%
Delivery Hero SE	30.3%	13.3%	15.0%	11.4%	NA	NM	53.5%	57.7%	-13.8%	-3.2%	4.8%	6.8%
DoorDash, Inc.	27.6%	24.2%	20.9%	18.0%	NA	NM	126.4%	44.1%	-1.3%	5.7%	10.7%	13.1%
Goodfood Market Corp.	-24.6%	-9.2%	-5.2%	5.2%	NA	425.4%	60.9%	11.1%	-7.1%	3.8%	6.3%	6.6%
Maplebear Inc.	15.1%	11.0%	9.2%	9.0%	137.7%	NM	76.6%	14.7%	-16.2%	16.7%	27.0%	28.5%
Ride On Express Holdings Co., Ltd.	-3.4%	-1.7%	NA	NA	-22.1%	-11.6%	NA	NA	7.0%	5.2%	NA	NA
Swiggy Limited	40.4%	28.8%	34.1%	29.9%	NA	NM	NA	NA	-46.8%	-15.6%	-8.5%	-0.3%
Mean	12.8%	12.7%	14.8%	13.3%	263.3%	191.5%	88.7%	45.4%	-7.6%	2.8%	6.6%	9.2%
Median	15.1%	13.3%	16.1%	11.4%	81.0%	185.7%	57.8%	34.8%	-3.1%	3.4%	4.6%	6.6%
The Company	1.6%	-8.0%	4.5%	21.3%	NM	NM	NM	NM	-9.7%	-5.2%	-16.7%	-8.8%
Enterprise Value as a Multiple of
Company	LTM EBITDA	2025 EBITDA	2026 EBITDA	LTM Revenue	2025 Revenue	2026 Revenue
Dingdong (Cayman) Limited	18.9x	18.1x	8.4x	0.25x	0.22x	0.19x
Hangzhou SF Intra-city Industrial Co., Ltd.	30.4x	9.7x	NA	0.33x	0.23x	NA
JD.com, Inc.	5.9x	4.3x	3.8x	0.20x	0.19x	0.18x
Meituan	18.3x	13.0x	10.4x	2.25x	1.92x	1.68x
Deliveroo plc	NM	19.4x	11.5x	0.74x	0.72x	0.66x
Delivery Hero SE	NM	11.7x	8.0x	0.93x	0.73x	0.66x
DoorDash, Inc.	NM	NM	35.7x	6.65x	5.50x	4.66x
Goodfood Market Corp.	7.4x	5.3x	4.8x	0.42x	0.43x	0.41x
Maplebear Inc.	16.9x	9.6x	8.3x	2.83x	2.59x	2.38x
Ride On Express Holdings Co., Ltd.	2.8x	NA	NA	0.14x	NA	NA
Swiggy Limited	NM	NM	NM	5.44x	3.74x	2.87x
Mean	14.4x	11.4x	11.4x	1.84x	1.63x	1.52x
Median	16.9x	10.7x	8.4x	0.74x	0.73x	0.66x
Notes:
The Company’s EBITDA is adjusted to exclude public company costs and non-recurring items as provided by the management of the Company.
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) — (Cash & Equivalents) — (Net Non-Operating Assets)
CAGR = Compounded Annual Growth Rate
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Capital IQ, Bloomberg, company Filings, annual and interim Reports.
Selected M&A Transactions Analysis.   Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the table below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger, and the availability of public information related to the transaction. The selected merchandise retail and logistics services transactions indicated enterprise value to LTM revenue multiples ranging from 1.24x to 2.46x with a median of 1.85x and enterprise value to LTM EBITDA multiples ranging from 6.5x to 19.8x with a median of 13.2x.
The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although it reviewed the selected M&A transactions analysis, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.
Selected M&A Transaction Analysis
(US$ in millions)
Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
2/24/2025	Just Eat Takeaway.com N.V.	Prosus N.V.	$4,570	$3,690	$231	6.3%	1.24x	19.8x
11/13/2024	Grubhub Inc.	Wonder Group, Inc.	$650	NA	$100	NA	NA	6.5x
12/31/2021	Glovoapp23, S.L.	Delivery Hero SE	$2,235	$910	NA	NA	2.46x	NA
Mean							1.85x	13.2x
Median							1.85x	13.2x

Notes:
LTM = Latest Twelve Months
Source: Capital IQ, Bloomberg, company filings, press releases
Summary of Selected Public Companies /M&A Transactions Analyses
Duff & Phelps noted that while it reviewed the selected public companies and the selected M&A transactions, it did not select valuation multiples for the Company based on the selected public companies analysis and the selected M&A transactions analysis for the reasons described in the sections entitled “Selected Public Companies Analysis” and “Selected M&A Transactions Analysis” above, respectively.
Summary of Financial Analysis
The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was within a range of RMB-43.60 million to RMB1,404.30 million based on the analyses described above.
Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be RMB3,037.21 million to RMB4,485.11 million by:
•
adding cash and cash equivalents of RMB3,003.24 million;

•
adding restricted cash of RMB77.35 million; and

•
adding other non-current assets of RMB0.21 million.

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from US$1.54 to US$2.27 as of the date of its fairness opinion.
Duff & Phelps noted that the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger were within the range of the per Share value and the per ADS value, respectively, indicated in its analyses.
Duff & Phelps’ opinion was only one of the many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee.
Fees and Expenses
As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a fee of US$680,000, consisting of a non-refundable retainer of US$340,000 payable upon engagement and US$340,000 payable upon Duff & Phelps’ delivery of its opinion to the Special Committee.

No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of the Proposed Transaction or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expense (including the fees and expenses of outside counsel) incurred in connection with the rendering of its opinion, not to exceed US$75,000.
The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Board are aware of these fee arrangements. Other than this engagement to render its opinion to the Special Committee, during the two years preceding the date of its opinion, Duff & Phelps and its affiliates have not had any material relationship with the Company or any of its affiliates for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated, except that Duff & Phelps’ affiliates provided certain valuation services to JD and received fees, expense reimbursement, and indemnification for such engagement of approximately US$138,000, with an additional amount of approximately US$94,000 to be received.
Purposes of and Reasons for the Merger
The JD Group
Under the SEC rules governing going-private transactions, the JD Group is deemed to be engaged in a going-private transaction and, therefore, required to express its reasons for the Merger to the Unaffiliated Security Holders. The JD Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the JD Group as to the purpose of and reasons for the Merger are not intended to be and should not be construed as a recommendation to any holder of Shares or ADSs as to how that holders should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger.
For the JD Group, the purpose of the Merger is to enable the JD Group to acquire, directly or indirectly, 100% control of the Company, in a transaction in which the Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and ADSs (other than ADSs representing the Excluded Shares) will be cashed out in exchange for the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, such that the JD Group will benefit from the rewards and bear the risks of sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses.
The JD Group believes that the operating environment has changed in a significant manner since the Company’s initial public offering in 2020. There is greater domestic competition in the businesses in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The JD Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on implementing long-term strategies without the pressure of the Company’s stock performance and other short-term volatilities of capital markets, allowing for improved efficiency and more focus on the execution of long-term strategies, resource integration and business development. In addition, following the completion of the Merger and the anticipated deregistration of the Shares and ADSs, the Company will be relieved of the reporting requirements under the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and the compliance and reporting requirements of Nasdaq and the related direct and indirect costs and expenses.
In the course of considering the going-private transaction, the JD Group believe that structuring the transaction in such manner is preferable to other alternative transaction structures because (i) it will enable the JD Group to acquire all of the outstanding Shares of the Company at the same time and (ii) it represents an opportunity for the Company’s Unaffiliated Security Holders to immediately realize the value of its investment in the Company at a price of US$0.5 per Share or US$2.0 per ADS in cash (less US$0.05 per ADS cancellation fee and any other fees and charges payable by the ADS holders pursuant to the terms of the Deposit

Agreement), without interest and net of any applicable withholding taxes. The JD Group did not consider alternative transaction structures or other alternative means to accomplish the purposes set forth above because no other alternatives would enable them to achieve the same objectives.
The Company
The Company’s purpose for engaging in the Merger is to enable its shareholders to receive US$0.5 per Share and its ADS holders to receive US$2.00 per ADS in cash (less US$0.05 per ADS cancellation fee and any other fees and charges payable by the ADS holders pursuant to the terms of the Deposit Agreement), without interest and net of any applicable withholding taxes. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail under the section entitled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 24.
Effects of the Merger on the Company
Private Ownership
ADSs representing Shares are currently listed on Nasdaq under the symbol “DADA.” It is expected that, following the consummation of the Merger, the Company’s American depositary shares program for Shares maintained pursuant to the Deposit Agreement will be terminated, and the Company, as the Surviving Company, will cease to be a publicly traded company and will instead become a private company beneficially owned by the JD Group.
Following the completion of the Merger, ADSs will no longer be listed on any securities exchange or quotation system, including Nasdaq, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002, applicable to public companies. As a result, the Company will no longer incur the costs and expenses of complying with such requirements. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.
Upon completion of the Merger, (a) each Share, other than Shares represented by ADSs, the Excluded Shares and the Dissenting Shares, issued and outstanding immediately prior to the Effective Time, will be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration in cash per Share without interest and net of any applicable withholding taxes, and (b) each ADS, other than ADSs representing the Excluded Shares, issued and outstanding immediately prior to the Effective Time, together with each Share represented by such ADS, will be cancelled in exchange for the right to receive the Per ADS Merger Consideration (less US$0.05 per ADS cancellation fee and any other fees and charges payable by the ADS holders pursuant to the terms of the Deposit Agreement), in each case, in cash, without interest and net of any applicable withholding taxes. At the Effective Time, (a) the Excluded Shares (including Excluded Shares represented by ADSs) will be cancelled for no consideration or distribution therefor and (b) the Dissenting Shares will be cancelled and cease to exist in exchange for the right to receive the fair value of such Shares as determined by the Grand Court of the Cayman Islands in accordance with the provisions of Section 238 of the Cayman Islands Companies Act. At the Effective Time, each share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Company. As a result, current shareholders and ADS holders of the Company, other than the JD Group, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Merger. As a result, the Company’s shareholders and ADS holders, other than the JD Group, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than the JD Group, will not be exposed to the risk of loss in relation to their investment in the Company.
At the Effective Time, the Company will terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans.
At the Effective Time, each option (each, a “Company Option”) to purchase Shares granted under the Company Share Plans, that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled in exchange for the right of each holder of such Company Option to receive cash, without interest and net of any applicable withholding taxes, as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Company Option and (y) the number of Shares underlying such Company Option (assuming such holder exercises such Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option will be cancelled without any cash payment being made in respect thereof.
At the Effective Time, each restricted share unit granted under the Company Share Plans (each, a “Company RSU”), that is (x) vested and outstanding immediately prior to the Effective Time and (y) unvested, outstanding and held by any independent director of the Company immediately prior to the Effective Time, will be cancelled in exchange for the right of the holder of such Company RSU to receive cash, without interest and net of any applicable withholding taxes, as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, in the amount equal to the Per Share Merger Consideration for each Share underlying such Company RSU.
At the Effective Time, each Company RSU that is unvested and outstanding immediately prior to the Effective Time (other than those held by the independent directors of the Company) will be cancelled in exchange for the right of each holder of such Company RSU to receive a restricted share unit or similar award that entitles that holder to receive such number of Class A ordinary share(s) of JD (rounded down to the nearest whole share) as is equal to the product obtained by multiplying (x) the number of Shares underlying such unvested Company RSU by (y) the Exchange Ratio (as defined below), and such newly issued RSUs will be subject to vesting conditions and provisions relating to vesting acceleration (if any) the same as, and other terms and conditions substantially the same as, those that were applicable to such unvested Company RSUs immediately prior to the Effective Time. The “Exchange Ratio” means the Per Share Merger Consideration divided by the result of dividing (x) the average closing price of an American depositary share of JD listed on Nasdaq during the five (5) consecutive trading days immediately preceding the closing date of the Merger by (y) the number of Class A ordinary shares of JD represented by such an American depositary share of JD listed on Nasdaq.
Directors and Management of the Surviving Company
If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in their entirety by the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time except that, at the Effective Time, (a) all references therein to the name of the Surviving Company shall be amended to “Dada Nexus Limited,” (b) all references therein to the authorized share capital of the Surviving Company will be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger, and (c) such memorandum and articles of association will include such indemnification, advancement of expenses and exculpation provisions as required by the Merger Agreement. The memorandum and articles of association of the Surviving Company at the Effective Time will be in the form attached as Appendix II to the Plan of Merger. In addition, the directors of Merger Sub immediately prior to the Effective Time or such other persons designated by Parent shall, from and after the Effective Time, be the initial directors of the Surviving Company, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time.

Primary Benefits and Detriments of the Merger
The primary benefits of the Merger to the Unaffiliated Security Holders include, without limitation, the following:
•
the receipt by the Unaffiliated Security Holders of US$0.5 per Share or US$2.0 per ADS in cash, representing a premium of approximately 42% to the closing price of US$1.41 per ADS as quoted by Nasdaq on January 24, 2025, the last trading day prior to January 25, 2025, the date on which the Company received the Proposal, and premiums of approximately 50% and 38% to the volume-weighted average closing prices of the ADSs during the last 30 trading days and 60 trading days, respectively, prior to and including January 24, 2025;

•
certainty to exit in cash at US$0.5 per Share or US$2.0 per ADS, in light of the uncertainties in the macro environment and volatilities in the capital markets; and

•
the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the Merger.

The primary detriments of the Merger to the Unaffiliated Security Holders include, without limitation, the following:
•
such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any;

•
in general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “— U.S. Federal Income Tax Consequences” beginning on page 54 for additional information; and

•
the historical closing price of the ADSs is as high as US$2.56 per ADS during the 52-week period prior to and including January 24, 2025, the last trading day before the Company received the Proposal.

The primary benefits of the Merger to the Company’s directors and executive officers include, without limitation, the following:
•
continued indemnification rights, rights to advancement of fees and directors and officers liability insurance, which will continue to be provided to the existing directors and officers of the Company following the completion of the Merger. See “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” of this proxy statement;

•
the expected continuation of service of most executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company;

•
the cash-out of certain unvested Company RSUs held by the Company’s independent directors; and

•
the compensation at a rate of US$25,000 per month for the chairperson of the Special Committee and US$20,000 per month for the other members of the Special Committee, respectively, in exchange for each member’s services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger).

The primary detriments of the Merger to the Company’s directors and executive officers include, without limitation, the following:
•
directors and executive officers, to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares or ADSs, if any; and

•
in general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The primary benefits of the Merger to the JD Group include the following:
•
if the Company successfully executes its business strategies, the value of the JD Group’s equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

•
the Company will have more flexibility to change its capital spending strategy, deploy new services without public market scrutiny or analysts’ quarterly expectations. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize equity value in the long term;

•
the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation; and

•
there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements. The Company has estimated that no longer being subject to such requirements will result in a saving of direct costs of approximately US$2.0 million per year on a recurring basis.

The primary detriments of the Merger to the JD Group include the following:
•
all of the risks of any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by Parent;

•
the business risks facing the Company, including increased competition and government regulation, will be borne by Parent; and

•
an equity investment in the Surviving Company by Parent following the Merger will involve substantial risk resulting from the limited liquidity of such an investment since there will be no trading market for the Surviving Company’s equity securities.

The Company’s Net Book Value and Net Loss
As of the date of this proxy statement, Parent beneficially owns 657,224,518 Shares (including Shares represented by ADSs), which collectively represent approximately 63.4% of the total issued and outstanding Shares in the Company. Immediately after the closing of the Merger, Parent will own 100% of the outstanding Shares of the Company. The Company’s net loss attributable to the Company’s shareholders for the fiscal year ended December 31, 2024 was approximately US$279.3 million, and the Company’s net book value as of December 31, 2024 was approximately US$494.1 million.
The table below sets out the direct or indirect share in the Company’s net book value and net loss for members of the JD Group before and immediately after the Merger, based on the historical net book value and net loss of the Company as of and for the year ended December 31, 2024.
	Ownership Prior to the Merger(1)				Ownership After the Merger(1)
	Net Book Value		Net Loss		Net Book Value		Net Loss
Name	US$’000%		US$’000%		US$’000%		US$’000%
JD Group	313,128	63.4	(176,996)	63.4	494,082	100	(279,280)	100

Note:
(1)
Ownership percentages are based on 1,037,027,826 Shares outstanding as of the date of this proxy statement.

Plans for the Company after the Merger
Upon the completion of the Merger, Parent will own 100% of the equity interest in the Surviving Company, and the Company will cease to be a publicly traded company. Upon the completion of the Merger and the anticipated deregistration of the Shares and ADSs, the Company will no longer be subject to the Exchange Act and the compliance and reporting requirements of Nasdaq and the related direct and indirect costs and expenses.
Except as set forth in this proxy statement and transactions already under consideration by the Company, the JD Group does not currently have any plans, proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) sale or transfer of a material amount of the assets of the Company or any of its subsidiaries, or (iii) any other material changes in the Company, including with respect to the Company’s corporate structure or business.
However, after the completion of the Merger, the JD Group and the Surviving Company’s management and directors will continue to evaluate and review the Company’s entire business and operations from time to time, and may develop and implement plans and proposals that they consider to be in the best interests of the Company and its equity holders, including disposing of or acquiring material assets, conducting internal restructuring, forming alliances or joint ventures, conducting various forms of cooperation with third parties, carrying out business realignment with affiliates of the JD Group, relisting the Company or a substantial part of its business on a stock exchange, or other extraordinary transactions. The JD Group expressly reserves the right to make any changes it deems appropriate to the operation and structure of the Surviving Company and its business in light of such evaluation and review.
Alternatives to the Merger
The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on January 26, 2025 in response to the receipt of the Proposal from JD on January 25, 2025. In light of (i) the stated intention of JD not to sell the Shares held by it and its affiliates to any third party and the beneficial ownership of JD and its affiliates of approximately 63.4% of the entire issued and outstanding Shares (including Shares represented by ADSs), which represent approximately 63.4% of the aggregate voting power of the Company, each as of the date of this proxy statement, and (ii) the fact that, since the announcement of the proposed transaction and prior to the entry into the Merger Agreement, the Company has not received any offer from any third party for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or the purchase of all or a substantial portion of the Company’s voting securities that would enable such person to exercise control of or significant influence over the Company, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the JD Group. The Special Committee also took into account that prior to the receipt of shareholder approval, the Company can terminate the Merger Agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment of a termination fee to the extent provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably expected to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).
In addition, the Special Committee also considered the alternative for the Company to remain as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the significant offer premium implied by the merger consideration, the increased costs of regulatory compliance for public companies, the challenges to the Company’s efforts to increase shareholder value as an independent publicly-traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market.
Effects on the Company if the Merger Is Not Completed
The Company is not currently aware of any reason why the Merger would not be completed as contemplated by the Merger Agreement. If the Merger were not completed for any reason, the shareholders or ADS holders of the Company would not receive any payment for their Shares or ADSs, as applicable, in connection with the Merger, nor would the holders of any vested Company Options, unvested Company Options, vested Company RSUs or certain unvested Company RSUs receive any payment pursuant to the Merger Agreement and the Plan of Merger, nor would any unvested Company RSUs be assumed and converted into equity incentive awards of JD. Instead, the Company would remain a publicly-traded company and the ADSs would continue to be listed and traded on Nasdaq for so long as the Company continued to meet Nasdaq’s listing requirements, and the Company would remain subject to SEC reporting obligations. The Unaffiliated Security Holders would therefore continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares and ADSs. The effect of these risks and opportunities on the future value of the Unaffiliated Security Holders’ Shares and ADSs cannot be predicted with any certainty. There is also a risk that the market price of the ADSs would decline if the Merger were not completed, based on an assumption that the current market price reflects an expectation on the part of investors that the Merger will be completed.
Under specified circumstances, the Company may be required to pay Parent or its designees a termination fee of US$5,164,923, or Parent may be required to pay the Company or its designees a termination fee of US$10,329,846, in each case, as described under the caption “The Merger Agreement — Termination Fees” beginning on page 85.
If the Merger were not completed for any reason, the Board could be expected from time to time thereafter to evaluate and review the business, operations, dividend policy, and capitalization of the Company and make such changes as it deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger were not completed for any reason, it is possible that no other comparable transaction acceptable to the Company would be offered, and that the Company’s business, prospects, and results of operations would be adversely affected.
Financing of the Merger
The Company and the JD Group estimate that the total amount of funds necessary to complete the Merger and the Transactions, excluding payment of fees and expenses in connection with the Merger, would be approximately US$189.9 million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the JD Group did not consider the value of the Excluded Shares, which will be cancelled for no consideration pursuant to the Merger Agreement. This amount includes the cash to be paid to the Unaffiliated Security Holders in connection with the Transactions.
The JD Group expects to provide this amount through cash contribution by the Sponsor as contemplated by the Commitment Letter. Under the terms and subject to the conditions of the Commitment Letter, the Sponsor will provide the necessary financing for the Transactions.
Committed Financing
Pursuant to the Commitment Letter, the Sponsor has committed, subject to the terms and conditions therein, to pay or cause to be paid to Parent in immediately available funds at or prior to the Effective Time an aggregate cash amount of US$200,000,000. Such funds to be used by Parent to (i) fund the total amount of the Merger Consideration (as defined in the Merger Agreement) and any other amounts required to be paid by Parent and Merger Sub pursuant to the Merger Agreement, and (ii) pay any and all fees and expenses of Parent and Merger Sub in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement. In the event that Parent does not require the full US$200,000,000 to consummate the Merger, the amount to be funded under the Commitment Letter will be reduced by Parent to a level sufficient to fully fund the total amount of the Merger Consideration and any other amounts required to be paid by Parent and Merger Sub pursuant to the Merger Agreement and pay related fees and expenses related to the Transactions.
The Sponsor’s funding under the Commitment Letter is conditioned on (i) the satisfaction, or waiver by Parent, of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Merger), and (ii) the substantially concurrent consummation of the closing of the Merger, provided, that if the Company seeks specific performance in accordance with the Merger Agreement and the Parent or Merger Sub is ordered by a court of competent jurisdiction to specifically perform their obligations to effect the closing pursuant to the Merger Agreement, the conditions set forth in this item (ii) will be deemed satisfied.
The Sponsor’s funding obligations under the Commitment Letter will terminate automatically and immediately upon the earlier to occur of (i) the Effective Time, so long as the Sponsor has at or prior to the Effective Time fully funded its commitment under the Commitment Letter, and (ii) the valid termination of the Merger Agreement in accordance with its terms.
The Company is an express third-party beneficiary of the Commitment Letter to the extent of its right to seek specific performance of the committed financing pursuant to the terms and subject to the conditions of the Commitment Letter.
Limited Guarantee
Concurrently with the execution and delivery of the Merger Agreement on April 1, 2025, the Sponsor, as the guarantor, executed and delivered the Limited Guarantee in favor of the Company. Under the Limited Guarantee, the Sponsor has guaranteed in favor of the Company, subject to a maximum amount of US$11,000,000 (the “Maximum Amount”) and certain limitations provided therein, (i) the payment of the Parent Termination Fee as defined in the Merger Agreement, and (ii) the reimbursement obligations of Parent of reasonable costs and expenses actually incurred in connection with the collection of the Parent Termination Fee pursuant the Merger Agreement. The Limited Guarantee will terminate on the earliest to occur of (a) the Effective Time, (b) the payment in full of the obligations thereunder subject to the Maximum Amount, and (c) the valid termination of the Merger Agreement in accordance with its terms under the circumstance in which Parent and/or Merger Sub would not be obligated to make any payment of any obligations mentioned above pursuant to the Merger Agreement.
Remedies
The parties to the Merger Agreement are entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or in equity.
While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.
The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to (i) a termination fee of US$10,329,846 and US$5,164,923, respectively, and (ii) reimbursement of certain expenses in the event that the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be.
Interests of Certain Persons in the Merger
In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that the JD Group has interests in the transaction that are different from, and/or in addition to, the interests of the Unaffiliated Security Holders generally. The Board and the Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, and recommend that our shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transaction.

Interests of the JD Group
As a result of the Merger, Parent will own 100% of the equity interest in the Surviving Company immediately following the completion of the Merger. The JD Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could result in an increase in the value of their investments in the Company. The JD Group will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. As there will be no public trading market for the Surviving Company’s shares, the JD Group will have no certainty of any future opportunity to sell such shares at an attractive price, or that any dividend paid by the Surviving Company will be sufficient to recover their respective investments in the Company.
The Merger may also provide additional means to enhance shareholder value for the JD Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the JD Group, such as through dividends or other distributions.
Interests of the Company’s Executive Officers and Directors in the Merger
In considering the recommendation of the Special Committee and the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the Transactions that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include:
•
among the directors of the Company, Mr. Kevin Qing Guo is affiliated with the JD Group in his capacity as a consultant to JD, and Mr. Ian Su Shan is affiliated with the JD Group in his capacity as the chief financial officer and chief climate officer of JD;

•
the continued beneficial ownership interest in the Surviving Company and its affiliates post-closing of the Merger by Mr. Kevin Qing Guo, Mr. Ian Su Shan and Mr. Henry Jun Mao;

•
the cash-out of certain unvested Company RSUs held by the Company’s independent directors;

•
continued indemnification rights and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

•
the compensation at a rate of US$25,000 per month for the chairperson of the Special Committee and US$20,000 per month for the other members of the Special Committee, respectively, in exchange for each member’s services in such capacity (the payment of which is not contingent upon the closing of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

•
the expected continuation of service of most executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters.
Treatment of Company Share Awards
At the Effective Time, the Company will terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans.
At the Effective Time, each Company Option to purchase Shares granted under the Company Share Plans, that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled in exchange for the right of each holder of such Company Option to receive cash, without interest and net of any applicable withholding taxes, as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Company Option and (y) the number of Shares underlying such Company Option (assuming such holder exercises such Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option will be cancelled without any cash payment being made in respect thereof.
At the Effective Time, each Company RSU that is (x) vested and outstanding immediately prior to the Effective Time and (y) unvested, outstanding and held by any independent director of the Company immediately prior to the Effective Time will be cancelled in exchange for the right of the holder of such Company RSU to receive cash, without interest and net of any applicable withholding taxes, as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, in the amount equal to the Per Share Merger Consideration for each Share underlying such Company RSU.
At the Effective Time, each Company RSU that is unvested and outstanding immediately prior to the Effective Time (other than those held by the independent directors of the Company) will be cancelled in exchange for the right of each holder of such Company RSU to receive a restricted share unit or similar award that entitles that holder to receive such number of Class A ordinary share(s) of JD (rounded down to the nearest whole share) as is equal to the product obtained by multiplying (x) the number of Shares underlying such unvested Company RSU by (y) the Exchange Ratio (as defined below), and such newly issued RSUs will be subject to vesting conditions and provisions relating to vesting acceleration (if any) the same as, and other terms and conditions substantially the same as, those that were applicable to such unvested Company RSUs immediately prior to the Effective Time. The “Exchange Ratio” means the Per Share Merger Consideration divided by the result of dividing (x) the average closing price of an American depositary share of JD listed on Nasdaq during the five (5) consecutive trading days immediately preceding the closing date of the Merger by (y) the number of Class A ordinary shares of JD represented by such an American depositary share of JD listed on Nasdaq.
All of the vested and unvested Company Options granted to each director and executive officer of the Company will be cancelled without any cash payment being made in respect thereof because the exercise price per Share of all of such vested and unvested Company Options are greater than the Per Share Merger Consideration. Any Company RSUs held by the directors and executive officers of the Company to the extent vested have already been converted into Shares. The following table shows, as of the date of this proxy statement, for each director and executive officer of the Company, (a) the number of Shares owned and the cash payment that will be made in respect of the Shares pursuant to the Merger Agreement, (b) the number of unvested Company RSUs granted under the Company Share Plans and, with respect to Ms. Laura Marie Butler, Ms. Baohong Sun and Ms. Jian Han, the cash payment that will be made in respect of the unvested Company RSUs, and (c) the total cash payment that will be made in respect of the outstanding Shares and unvested Company RSUs held by each director and executive officer of the Company (in all cases before applicable withholding taxes).
	Shares		Unvested Company RSUs
Name	Shares Beneficially Owned	Cash Payments ($)	Underlying Shares	Cash Payments ($)	Total Cash Payments ($)
Kevin Qing Guo	2,951,160	1,475,580	9,923,232	—	1,475,580
Ian Su Shan	—	—	—	—	—
Baohong Sun	50,000	25,000	283,784	141,892	166,892
Laura Marie Butler	25,000	12,500	283,784	141,892	154,392
Jian Han	25,000	12,500	283,784	141,892	154,392
Henry Jun Mao	25,000	12,500	75,000	—	12,500
Total	3,076,160	1,538,080	10,849,584	425,676	1,963,756
Indemnification; Directors’ and Officers’ Insurance
See “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance” beginning on page 81.

The Special Committee
On January 26, 2025, the Board established a Special Committee of independent and disinterested directors to consider the Proposal from the JD Group and to take any actions it deems appropriate to assess the fairness and viability of such Proposal. The Special Committee is composed of three independent and disinterested directors: Ms. Laura Marie Butler, Ms. Baohong Sun and Ms. Jian Han. The Board appointed Ms. Laura Marie Butler as the chairperson of the Special Committee. Other than (a) their receipt of Board compensation in the ordinary course and the Special Committee compensation (which is not contingent on the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger), (b) their indemnification and liability insurance rights under their respective indemnification agreement entered into with the Company and the Merger Agreement, and (c) their right to receive cash consideration after the completion of the Merger with respect to the unvested Company RSUs that had been granted to them, if any, under the Company Share Plans, none of the members of the Special Committee has a financial interest in the Merger or any of transactions contemplated thereby that is different from that of the Unaffiliated Security Holders and none of them is related to any entity of the JD Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.
The Company has compensated the members of the Special Committee in exchange for their service in such capacity. The monthly compensation is US$25,000 for the chairperson of the Special Committee and US$20,000 for the other members of the Special Committee, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger.
Position with the Surviving Company
After completion of the Merger, Ms. Ruiyu Li, an employee of JD, is expected to be the director of the Surviving Company. It is anticipated that most executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions.
Related Party Transactions
The Company has adopted an audit committee charter that requires the audit committee to review on an ongoing basis and approve all related party transactions as defined in Item 7.B of Form 20-F. For a description of related party transactions for the years ended December 31, 2023 and 2024, see “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s Annual Report.
Fees and Expenses
Fees and expenses incurred or to be incurred by the Company and the JD Group in connection with the Merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the Merger.
Description	Amount (US$)
Legal fees and expenses	US$
Financial advisory fees and expenses	US$
Filing fees	US$
Special Committee compensation	US$
Miscellaneous (e.g., ADS program termination fees, printer and mailing costs)	US$
Total	US$
These expenses (other than the ADS cancellation fees, at US$0.05 per ADS) will not reduce the merger consideration to be received by the Company shareholders and ADS holders. If the Merger is completed, the party incurring any costs and expenses in connection with the Merger and the Merger Agreement will pay those costs and expenses.

Voting by the JD Group at the Extraordinary General Meeting
Pursuant to the Merger Agreement, Parent and Merger Sub have agreed to vote and cause their respective affiliates to vote, or cause to be voted, all of the Shares held directly or indirectly by them and their respective affiliates in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions. As of the Share Record Date, we expect that Parent, Merger Sub and their respective affiliates will collectively beneficially own 657,224,518 Shares (including Shares represented by ADSs), which collectively represent approximately      % in number and approximately      % in voting rights of the Company’s issued and outstanding Shares.
Litigation Related to the Merger
We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or the Transactions.
Accounting Treatment of the Merger
The Merger will be accounted for in accordance with Accounting Standards Codification 805-50, Business Combinations — Transactions between Entities under Common Control. As Parent controls the Company and will continue to control the Company after the Merger, the net assets transferred will be recorded at their carrying amount, and no gain or loss will be recognized in the consolidated statements of operations and comprehensive income of Parent.
Regulatory Matters
The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the federal securities laws and applicable listing rules of Nasdaq, and (b) the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Cayman Registrar and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette. See “The Merger Agreement — Conditions to the Merger” beginning on page 82 for additional information.
Dissenters’ Rights
Registered shareholders who have validly exercised and have not effectively withdrawn or lost their right to exercise dissenters’ rights will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Act and subject to Section 239 of the Cayman Islands Companies Act, if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose your dissenters’ rights (as described under the section entitled “Dissenters’ Rights” on page 88). This proxy statement is not to be construed or taken as legal advice on Cayman Islands law. Registered shareholders who wish to exercise any rights under Section 238 of the Cayman Islands Companies Act, or otherwise, should obtain their own copy of the complete Cayman Islands Companies Act and seek legal advice from a law firm authorized to practice Cayman Islands law without delay.
U.S. Federal Income Tax Consequences
The following discussion is a summary of U.S. federal income tax consequences generally applicable to the exchange of Shares or ADSs for cash pursuant to the Merger or as a result of the exercise of dissenters’ rights by a U.S. Holder (as defined below) that holds the Shares or ADSs as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the “Code”. This discussion assumes that the Merger will be consummated in accordance with the Merger Agreement and as described in this proxy statement. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service, or the “IRS,” or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, minimum tax, and other non-income tax considerations, the Medicare tax on certain net investment income, or any state, local and non-U.S. tax considerations, relating to the exchange of Shares or ADSs for cash pursuant to the Merger or as a result of the exercise of dissenters’ rights. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:
•
banks and other financial institutions;

•
insurance companies;

•
pension plans;

•
cooperatives;

•
regulated investment companies;

•
real estate investment trusts;

•
broker-dealers;

•
traders that elect to use a mark-to-market method of accounting;

•
certain former U.S. citizens or long-term residents;

•
tax-exempt entities (including private foundations);

•
holders who acquire their Shares or ADSs pursuant to any employee share option or otherwise as compensation;

•
investors that will hold their Shares or ADSs as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•
investors that have a functional currency other than the U.S. dollar;

•
persons that actually or constructively own 10% or more of our Shares or ADSs (by vote or value); or

•
partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding the Shares or ADSs through such entities, all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisors regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the exchange of the Shares or ADSs for cash pursuant to the Merger or as a result of the exercise of dissenters’ rights.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Shares or ADSs that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in or organized under the law of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares (including Shares represented by ADSs), the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding Shares is urged to consult its own tax advisor.
For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of the ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of the ADSs will be treated in this manner. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to U.S. federal income tax.
ALL U.S. HOLDERS OF SHARES OR ADSS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.
Consequences of the Merger to U.S. Holders
The receipt of cash by a U.S. Holder in exchange for its Shares or ADSs pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in the Merger and its adjusted tax basis in the Shares or ADSs surrendered therefor. Subject to the rules discussed below under “— Passive Foreign Investment Company Rules,” such gain or loss will generally be long-term capital gain or loss if a U.S. Holder has held its Shares or ADSs, as applicable, for more than one year as of the effective date of the Merger. Long-term capital gain recognized by certain non-corporate U.S. Holders is generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for its Shares or ADSs. If a U.S. Holder acquired different blocks of Shares or ADSs, as applicable, at different times or different prices, such U.S. Holder must determine its tax basis and holding period separately for each block of Shares or ADSs, respectively.
However, as discussed below under “— Passive Foreign Investment Company Rules,” we believe that we were a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes for our 2024 taxable year. However, we do not believe that we were a PFIC for U.S. federal income tax purposes for our 2023 taxable year or for our 2022 taxable year, as indicated on our Prior Annual Reports. Moreover, we will likely be a PFIC for our 2025 taxable year unless the market price of our ADSs significantly increases and/or we invest a substantial amount of cash and other passive assets we hold in assets that produce or are held for the production of non-passive income. Accordingly, it is expected that any gain on the disposition of a U.S. Holder’s Shares or ADSs pursuant to the Merger will not be treated as capital gain, and the preferential rates for long-term capital gains will not be available. The deductibility of capital losses is subject to limitations under the Code. If a U.S. Holder acquired different blocks of Shares or ADSs at different times or different prices, the adjusted tax basis and holding period must be separately determined with respect to each block of such Shares or ADSs.
As described below under “Special Factors — PRC Income Tax Consequences,” there is a risk that gain from the disposition of the ADSs or Shares pursuant to the Merger may be subject to PRC tax. In general, a U.S. Holder is entitled to use foreign tax credits to offset only the portion of U.S. federal income tax liability attributable to foreign-source income. Because under the Code, any gain or loss recognized by a U.S. Holder pursuant to the Merger generally will be treated as U.S.-source gain or loss, this limitation may preclude a U.S. Holder from claiming a credit for all or a portion of PRC taxes imposed on the gain. However, if a U.S. Holder is eligible for the benefits of the income tax treaty between the United States and the PRC (the “Treaty”), such U.S. Holder may elect to treat the gain as PRC-source income for foreign tax credit limitation purposes. Under certain Treasury regulations (the applicability of which has been postponed until further guidance is issued), if a U.S. Holder does not elect to apply the benefits of the Treaty, such U.S. Holder is generally precluded from claiming foreign tax credits with respect to PRC income taxes on disposition gains. Even if these Treasury regulations do not prohibit a U.S. Holder from claiming a foreign tax credit with respect to PRC income taxes, if any, on disposition gains, other limitations under the foreign tax credit rules may preclude such U.S. Holder from claiming a foreign tax credit with respect some or all of such taxes. If a U.S. Holder is precluded from claiming a foreign tax credit, it is possible that any PRC income taxes on disposition gains may either be deductible or reduce the amount realized on the disposition. The rules governing foreign tax credits are very complex. Each U.S. Holder should consult its tax advisors regarding the tax considerations if a foreign tax is imposed on a disposition of Shares or ADSs, including the availability of the foreign tax credit under their particular circumstances.
Passive Foreign Investment Company Rules
A non-U.S. corporation, such as our company, will be considered as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as a passive asset and the Company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.
If we were classified as a PFIC for any taxable year during which a U.S. Holder held our ordinary shares, the PFIC tax rules discussed generally will apply to such U.S. Holder for such taxable year and, unless the U.S. Holder makes certain elections, will apply in future years even if we ceased to be a PFIC.
As explained in the Company’s Annual Report at “Item 10. Additional Information —E. Taxation — United States Federal Income Tax Considerations — Passive foreign investment company considerations,” we believe that we were a PFIC for U.S. federal income tax purposes for our taxable year ended December 31, 2024, and we will likely be classified as a PFIC for our taxable year ending December 31, 2025. The determination of whether we will be or become a PFIC will depend upon the composition of our income and assets and the value of our assets from time to time, including, in particular the value of our unbooked intangibles (which may depend upon the market value of the ADSs or Shares from time to time, which may be volatile).
If we were a PFIC for any taxable year during which a U.S. Holder held the Shares or ADSs, such U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Shares or ADSs), and (ii) any gain realized on the sale or other disposition of Shares or ADSs. Under these PFIC rules:
•
such excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the Shares or ADSs;

•
such amounts allocated to the current taxable year and any taxable years in such holder’s holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income;

•
amounts allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, and;

•
will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such other taxable year (an “interest charge”).

If we were a PFIC for any taxable year during which a U.S. Holder held the Shares or ADSs and any of our non-U.S. subsidiaries were also PFICs, such holder will be treated as having owned a proportionate amount (by value) of the shares of such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.
A U.S. Holder who made a mark-to-market election, as described in the Company’s Annual Report at “Item 10. Additional Information — E. Taxation — United States Federal Income Tax Considerations — Passive foreign investment company rules,” for such holder’s taxable years prior to the taxable year in which the Merger is closed should be able to avoid any interest charge for those years.
If a U.S. Holder owns the Shares or ADSs during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual report containing such information as the United States Treasury Department may require. Each U.S. Holder should consult its tax advisors regarding the U.S. federal income tax consequences of owning and disposing of the Shares or ADSs.
PRC Income Tax Consequences
Under the EIT Law, which took effect on January 1, 2008 and was most recently amended on December 29, 2018, enterprises established in accordance with the law of a foreign country (region) but with effective management located in China are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Implementation Regulations for Enterprise Income Tax Law, as amended on April 23, 2019 and December 6, 2024, which defines “effective management” as where an enterprise exercises substantive and overall management and control of its production, business operations, personnel, accounting, property, etc. The State Taxation Administration issued the Notice on Issues Concerning the Determination of Chinese-Controlled Offshore Incorporated Enterprises as Resident Enterprises on the Basis of Effective Management (“Circular 82”) on April 22, 2009, and as amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “effective management” of a PRC-controlled offshore incorporated enterprise is located in China. By contrast, enterprises established in accordance with the law of a foreign country (region) with effective management located outside China are considered “non-resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 10% for PRC-sourced income (including any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise), provided that the “non-resident enterprise” (a) does not have an establishment or a place in the PRC or (b) has an establishment or a place in the PRC, but the relevant income is not effectively connected with the establishment or place. Under the Individual Income Tax Law, an individual who disposes a capital asset (including equity in a PRC resident enterprise) in China is subject to PRC individual income tax at the rate of 20% (applicable to both resident individuals and non-resident individuals). Reduction of or relief from these taxes may be sought under applicable tax treaties with China.
The Company does not believe it is a resident enterprise defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of consideration for your Share or ADSs should otherwise be subject to PRC income tax to holders of such Shares or ADSs that are not PRC tax residents, however, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares or ADSs would otherwise be subject to PRC income tax to holders of such Shares or ADSs that are not PRC tax residents.
In addition, under the Bulletin on Issues Relating to Enterprise Income Tax on Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Taxation Administration, which became effective on February 3, 2015, and the Bulletin on Issues Relating to Withholding at Source of Income Tax for Non-resident Enterprises (“Bulletin 37”) issued by the State Taxation Administration, which became effective on December 1, 2017, if a non-resident enterprise transfers PRC taxable assets (including PRC resident enterprises’ equity) indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets without any reasonable commercial purpose, PRC tax authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% enterprise income tax on the gain from such offshore share transfer, unless (i) the non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market, or (ii) where there is an indirect transfer of PRC taxable assets, but if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement (“Safe Harbor Rules”). According to Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors should be taken into consideration to assess whether the transfer or offshore holding arrangements would be deemed as having a reasonable commercial purpose. Pursuant to the Tax Collection and Administration Law, Bulletin 37 and related regulations, where the party responsible to withhold such income tax did not or was unable to withhold, and non-resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under PRC tax laws, also the transferee may be obliged to pay taxes in arrears. Bulletin 37 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Merger where non-resident enterprise shareholders or ADS holders were involved, if the Merger (or the Company’s offshore structure) is determined by the PRC tax authorities to lack reasonable commercial purpose. The Company does not believe that the Merger (or the Company’s offshore structure) is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as purchaser) will not withhold any PRC enterprise income tax (under Bulletin 7 and Bulletin 37) from the merger consideration to be paid to holders of Shares or ADSs. However, if PRC tax authorities were to invoke Bulletin 37 and Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the Merger by the Company’s shareholders who are non-resident enterprises could be treated as PRC-sourced income and thus be subject to PRC enterprise income tax at a rate of 10% (subject to applicable treaty relief).
You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.
Cayman Islands Tax Consequences
The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares or ADSs under the terms of the Merger Agreement. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed in or produced before a court in the Cayman Islands (for example, for enforcement); (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger; and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY’S ADSS, DIVIDENDS AND OTHER MATTERS
Market Price of the ADSs
The following table sets forth the high and low trading prices for the ADSs on Nasdaq under the symbol “DADA” for the periods indicated:
	Trading Price (US$)
	High	Low
2023
First Quarter	15.18	6.79
Second Quarter	8.44	4.66
Third Quarter	6.69	4.23
Fourth Quarter	4.66	3.01
2024
First Quarter	3.39	1.41
Second Quarter	2.17	1.26
Third Quarter	1.90	1.04
Fourth Quarter	2.49	1.21
2025
First Quarter	1.92	1.22
Second Quarter (from April 1, 2025 to April 29, 2025)	1.93	1.85
On January 24, 2025, the last trading day prior to the date on which the Company received the Proposal, the reported closing price of the ADSs on Nasdaq was US$1.41. The Per ADS Merger Consideration of US$2.0 per ADS represents a premium of approximately 42% over the closing price of US$1.41 per ADS on January 24, 2025 and premiums of approximately 50% and 38% to the volume-weighted average closing prices of the ADSs during the last 30 trading days and 60 trading days, respectively, prior to and including January 24, 2025. On April 29, 2025, the most recent practicable date before the date of this proxy statement, the high and low reported trading prices of the ADSs were US$1.92 and US$1.91, respectively. You are urged to obtain a current market price quotation for your ADSs in connection with voting your ADSs or Shares.
Dividend Policy
The Board has discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, the Company’s shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the Board. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that the Company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business. Even if the Company decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant.
The Company does not have any present plan to pay any cash dividends on its Shares in the foreseeable future. The Company currently intends to retain most, if not all, of the available funds and any future earnings to operate and expand its business.
The Company is a holding company incorporated in the Cayman Islands as an exempted company. The Company may rely on dividends from its subsidiaries in the Chinese mainland for its cash requirements, including any payment of dividends to the shareholders. PRC regulations may restrict the ability of the Company’s PRC subsidiaries to pay dividends to the Company.

If the Company pays any dividends on its Shares, the Company will pay those dividends which are payable in respect of the Shares underlying the ADSs to the ADS Depositary, as the registered holder of such Shares, and the ADS Depositary then will pay such amounts to the ADS holders in proportion to the Shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

THE EXTRAORDINARY GENERAL MEETING
We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Special Committee for use at the extraordinary general meeting described below.
Date, Time and Place of the Extraordinary General Meeting
The extraordinary general meeting will be held on             , at           a.m. (Beijing Time) at                  .
Proposals to be Considered at the Extraordinary General Meeting
At the meeting, you will be asked to consider and vote upon:
•
Proposal No. 1 — The Merger Proposal. To consider and vote, as special resolutions:

THAT the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including: (i) the Merger and (ii) the Adoption of Amended M&A be authorized and approved; and
THAT each of the members of the Special Committee be authorized to execute and deliver, on behalf of the Company, the Plan of Merger together with any supporting documentation, and to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions.
•
Proposal No. 2 — The Adjournment Proposal. To consider and vote, if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
At the Effective Time, all Shares will be cancelled and cease to exist. If the Merger is consummated, each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs, will be cancelled in exchange for the right to receive US$0.5 in cash per Share without interest and net of any applicable withholding taxes, and each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing the Excluded Shares, will be cancelled in exchange for the right to receive US$2.0 in cash per ADS, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement. The Excluded Shares (including ADSs representing the Excluded Shares) will be cancelled and cease to exist without payment of any consideration or distribution therefor. The Dissenting Shares will thereafter represent only the right to receive the fair value of each Share as determined by the Grand Court of the Cayman Islands under Section 238 of the Cayman Islands Companies Act.
In addition to the foregoing, at the Effective Time, the Company will terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans.
At the Effective Time, each Company Option to purchase Shares granted under the Company Share Plans, that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled in exchange for the right of each holder of such Company Option to receive cash, without interest and net of any applicable withholding taxes, as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, in the amount equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Company Option and (y) the number of Shares underlying such Company Option (assuming such holder exercises such Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option will be cancelled without any cash payment being made in respect thereof.
At the Effective Time, each Company RSU that is (x) vested and outstanding immediately prior to the Effective Time and (y) unvested, outstanding and held by any independent director of the Company immediately prior to the Effective Time will be cancelled in exchange for the right of the holder of such

Company RSU to receive cash, without interest and net of any applicable withholding taxes, as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, in the amount equal to the Per Share Merger Consideration for each Share underlying such Company RSU.
At the Effective Time, each Company RSU that is unvested and outstanding immediately prior to the Effective Time (other than those held by the independent directors of the Company) will be cancelled in exchange for the right of each holder of such Company RSU to receive a restricted share unit or similar award that entitles that holder to receive such number of Class A ordinary share(s) of JD (rounded down to the nearest whole share) as is equal to the product obtained by multiplying (x) the number of Shares underlying such unvested Company RSU by (y) the Exchange Ratio (as defined below), and such newly issued RSUs will be subject to vesting conditions and provisions relating to vesting acceleration (if any) the same as, and other terms and conditions substantially the same as, those that were applicable to such unvested Company RSUs immediately prior to the Effective Time. The “Exchange Ratio” means the Per Share Merger Consideration divided by the result of dividing (x) the average closing price of an American depositary share of JD listed on Nasdaq during the five (5) consecutive trading days immediately preceding the closing date of the Merger by (y) the number of Class A ordinary shares of JD represented by such an American depositary share of JD listed on the Nasdaq.
Resolutions to be Voted Upon
The full text of the resolutions to be proposed are as follows:
Proposal No. 1 — The Merger Proposal:
“RESOLVED, as a special resolution that:
(a)
the execution, delivery and performance by the Company of the Agreement and Plan of Merger dated as of April 1, 2025, by and among JD Sunflower Investment Limited, a BVI business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), JD Sunflower Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company (as amended from time to time the “Merger Agreement”) and the other agreements or documents contemplated by the Merger Agreement or any document or instrument delivered in connection thereunder to which the Company is a party, and the consummation of the transactions contemplated by the Merger Agreement (including the Merger (as defined below)), upon the terms and subject to the conditions set forth therein, be confirmed, ratified, approved and authorized in all respects;

(b)
the execution, delivery and performance by the Company of the Plan of Merger by and among the Company and Merger Sub in substantially the form tabled to the extraordinary general meeting (the “Plan of Merger”) pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving company and all the undertaking, property and liabilities of Merger Sub vesting in the Company by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands, and in accordance with the Merger Agreement (the “Merger”), be approved, authorized and confirmed in all respects;

(c)
the Plan of Merger be executed and delivered by any member of the special committee of the board of directors of the Company (the “Special Committee”) on behalf of the Company and that the Plan of Merger, together with any supporting documentation, be submitted for registration to the Registrar of Companies of the Cayman Islands;

(d)
upon the Effective Time (as defined in the Plan of Merger): the eighth amended and restated memorandum and articles of association of the Company be amended and restated by their deletion in their entirety and replacement with, and the adoption of, the ninth amended and restated memorandum and articles of association annexed to the Plan of Merger (the “Adoption of Amended M&A”); and

(e)
each member of the Special Committee be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger and the Adoption of Amended M&A.”

Proposal No. 2 — The Adjournment Proposal:
“RESOLVED, as an ordinary resolution, that the extraordinary general meeting be adjourned to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are insufficient votes to approve the Merger Proposal.”
The Board’s Recommendation
The Board, acting on the unanimous recommendation of the Special Committee:
•
determined that the Merger as contemplated in the Merger Agreement and the Plan of Merger is fair to and in the best interests of the Company and the Unaffiliated Security Holders and it is advisable for the Company to enter into the Merger Agreement, the Plan of Merger and to consummate the Transactions;

•
authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the consummation of the Transactions; and

•
resolved to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, to the shareholders of the Company and directed that the Merger Agreement, the Plan of Merger and the consummation of the Transactions, be submitted to a vote of the shareholders of the Company for authorization and approval.

Record Date; Shares and ADSs Entitled to Vote
You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name as of 5 p.m. Cayman Islands time on the Share Record Date. If you own Shares as of 5 p.m. Cayman Islands time on the Share Record Date, you should lodge your proxy card so that the proxy card is received by the Company no later than                  a.m. (Beijing time) on                  , being 48 hours before the time appointed for the extraordinary general meeting.
If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 9:00 a.m. (New York City time) on                  , 2025 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.
Each registered holder of Shares has one vote for each Share held as of 5 p.m. Cayman Islands time on the Share Record Date. We expect that, as of the Share Record Date, there will be Shares entitled to be voted at the extraordinary general meeting. See “The Extraordinary General Meeting — Procedures for Voting” below for additional information.
Quorum
A quorum of the Company’s registered shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy (or in the case of a shareholder being a corporation or other non-natural person, by a duly authorized representative), of one or more shareholders holding Shares which carry in aggregate not less than one-third of all votes attaching to all Shares in issue and entitled to vote at such meeting. In the event that a quorum is not present, the extraordinary general meeting will be dissolved and will need to be re-convened.

Vote Required
Under the Cayman Islands Companies Act and the Company’s eighth amended and restated memorandum and articles of association, in order for the Merger to be consummated, the Merger Proposal must be approved by a special resolution of the shareholders of the Company in accordance with the Company’s eighth amended and restated memorandum and articles of association and the Cayman Islands Companies Act, which requires the affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds of the voting power of the outstanding Shares present and voting in person or by proxy as a single class at the extraordinary general meeting or any adjournment or postponement thereof. If this vote is not obtained, the Merger will not be consummated.
The Adjournment Proposal must be authorized and approved by an ordinary resolution under the Cayman Islands Companies Act and the eighth amended and restated memorandum and articles of association of the Company, which requires an affirmative vote of holders of Shares (including Shares represented by ADSs) representing a simple majority of the votes cast by such shareholders as, being entitled to do so, attend and vote in person or by proxy as a single class at the extraordinary general meeting or any adjournment or postponement thereof.
An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting and will have no effect on any of the proposals.
As of the date of this proxy statement, there are 1,037,027,826 Shares issued and outstanding, all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “Summary Term Sheet — Procedures for Voting.” We expect that, as of the Share Record Date, there will be                  Shares issued and outstanding, all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “The Extraordinary General Meeting — Procedures for Voting.”
As of the date of this proxy statement, the JD Group beneficially owns 657,224,518 Shares (including Shares represented by ADSs), which collectively represent approximately 63.4% of the Company’s issued and outstanding Shares and approximately 63.4% of the total voting power of the outstanding Shares in the Company. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 93 for additional information. Pursuant to the terms of the Merger Agreement, these Shares will be voted or caused to be voted by Parent and Merger Sub in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, at the extraordinary general meeting. Given the JD Group’s shareholding as described above and assuming Parent and compliance with its voting undertaking under the applicable Support Agreements to vote all their Shares in favor of the Merger Proposal, based on the number of Shares (including Shares represented by ADSs) expected to be issued and outstanding on the Share Record Date,                  Shares owned by the Unaffiliated Security Holders equal to approximately           % of the voting power of the entire issued and outstanding Shares as of the Share Record Date must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting for them to be approved, assuming all shareholders of the Company will be present and voting in person or by proxy at the extraordinary general meeting.
Procedures for Voting
Shares
Only shareholders registered in the register of members of the Company as of 5 p.m. Cayman Islands time on the Share Record Date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of 5 p.m. Cayman Islands time on the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after 5 p.m. Cayman Islands time on the Share Record Date may not attend or vote at the extraordinary general meeting unless they receive a proxy from the person or entity who was the registered holder of such Shares as of the Share Record Date. Each registered holder of Shares has one vote for each Share held as of 5 p.m. Cayman Islands time on the Share Record Date.

Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible so that it is received by the Company no later than                  a.m. (Beijing time) on                  , being 48 hours before the time appointed for the extraordinary general meeting, the deadline to lodge the proxy card for it to be valid. Registered shareholders can also attend the extraordinary general meeting and vote in person.
Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact the Company’s proxy solicitor Sodali & Co at (800) 662-5200 (toll free in North America) or +1 (203) 658-9400 or by email at DADA@info.sodali.com.
ADS
Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on the ADS Record Date (New York City time) (who do not surrender such ADSs for cancellation and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 9:00 a.m. (New York City time) on                  , 2025. Following actual receipt by the ADR department responsible for proxies and voting of instructions of registered holders of ADS (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the ADS Depositary shall, in the manner and on or before the time established by the ADS Depositary for such purpose, endeavor to vote or cause to be voted the Shares represented by the ADSs evidenced by such holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing Shares. The ADS Depositary will not itself exercise any voting discretion in respect of any Shares. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to provide voting instructions.
Holders of ADSs will not be able to attend or vote at the extraordinary general meeting directly (whether in person or by proxy). In order for holders of ADSs to attend and/or directly vote at the meeting, they will need to surrender their ADSs to the ADS Depositary for cancellation, conversion into, and delivery of the corresponding Shares and become registered in the Company’s register of members as holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to surrender their ADSs for cancellation and attend and vote at the extraordinary general meeting need to make arrangements with their broker or custodian to deliver the ADSs to the ADS Depositary for cancellation before the close of business in New York City on            together with (a) delivery instructions for the corresponding Shares represented by such ADSs (including, if applicable, the name and address of person who will be the registered holder of such Shares), (b) payment of ADS Depositary’s fees associated with such cancellation (US$0.05 per ADS to be cancelled and any other fees and charges payable by the ADS holders pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Company, and any applicable taxes, and (c) a certification that the ADS holder either (i) beneficially owned the relevant ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being surrendered for cancellation (or has cancelled all voting instructions previously given), or has given voting instructions to the ADS Depositary as to the ADSs being surrendered but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please promptly contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to surrender the ADSs on your behalf. Upon surrender of the ADSs for cancellation, the ADS Depositary will direct HSBC Hong Kong, the custodian holding the Shares represented by the surrendered ADSs, to deliver, or cause the delivery of, such Shares to or upon the written order of the person(s) designated in the order delivered to the ADS Depositary for such purpose. If you hold ADSs through a broker or other securities intermediary, you should contact that broker or intermediary to determine the date by which you must instruct them to act in order that the necessary processing can be completed in time. There is no guarantee that Shares can be timely delivered to the order of surrendering holders of ADSs. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company to instruct its Cayman Registrar of Shares to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a publicly traded company in the United States and the ADSs will continue to be listed on Nasdaq. Shares are not listed and cannot be traded on any stock exchange other than Nasdaq, and in such case only in the form of ADSs. As a result, if you have surrendered your ADSs for cancellation to attend the extraordinary general meeting and the Merger is not consummated and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, the availability of ADSs for issuance under the existing F-6 registration statement(s) for the ADSs, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued pursuant to the terms of the Deposit Agreement), applicable share transfer taxes (if any), and any other fees, charges and expenses owing pursuant to the Deposit Agreement.
Proxy Holders for Registered Shareholders
Shareholders registered in the register of members of the Company as of 5 p.m. Cayman Islands time on the Share Record Date who are unable to participate in the extraordinary general meeting may appoint the chairman of the extraordinary general meeting as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman of the extraordinary general meeting as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Special Committee. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairman of the extraordinary general meeting as proxy holder will vote in accordance with the position of the Board.
Voting of Proxies and Failure to Vote
All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a registered shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the Merger Proposal and FOR the Adjournment Proposal, unless the registered shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a registered shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in “The Extraordinary General Meeting — Vote Required.” Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted “FOR” the proposals (unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines) and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted towards the quorum but will not be treated as voted on any proposals at the extraordinary general meeting.
If holders of ADSs do not timely deliver specific voting instructions to the ADS Depositary, the ADS Depositary has advised the Company that it will not itself exercise any voting discretion in respect of any Shares underlying such holders’ ADSs. Brokers, banks and other securities intermediaries that hold ADSs in “accounts” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement. Accordingly, if banks, brokers or other securities intermediaries do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement.
Revocability of Proxies
Registered holders of our Shares may revoke their proxies in one of three ways:
•
First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s office at                  , People’s Republic of China, Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting.

•
Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that the new proxy card is received by the Company no later than             a.m. (Beijing time) on                  , being 48 hours before the time appointed for the extraordinary general meeting, the deadline for shareholders to lodge proxy cards for them to be valid.

•
Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder attends and actually votes in person at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.
Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 9:00 a.m. (New York City time) on                  . A registered holder of ADSs on the books of the ADS Depositary can do this by completing, dating and submitting a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked. The ADS Depositary, however, will follow the voting instructions set forth on the last timely received voting instruction card irrespective of the dates set forth on any such cards.
If you hold your ADSs through a broker, bank or other securities intermediary and you have instructed your broker, bank or other securities intermediary to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other securities intermediary to change those instructions.
Rights of Shareholders Who Wish to Dissent from the Merger
Registered shareholders who have validly exercised and have not effectively withdrawn or lost their right to dissent from the Merger in accordance with the requirements of the Cayman Islands Companies Act will have the right to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands in accordance with Section 238 of the Cayman Islands Companies Act, subject to Section 239 of the Cayman Islands Companies Act, if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act. A copy of Section 238 is attached as Annex D to this proxy statement. The fair value of your Shares as determined by the Grand Court of the Cayman Islands under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares. This proxy statement is not to be construed or taken as legal advice on Cayman Islands law. Registered shareholders who wish to exercise any rights under Section 238 of the Cayman Islands Companies Act, or otherwise, should obtain their own copy of the complete Cayman Islands Companies Act and seek legal advice from a law firm authorized to practice Cayman Islands law without delay.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS WITH RESPECT TO THEIR ADSs AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs FOR CANCELLATION BEFORE 10:00 A.M. (NEW YORK CITY TIME) ON                   TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs (US$0.05 PER ADS CANCELLED AND ANY OTHER FEES, CHARGES AND EXPENSES OWING AND/OR PAYABLE BY THE ADS HOLDERS PURSUANT TO THE DEPOSIT AGREEMENT), PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS AND DELIVERY INSTRUCTIONS FOR THE CORRESPONDING SHARES, AND CERTIFY THAT THEY EITHER (I) BENEFICIALLY OWNED THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs (OR HAVE CANCELLED ALL VOTING INSTRUCTIONS PREVIOUSLY GIVEN) OR HAVE GIVEN VOTING INSTRUCTIONS TO THE ADS DEPOSITARY AS TO THE ADSs BEING CANCELLED BUT UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, OR (II) DID NOT BENEFICIALLY OWN THE RELEVANT ADSs AS OF THE ADS RECORD DATE AND UNDERTAKE NOT TO VOTE THE CORRESPONDING SHARES AT THE EXTRAORDINARY GENERAL MEETING, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTERS’ RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE. AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WOULD CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND THE ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS SURRENDERED HIS, HER OR ITS ADSs FOR CANCELLATION TO THE ADS DEPOSITARY IN ORDER TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, THE AVAILABILITY OF ADSs FOR ISSUANCE UNDER THE EXISTING F-6 REGISTRATION STATEMENT(s) FOR THE ADSs, PAYMENT OF RELEVANT FEES, CHARGES AND EXPENSES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 PER ADS ISSUANCE FEE), APPLICABLE SHARE TRANSFER TAXES (IF ANY), AND ANY OTHER FEES, CHARGES AND EXPENSES OWING PURSUANT TO THE DEPOSIT AGREEMENT.
Whom to Call for Assistance
If you need assistance, including help in changing or revoking your proxy, please contact the Company’s proxy solicitor Sodali & Co at (800) 662-5200 (toll free in North America) or +1 (203) 658-9400 or by email at DADA@info.sodali.com.

Solicitation of Proxies
We have engaged Sodali & Co to assist in the solicitation of proxies. We expect that fees for services provided by Sodali & Co will be approximately US$25,000 plus certain costs and reimbursements. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses.
The Company will ask banks, brokers and other custodians, nominees and fiduciaries to forward the Company’s proxy solicitation materials to the beneficial owners of the Shares or ADSs held of record by such nominee holders. The Company will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those beneficial owners. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. The Company will pay all expenses of filing, printing and mailing this proxy statement.
Other Business
We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT
The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A, and incorporated by reference into this section of this proxy statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.
The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub (or any other entities of the JD Group) or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 98.
Structure and Consummation of the Merger
The Merger Agreement provides for the merger of Merger Sub with and into the Company on the terms, and subject to the conditions, of the Merger Agreement, with the Company being the Surviving Company of the Merger. If the Merger is consummated, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. The closing of the Merger will occur no later than the fifth (5th) business day after all of the conditions to the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions). On the closing date, Merger Sub and the Company will execute and file the Plan of Merger and other appropriate documents with the Cayman Registrar as required by the Cayman Islands Companies Act. The Merger will become effective upon the registration of the Plan of Merger by the Cayman Registrar or on a later date as may be agreed by Parent and the Company and specified in the Plan of Merger.
We currently expect that the Merger will be consummated within the third quarter of 2025, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.
Memorandum and Articles of Association; Directors and Officers of the Surviving Company
At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, will become the memorandum and articles of association of the Surviving Company until thereafter amended in accordance with applicable law or such memorandum and articles of association; provided, however, that, (a) all references to the name “JD Sunflower Merger Sub Limited” in the memorandum and articles of association of the Surviving Company will be amended to “Dada Nexus Limited”, (b) all references therein to the authorized share capital of the Surviving Company will be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger, and (c) the indemnification, advancement of expenses and exculpation provisions therein will comply with the relevant provisions set forth in the Merger Agreement.
The directors of Merger Sub immediately prior to the Effective Time or such other persons designated by Parent will be the initial directors of the Surviving Company, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time, and will hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.
Merger Consideration
If the Merger is consummated, at the Effective Time, (a) each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) will be cancelled and cease to exist in consideration of and exchange for the right to receive US$0.5 in cash per Share without interest and net of any applicable withholding taxes, (b) each ADS issued and outstanding immediately prior to the Effective Time (other than the ADSs representing Excluded Shares), together with the underlying Shares represented by such ADS, will be cancelled and cease to exist in consideration of and exchange for the right to receive US$2.0 in cash per ADS without interest and net of any applicable withholding taxes, (c) each Excluded Share and ADS representing the Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time, will be cancelled and cease to exist without payment of any consideration or distribution therefor, and (d) each Dissenting Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist for the right to receive the fair value of such Dissenting Share as determined by the Grand Court of the Cayman Islands in accordance with Section 238 of the Cayman Islands Companies Act.
At the Effective Time, the one share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company. Such one ordinary share of the Surviving Company will constitute the only issued and outstanding share capital of the Surviving Company upon the Effective Time.
Treatment of Company Equity Awards
At the Effective Time, the Company will (a) terminate the Company Share Plans and all award agreements entered into under the Company Share Plans, (b) cancel each Company Option that is then outstanding and unexercised, whether or not vested or exercisable, and (c) cancel each Company RSU that is then outstanding, whether or not vested.
As soon as practicable after the Effective Time and pursuant to the Company’s ordinary payroll practices, (a) each former holder of a Company Option that is cancelled at the Effective Time will, in exchange therefor, be paid by the Surviving Company, one of its subsidiaries or Parent a cash amount, without interest and net of any applicable withholding taxes, equal to the product of (x) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Company Option and (y) the number of Shares underlying such Company Option (assuming such holder exercises such Company Option in full immediately prior to the Effective Time), provided that if the exercise price per Share of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option will be cancelled without any cash payment being made in respect thereof, (b) each former holder of a vested Company RSU that is cancelled at the Effective Time will, in exchange therefor, be paid by the Surviving Company, one of its subsidiaries or Parent a cash amount, without interest and net of any applicable withholding taxes, equal to the Per Share Merger Consideration with respect to such vested Company RSU, and (c) each of the unvested Company RSUs granted to the independent directors of the Company that is cancelled at the Effective Time will, in exchange therefor, be paid by the Surviving Company, one of its subsidiaries or Parent a cash amount, without interest and net of any applicable withholding taxes, equal to the Per Share Merger Consideration with respect to such unvested Company RSU.
Each former holder of an unvested Company RSU that is cancelled at the Effective Time (other than the independent directors of the Company) will, in exchange therefor, be issued with a restricted share unit or similar award that entitles that holder to receive such number of Class A ordinary share(s) of JD (rounded down to the nearest whole share) as is equal to the product obtained by multiplying (x) the number of Shares underlying such unvested Company RSU by (y) the Exchange Ratio (as defined below), and such newly issued restricted share units or similar awards will be subject to vesting conditions and provisions relating to vesting acceleration (if any) the same as, and other terms and conditions substantially the same as, those that were applicable to such unvested Company RSUs immediately prior to the Effective Time. The “Exchange Ratio” means the Per Share Merger Consideration divided by the result of dividing (x) the average closing price of an American depositary share of JD listed on Nasdaq during the five (5) consecutive trading days immediately preceding the closing date of the Merger by (y) the number of Class A ordinary shares of JD represented by such an American depositary share of JD listed on Nasdaq.
Exchange Procedures
At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with a bank or trust company reasonably acceptable to the Company acting as paying agent, cash in immediately available funds and in an amount that is sufficient to pay the full amount of the merger consideration.

Promptly following the Effective Time and in any event within five (5) business days thereafter, the Surviving Company will cause the paying agent to mail to each person who was, at the Effective Time, a registered holder of Shares (other than Excluded Shares and Dissenting Shares) entitled to receive the Per Share Merger Consideration: (i) a letter of transmittal, which will be in customary form for a company incorporated in the Cayman Islands, and will specify the manner in which the delivery of the exchange fund to registered holders of such Shares will be effected, and (ii) instructions for effecting the surrender of share certificates representing the Shares (or affidavits and indemnities of loss in lieu of the share certificates), or non-certificated Shares represented by book entry or such other documents as may be required in exchange for the Per Share Merger Consideration.
Upon surrender of, if applicable, a share certificate (or affidavit and indemnity of loss in lieu of the share certificate) or uncertificated Shares or such other documents as may be required pursuant to such instructions to the paying agent in accordance with the terms of such letter of transmittal, each such registered holder of Shares will be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such share certificate (or affidavit and indemnity of loss in lieu of the share certificate) or the number of uncertificated Shares multiplied by (y) the Per Share Merger Consideration, subject to applicable withholding. Any share certificate so surrendered will forthwith be marked as cancelled.
Prior to the Effective Time, Parent and the Company will establish procedures with the paying agent and the ADS Depositary to ensure that (A) the paying agent will transmit to the ADS Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the ADS Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of their ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the ADS Depositary, stock transfer or other taxes and other government charges due to or incurred by the ADS Depositary in connection with the cancellation of their ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (other than withholding taxes, if any, which will be withheld by the ADS Depositary) due to or incurred by the ADS Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement).
Representations and Warranties
The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub, jointly and severally, to the Company. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by the public disclosure and filings made by the Company with the SEC since January 1, 2022 and prior to the date of the Merger Agreement. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.
The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties (subject to their respective materiality qualifications as provided in the Merger Agreement) relating to, among other things:
•
due organization, valid existence and good standing of the Company and its subsidiaries, and authority of the Company and its subsidiaries to carry on their respective business;

•
no violation in any material respect of the memorandum and articles of association or equivalent organizational documents of the Company and its subsidiaries;

•
capitalization of the Company, and share capital of the Company and its subsidiaries;

•
the Company’s corporate power and authority to execute, deliver, and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against the Company;

•
the receipt by the Special Committee of a fairness opinion from Duff & Phelps, and the Board’s recommendation to the shareholders;

•
the absence of (a) any conflict with the organizational documents of the Company and its subsidiaries, (b) requirement to obtain consent or waiver of, violation or breach of, or default under, any material contract, (c) any lien (other than permitted liens), or (d) violation of any order or law, in each case as a result of the execution and delivery of the Merger Agreement by the Company and the performance of the Merger Agreement by the Company and the consummation by the Company of the Transactions;

•
government filing, permit, authorization, consent or approval required for the execution and delivery of the Merger Agreement by the Company and the performance of the Merger Agreement by the Company and the consummation by the Company of the Transactions;

•
compliance with applicable laws and the applicable listing, corporate governance and other rules and regulations of Nasdaq in all material respects;

•
the Company’s SEC filings since January 1, 2022 and the financial statements included or incorporated by reference in such SEC filings;

•
the Company’s compliance with the applicable provisions of the United States Sarbanes-Oxley Act of 2002;

•
the Company’s disclosure controls and procedures and internal controls over financial reporting;

•
the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

•
the absence of any Company Material Adverse Effect since December 31, 2024;

•
the absence of certain legal proceedings;

•
employee benefits plans and certain labor and employment matters;

•
real property;

•
intellectual property;

•
privacy and data security;

•
taxes;

•
material contracts and the absence of any default under, or breach or violation of, any material contract;

•
the absence of any shareholder rights agreement, “poison pill” or similar agreement or plan, and the Board has taken all necessary action so any takeover statute does not, and will not apply to the Merger Agreement and the Transaction;

•
related party transactions;

•
certain control documents in relation to the “variable interest entity” structure of the Company;

•
the absence of any broker, finder or investment banker fees, other than with respect to the Company’s financial advisor; and

•
the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the Merger Agreement.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect (“Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities, properties or results of operations of the Company and its subsidiaries taken as a whole or (b) prevent or materially delay the consummation of the Merger or otherwise be materially adverse to the ability of the Company to perform its material obligations under the Merger Agreement; provided that, in the case of clause (a) only, no Effects arising out of or resulting from any of the following may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur:
(i)
geopolitical conditions, any outbreak or escalation of war or major hostilities, any act of sabotage or terrorism, natural or man-made disasters, pandemic, epidemic or other public health crises, or other force majeure events; changes in laws, GAAP or enforcement or interpretation thereof; changes or conditions that generally affect the industry and market in which the Company and its subsidiaries operate; changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, except, in each case, to the extent having a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other participants affected by such events that are in the industry in which the Company and its subsidiaries operates;

(ii)
any announcement, disclosure, pendency or consummation of the Transactions, including any initiation of shareholder litigation or any other legal proceeding relating to the Merger Agreement and/or the Transactions;

(iii)
any action taken, and/or omission to take any action, by the Company or any of its subsidiaries at the specific request or with the written consent of Parent, Merger Sub or any of their respective affiliates or required by the Merger Agreement;

(iv)
the failure by the Company or any of its subsidiaries to take any action that is prohibited by the Merger Agreement;

(v)
any breach of Merger Agreement or other transaction documents by Parent, Merger Sub, the Sponsor or any of their respective affiliates;

(vi)
any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published predictions of revenue, earnings, cash flow or cash position (but excluding the underlying circumstances or reasons for that failure);

(vii)
any decline in the market price, or change in trading volume, of the capital stock of the Company (but excluding the underlying circumstances or reasons for that decline or change); or

(viii)
any change or prospective change in the Company’s credit ratings (but excluding the underlying circumstances or reasons for such change).

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:
•
their due organization, valid existence, good standing and power and authority to carry on their respective business;

•
their corporate power and authority to execute, deliver and perform their obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against them;

•
the absence of (a) violations of, or conflicts with, the memorandum and articles of association of Parent or Merger Sub, (b) violations of, or conflicts with, any law applicable to Parent or Merger Sub, and (c) any breach of or default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any contract or obligation to which either Parent or Merger Sub is a party, in each case as a result of the execution and delivery of the Merger Agreement by Parent and Merger Sub and the performance of the Merger Agreement by Parent and Merger Sub;
•
government filing, permit, authorization, consent or approval required for the execution and delivery of the Merger Agreement by Parent and Merger Sub and the performance of the Merger Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions;

•
their capitalization and ownership structure;

•
the delivery of the Commitment Letter and enforceability of such Commitment Letter;

•
sufficiency of funds in the financing to complete the Merger and the other Transactions, subject to certain assumptions;

•
the accuracy of the information provided by them in the Schedule 13E-3 and this proxy statement;

•
the solvency of the Surviving Company as of and immediately after the Effective Time;

•
the absence of certain legal proceedings against Parent or Merger Sub;

•
ownership of the Shares or any other securities or other economic rights of the Company by Parent, Merger Sub or any of their respective affiliates;

•
the independent investigation of the Company and its subsidiaries by Parent and Merger Sub;

•
the absence of certain undisclosed agreements (a) relating to the Transactions, (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration, (c) pursuant to which any shareholder of the Company has agreed to vote to approve the Merger Agreement or the Merger or has agreed to vote against any Superior Proposal, or (d) pursuant to which any person not affiliated with JD has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Transactions;

•
non-reliance by Parent and Merger Sub on any estimates, forecasts, projections, plans and budget information provided by the Company and its subsidiaries;

•
the absence of any broker, finder or investment banker fees based upon arrangements made by or on behalf of Parent or Merger Sub other than fees that may be due to UBS, JD’s financial advisor;

•
the Limited Guarantee being in full force and effect and the absence of any breach or default thereunder; and

•
the absence of any other representations and warranties by Parent or Merger Sub to the Company, other than the representations and warranties made by Parent and Merger Sub in the Merger Agreement.

Conduct of Business Prior to Closing
The Company has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, except as required by applicable law or permitted by or contemplated in the transaction documents, unless with Parent’s prior written consent, (i) the businesses of the Company and its subsidiaries (collectively, the “Group Companies”) will be conducted in the ordinary course of business consistent with past practice, and (ii) among other things, the Company will use its reasonable efforts to preserve substantially intact its and its subsidiaries’ assets and business organization.

From the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement, except as required by applicable law or permitted by or contemplated in the transaction documents, the Company will not, and will procure that none of its subsidiaries will, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent:
•
amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

•
issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of the Company or any of its subsidiaries, subject to certain exceptions as provided in the Merger Agreement, (ii) any property or assets of the Company or any of its subsidiaries with a value or purchase price in excess of RMB20,000,000, except in the ordinary course of business or pursuant to contracts that are in force as of the date of the Merger Agreement, or (iii) any material intellectual property owned by or licensed to any Group Company, except in the ordinary course of business or pursuant to contracts that are in force as of the date of the Merger Agreement;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares;

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital subject to certain exceptions with respect to the Company Share Plans;

•
effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, or similar transaction involving the Company or any of its subsidiaries, or create any new subsidiary, other than the Transactions;

•
acquire any assets, entities, securities or properties, in any single transaction or related series of transactions, for consideration in excess of RMB20,000,000, except for acquisitions pursuant to contracts that are in force as of the date of the Merger Agreement;

•
make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of RMB20,000,000 in any single transaction or related series of transactions;

•
incur, assume, alter, amend or modify any indebtedness, or guarantee any indebtedness, in each case, with an amount in excess of RMB20,000,000 in a single transaction or related series of transactions, subject to certain exceptions;

•
other than expenditures necessary to maintain assets in good repair consistent with the past practice, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of RMB20,000,000 or capital expenditures which are, in the aggregate, in excess of RMB20,000,000 for the Group Companies taken as a whole;

•
subject to certain exceptions, (A) enter into any new employment or compensatory agreements, or terminate any such agreements, with any employee of any Group Company other than the hiring or termination of employees with an aggregate annual compensation of less than RMB5,000,000, (B) grant or provide any severance or termination payments or benefits to any employee of any Group Company, in each case, in excess of RMB2,000,000, other than in accordance with applicable law or pursuant to contracts that are in force as of the date of the Merger Agreement, (C) materially increase the compensation, bonus or pension, welfare, severance or other benefits of any employee of any Group Company except in the ordinary course of business, (D) establish, adopt, amend or terminate any company employee benefits plan or materially amend the terms of any outstanding Company Options, (E) accelerate the vesting or payment, of compensation or benefits under the company employee benefits plan or (F) forgive any loans to any employee of any Group Company;

•
make any changes with respect to financial accounting policies or procedures in any material respect, including changes affecting the reported consolidated assets, liabilities or results of operations of the Company or any of its subsidiaries, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
•
enter into, amend, modify, consent to the termination of, or waive any material rights under, any material contract (or any contract that would be a material contract if such contract had been entered into prior to the date of the Merger Agreement), other than in the ordinary course of business consistent with prior practice;

•
settle any pending or threatened action of or against the Company or any of its subsidiaries (A) for an amount in excess of RMB20,000,000 for any single action, (B) that would impose any material restrictions on the business or operations of the Company or any of its subsidiaries, or (C) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of the Company or any of its subsidiaries relating to the Transactions;

•
make or change any material tax election, amend any material tax return, enter into any closing agreement or seek any ruling from any governmental authority with respect to material taxes, or make any material change in any method of tax accounting or tax accounting period; and

•
agree, resolve or commit to do any of the foregoing.

Each of the Company, Parent and Merger Sub also agrees that, during the period from the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement, it may not (i) take any action which is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied, or (ii) take any action which would, or would reasonably likely to, prevent, materially delay or materially impede its ability to consummate the Merger or the other transactions contemplated by the Merger Agreement.
Shareholders Meeting
The Company will establish a record date for determining shareholders of the Company entitled to vote at an extraordinary general meeting of the Company’s shareholders to be held to consider the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions (the “Shareholders Meeting”) in consultation with Parent, and will not change such record date or establish a different record date for the Shareholders Meeting without the prior written consent of Parent, unless otherwise by applicable law. As soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and the proxy statement, the Company will (i) mail the proxy statement to the holders of Shares as of the record date for the Shareholders Meeting, and (ii) instruct the ADS Depositary to (A) fix the record date as the record date for determining the holders of ADSs who will be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holder”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders.
The Company has agreed to, as soon as reasonably practicable but in any event no later than forty (40) days after the date of mailing the proxy statement, hold the Shareholders Meeting. The Company may, and upon Parent’s written request will, recommend the adjournment of the Shareholders Meeting to its shareholders, with such adjournment to be voted on at the Shareholders Meeting, (i) if and to the extent necessary or advisable to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders Meeting, (ii) as otherwise required by applicable Law, or (iii) if as of the time for which the Shareholders Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting or to vote in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the Transactions in order for the Requisite Company Vote to be obtained. If the Shareholders Meeting is adjourned, the Company will convene and hold the Shareholders Meeting as soon as reasonably practicable thereafter.
The Company has agreed that, unless there has been a Change in the Company Recommendation (as defined below) or otherwise provided in the Merger Agreement, the Board will recommend to holders of the Shares that they authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and will include such recommendation in the proxy statement. The Company further agreed it will use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Merger Agreement, the Plan of Merger and the Transactions and will take all other action necessary or advisable to secure the Requisite Company Vote in accordance with applicable law and the Company’s memorandum and articles of association. In the event that the Board makes a Change in the Company Recommendation, the Company will nonetheless submit the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the holders of the Shares for authorization and approval at the Shareholders Meeting, unless the Merger Agreement shall have been terminated in accordance with its terms prior to the Shareholders Meeting.
At the Shareholders Meeting, Parent and Merger Sub will vote, and will cause their respective affiliates to vote, all Shares held directly or indirectly by them and their respective affiliates in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions.
The authorization and approval of the Merger Agreement, the Plan of Merger, the Transactions, and the Adoption of Amended M&A are subject to the Requisite Company Vote.
No Solicitation of Transactions
From the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement, except as otherwise provided below, the Company agrees that neither it nor any of its subsidiaries will, and that it will cause its and its subsidiaries’ representatives not to, in each case, directly or indirectly, (a) solicit, initiate, or knowingly encourage (including by way of furnishing nonpublic information concerning the Company or any of its subsidiaries), or take any other action to knowingly facilitate, any inquiries or the making of any Competing Proposal (as defined below), (b) enter into or continue discussions or negotiations with, or provide any nonpublic information concerning the Company or any of its subsidiaries to, any third party in connection with any such inquiries or any Competing Proposal, (c) agree to, approve, endorse, recommend or consummate any Competing Transaction (as defined below) or enter into any letter of intent or contract or commitment contemplating or otherwise relating, or that may reasonably be expected to lead to, to any Competing Transaction, or (d) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement to which the Company or any of its subsidiaries is a party.
For the purpose of the Merger Agreement, (a) “Competing Proposal” means any bona fide written offer, proposal, or indication of interest (other than an offer, proposal, or indication of interest by Parent) constituting or may reasonably be expected to lead to a Competing Transaction, and (b) “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue or net income of the Company are attributable, (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the total revenue, net income or assets of the Company and its subsidiaries, taken as a whole, (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 20% or more of any class of equity securities of the Company, (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company; or (v) any combination of the foregoing.
The Company will notify Parent in writing, as promptly as practicable and in any event within forty-eight (48) hours, of any Competing Proposal received by the Company. The Company will also keep Parent informed, on a current basis, of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof).
Communication and Provision of Information upon Receipt of a Competing Proposal
Notwithstanding the above, at any time prior to the receipt of the Requisite Company Vote, following the receipt of a Competing Proposal that was not obtained in violation of the above provisions, the Company, the Special Committee and their respective representatives may: (a) communicate with the person or group of persons who has made such proposal or offer solely to clarify and understand the terms and conditions thereof and to notify such person of the applicable restrictions under the Merger Agreement, to the extent the Special Committee determines that such communication is necessary to determine whether such Competing Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, (b) provide information in response to the request of the person or group of persons who has made such proposal or offer pursuant to the Merger Agreement, and/or (c) engage or participate in any discussions or negotiations with the person or group of persons who has made such proposal or offer; provided that, prior to taking any actions described in clause (b) or (c) above, the Special Committee has (i) determined, in its good faith judgment, after consultation with its independent financial advisor and outside legal counsel, that such Competing Proposal constitutes or would reasonably be expected to result in a Superior Proposal, and (ii) provided written notice to Parent prior to taking any such action.
For the purpose of the Merger Agreement, a “Superior Proposal” means a written bona fide proposal or offer with respect to a Competing Transaction (provided that each reference to “20%” in the definition of “Competing Transaction” should be replaced with “50%”) that the Board determines in its good faith judgment, acting at the recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), taking into account, among other things, all of the terms and conditions, including all legal, financial and regulatory, and other aspects of the proposal, to be more favorable to the Company and its shareholders (other than holders of Excluded Shares) than the Transactions and is otherwise reasonably capable of being completed on the terms proposed (taking into amount JD’s then intention in respect of the Shares and ADSs it beneficially owns); provided, that a proposal or offer will be deemed not to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such proposal or offer is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction.
No Change in Recommendation
Subject to certain exceptions described below, neither the Board nor any committee thereof will (a) (i) change, withhold, withdraw, qualify or modify, or publicly propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Board’s recommendation in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions (the “Company Recommendation”), (ii) fail to make the Company Recommendation or fail to include the Company Recommendation in the proxy statement, (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the shareholders of the Company a Competing Transaction, (iv) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against the acceptance of such tender offer or exchange offer by the Company shareholders within ten business days after Parent so requests in writing (any of the foregoing (i)-(iv), a “Change in the Company Recommendation”), or (v) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten business days after the commencement of such Competing Transaction, or (b) cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or contract with respect to any Competing Transaction (an “Alternative Acquisition Agreement”).
Notwithstanding the foregoing, from the date of the Merger Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company has received a Competing Proposal that the Board determines, in its good faith judgment acting at the recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), that such Competing Proposal constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, the Board (acting at the recommendation of the Special Committee) or the Special Committee may, (a) effect a Change in the Company Recommendation and/or (b) authorize the Company to terminate the Merger Agreement and enter into an Alternative Acquisition Agreement with respect to that Superior Proposal, but only (i) if the Company shall have complied with the requirements of this section with respect to such Competing Proposal in all material respects, (ii) after (A) providing at least five (5) business days’ (the “Superior Proposal Notice Period”) written notice to Parent advising Parent that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and indicating that the Board intends to effect a Change in the

Company Recommendation and/or authorize the Company to terminate the Merger Agreement, and (B) negotiating with and causing its financial and legal counsel to negotiate with Parent, Merger Sub and their respective representatives in good faith to make such adjustments in the terms and conditions of the Merger Agreement, so that such Competing Proposal would cease to constitute a Superior Proposal; provided that any material modifications to such Competing Proposal shall require the Company to again comply with the requirements of this section with Superior Proposal Notice Period shortened to three (3) business days; and (iii) following the end of the Superior Proposal Notice Period, the Board shall have determined, in its good faith judgment acting at the recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), that taking into account any changes proposed in writing by Parent and Merger Sub, that the relevant Competing Proposal continues to constitute a Superior Proposal.
The Company has also agreed that, unless and until the Merger Agreement is terminated, the Company will not submit to the vote of its shareholders any Competing Transaction or enter into any definitive agreement in respect of any Competing Transaction.
Indemnification; Directors’ and Officers’ Insurance
Pursuant to the Merger Agreement, Parent and Merger Sub have agreed, among other things, that:
•
the indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and officers, as in effect at the Effective Time, will survive the Merger and may not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of such current or former directors or officers. The memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, and Parent will cause such provisions not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable law.

•
the Surviving Company will maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies (including for acts or omissions occurring in connection with the Merger Agreement and the consummation of the Transactions) maintained by the Company or any of its subsidiaries covering each current or former director or officer and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time (each, an “Indemnified Party”), covered as of the Effective Time, on terms no less favorable than those of such policies in effect on the date of the Merger Agreement; provided, however, that the Surviving Company will not be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In lieu of maintaining the directors’ and officers’ liability insurance policies described above, the Company may, at its option, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company so long as the annual cost of such policy does not exceed the maximum annual premium described above.

•
from and after the Effective Time, the Surviving Company will comply with all of the Company’s obligations, and cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all damages arising out of, relating to or in connection with (x) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its subsidiaries or (y) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the

Merger Agreement and to the fullest extent permitted by, and subject to, applicable law; and (ii) such Indemnified Parties against any and all damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Party’s capacity as a director, officer or other fiduciary of the Company or any of its subsidiaries.
Financing
Parent and the Sponsor entered into a commitment letter (the “Commitment Letter”) on April 1, 2025 concurrently with the execution of the Merger Agreement. The Sponsor has agreed in the Commitment Letter, subject to the terms and conditions thereof, to provide the necessary financing for the Transactions. The Merger Agreement requires each of Parent and Merger Sub to use its reasonable best efforts to take, or cause to be taken, all actions necessary to obtain the financing under the Commitment Letter in a timely manner, including to use its reasonable best efforts to (i) maintain in full force and effect the Commitment Letter until the Transactions are consummated, (ii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Commitment Letter applicable to Parent or Merger Sub that are within its control, (iii) draw upon and consummate the financing under the Commitment Letter at or prior to the closing, and (iv) fully enforce its rights under the Commitment Letter.
Parent and Merger Sub agreed not to permit the termination of, or certain material amendments or modifications to or waivers of any condition or other provision under, the Commitment Letter without the prior written consent of the Company.
Agreement to Further Action and Use Reasonable Best Efforts
Each party to the Merger Agreement will each use its reasonable best efforts, and cause its subsidiaries to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to fulfill all the applicable conditions to the closing and consummate the Transactions.
Certain Additional Covenants
The Company, Parent and Merger Sub have also agreed to certain additional covenants relating to, among other things, the following:
•
the preparation and filing of this proxy statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC);

•
reasonable access by Parent and its representatives to the offices, properties, books and records of the Company and its subsidiaries;

•
notification of certain matters in connection with the Transactions;

•
participation in the defense or settlement of shareholder actions against the Company or its directors relating to the Merger Agreement or the Transactions;

•
resignation of the directors of the Company or any of its subsidiaries designated by Parent;

•
consultation with respect to press releases relating to the Merger Agreement and the Transactions;

•
delisting of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act;

•
eliminating or minimizing the effects of any takeover statutes; and

•
no amendment to the transaction documents without the prior written consent of the Special Committee.

Conditions to the Merger
The obligations of each party to the Merger Agreement to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•
the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote; and

•
no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order that has or would have the effect of enjoining, restraining or prohibiting the consummation of the Merger.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
other than representations and warranties of the Company regarding due incorporation, valid existence and good standing of the Company, capitalization of the Company and authorization of the Company, the representations and warranties of the Company contained in the Merger Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect”), except where such failures to be true and correct, do not, and would not be reasonably expected to, constitute a Company Material Adverse Effect, (ii) the representations and warranties of the Company regarding due incorporation, valid existence, good standing and authorization of the Company shall be true and correct in all material respects, and (iii) the representations and warranties of the Company regarding capitalization of the Company shall be true and correct in all respects, except for de minimis inaccuracies, in each case as of the date of the Merger Agreement and as of the closing, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time);

•
the Company shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date;

•
the holders of no more than twelve percent (12%) of the Shares shall have validly served and not validly withdrawn a notice of dissent under Section 238(2) of the Cayman Islands Companies Act;

•
no Company Material Adverse Effect shall have occurred since the date of the Merger Agreement and is continuing; and

•
the Company shall have delivered to Parent a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions above.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
the representations and warranties of Parent and Merger Sub contained in the Merger Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or similar standard or qualification) as of the date of the Merger Agreement and as of the closing, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties to be so true and correct have not, and would not reasonably be expected to, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Transactions or perform their obligations under the transaction documents;

•
Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by each of them on or prior to the closing date; and

•
Parent shall have delivered to the Company a certificate, dated the closing date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions above.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to Effective Time (if by the Company, acting at the direction of the Special Committee):
(a)
by mutual written consent of Parent and the Company; or

(b)
by either Parent or the Company, if:

•
the Effective Time shall not have occurred on or before January 1, 2026 (the “Long Stop Date”);

•
any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable law or order, which has the effect of preventing or prohibiting consummation of the Merger; or

•
the Requisite Company Vote shall not have been obtained at the Shareholders Meeting duly convened therefor and concluded or at any adjournment or postponement thereof;

in each case provided that this termination right is not be available to any party whose failure (or, in the case of Parent, the failure of Parent or Merger Sub) to fulfill any of its obligations under the Merger Agreement has been a primary cause of, or resulted in, the failure of the Merger to be consummated by the Long Stop Date or the applicable condition(s) being satisfied.
(c)
by the Company, if:

•
a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in the Merger Agreement shall have occurred, which breach (i) would give rise to the failure of a condition to the obligations of each party or of the Company to consummate the Merger, and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub by the earlier of the Long Stop Date and thirty (30) days following receipt of written notice of such breach from the Company stating the Company’s intention to terminate the Merger Agreement and the basis of such termination; provided that Company will not have this termination right if it is then in breach of any representations, warranties, agreements or covenants of the Company that would give rise to the failure of a condition to the obligations of Parent and Merger Sub to consummate the Merger (a “Parent Breach Termination Event”);

•
(i) all of the conditions to the obligations of each party and of the Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied at the closing), (ii) the Company has delivered to Parent an irrevocable written notice confirming that that all of the conditions to the obligations of the Company have been satisfied (or that the Company is waiving any unsatisfied conditions) and that it is ready, willing and able to consummate the closing, and (iii) Parent and Merger Sub fail to complete the closing within ten (10) business days following the later of the date the closing should have occurred pursuant to the Merger Agreement and the date on which the foregoing notice is delivered to Parent (a “Parent Failure to Close Termination Event”); or

•
prior to the receipt of the Requisite Company Vote, (i) the Board (acting at the recommendation of the Special Committee) or the Special Committee shall have authorized the Company to terminate the Merger Agreement and enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (ii) the Company concurrently with or immediately after the termination of the Merger Agreement enters into the Alternative Acquisition Agreement with respect to such Superior Proposal, provided that the Company shall have complied with the procedure regarding no solicitation of transactions and change in recommendations in all material respects and the Company pays the Company Termination Fee payable prior to, concurrently with or immediately after such termination (a “Superior Proposal Termination Event”);
(d)
by Parent, if:

•
a breach of any representation, warranty, agreement or covenant of the Company set forth in the Merger Agreement shall have occurred, which breach (i) would give rise to the failure of a condition to the obligations of each party or of Parent and Merger Sub to consummate the Merger, and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company by the earlier of the Long Stop Date and thirty (30) days following receipt of written notice of such breach from Parent stating Parent’s intention to terminate the Merger Agreement and the basis of such termination; provided Parent will not have this termination right if it or Merger Sub is then in breach of any representations, warranties, agreements or covenants of Parent or Merger Sub that would give rise to the failure of a condition to the obligations of each party or of the Company to consummate the Merger; or

•
the Board or the Special Committee shall have effected a Change in the Company Recommendation (together with the events under the bulleting point immediately above, collectively, the “Parent Termination Events”).

Termination Fees
The Company is required to pay Parent a termination fee of US$5,164,923 (the “Company Termination Fee”) if the Merger Agreement is terminated:
•
by the Company or Parent because the Effective Time shall not have occurred on or before the Long Stop Date or the Requisite Company Vote shall not have been obtained, if at or prior to the time of such termination, a Competing Proposal relating to a Competing Transaction shall have been made or proposed (and not withdrawn), and, within twelve (12) months after such termination, any Group Company consummates, or enters into a definitive agreement in connection with, a Competing Transaction, whether or not such Competing Transaction was the same Competing Transaction first referred to above (provided that for purposes of this section, all references to “20%” in the definition of “Competing Transaction” will be deemed to be references to “50%”);

•
by Parent pursuant to any Parent Termination Event; or

•
by Company pursuant to a Superior Proposal Termination Event.

Parent is required to pay the Company a termination fee of US$10,329,846 (the “Parent Termination Fee”), if the Merger Agreement is terminated by the Company pursuant to a Parent Breach Termination Event or a Parent Failure to Close Termination Event.
All expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that, if the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, will reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the related collection and enforcement, together with interest on such unpaid Company Termination Fee or Parent Termination Fee.
Remedies and Limitations on Liability
The parties agree that a party may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement by any party, in addition to any other remedy at law or equity.

Notwithstanding the above, the obligation of Parent to consummate the Transactions and the Company’s right to seek or obtain an injunction or other equitable relief to enforce Parent’s and Merger Sub’s obligations to consummate the Merger and the other Transactions will be subject to the satisfaction of each of the following conditions: (a) all conditions to the obligations of each party or of Parent and Merger Sub (other than those conditions that by their terms are to be satisfied at the closing) have been satisfied or waived, and (b) the Company has irrevocably confirmed in writing that (A) all conditions to its obligations have been satisfied or that it is waiving any of the conditions to the extent not so satisfied (other than those conditions that by their terms are to be satisfied at the closing) and (B) if specific performance is granted and the financing under the Commitment Letter is funded, then it will take such actions required of it to cause the closing to occur.
The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to (a) the maximum Parent Termination Fee of US$10,329,846 and the maximum Company Termination Fee of US$5,164,923, respectively, and (b) reimbursement of certain expenses in the event that the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be.
While the Company, Parent and Merger Sub may pursue both a grant of specific performance and payment of a termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the Merger and payment of a termination fee, and if the Merger Agreement is terminated and the relevant termination fee has been paid, the remedy of specific performance will no longer be available to any of the parties to the Merger Agreement against the party who has made such payment.
Amendment and Waiver
The Merger Agreement may be amended by the parties thereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Board (acting at the recommendation of the Special Committee); provided, however, that, after the approval of the Merger Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would require further approval by the shareholders without such further approval.
At any time prior to the Effective Time, any party may by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Board (acting at the recommendation of the Special Committee), (i) extend the time for the performance of any obligation or other act of any other party to the Merger Agreement, (ii) waive any inaccuracy in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant thereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained in the Merger Agreement.
Any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Board under the Merger Agreement will be made or taken upon the recommendation of, and only upon the recommendation of the Special Committee.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS
No provision has been made to (a) grant the Unaffiliated Security Holders access to corporate files of the Company or any entity of the JD Group or (b) obtain counsel or appraisal services at the expense of the Company or any entity of the JD Group.

DISSENTERS’ RIGHTS
The following is a brief summary of the rights of registered holders of the Shares to dissent from the Merger and receive payment of the fair value of their Shares (“Dissenters’ Rights”) as determined by the Grand Court of the Cayman Islands (the “Grand Court”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex D to this proxy statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your Dissenters’ Rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose the ability to assert your Dissenters’ Rights.
Requirements for Exercising Dissenters’ Rights
A holder of Dissenting Shares (a “Dissenting Shareholder”) is entitled to payment of the fair value of its, his or her Shares as determined by the Grand Court (as applicable) upon validly dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Act.
The valid exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by you and to seek relief on the grounds that the Merger is void or unlawful. To exercise your Dissenters’ Rights, the following procedures must be followed:
(1)
You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to authorize and approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

(2)
Within 20 days immediately following the date on which the vote authorizing the Merger is made, the Company must give written notice of the authorization (“Authorization Notice”) to all Company shareholders who have served a notice of objection.

(3)
Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any Company shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A Company shareholder who dissents must do so in respect of all the Shares which it, he or she holds. Upon giving of the Notice of Dissent, the Company shareholder to whom the Notice of Dissent relates will cease to have any of the rights of a Company shareholder except the right to be paid the fair value of its, his or her Shares, the right to participate fully in proceedings to determine the fair value of such Shares and the right to seek relief on the grounds that the Merger is void or unlawful.

(4)
Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

(5)
If, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder agree on a price at which the Company will purchase the Dissenting Shareholder’s Shares, then the Company shall pay to the Dissenting Shareholder such amount in cash forthwith.

(6)
If, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court for a determination of the fair value of the Shares held by all Dissenting Shareholders who have served a Notice of Dissent, which petition by the Company must be accompanied by a verified list containing the names and addresses of all Company shareholders who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares (if a Dissenting Shareholder files a petition, the Company must file such verified list within 10 days after service of such petition on the Company).
(7)
If a petition is timely filed and served, the Grand Court will determine at a hearing at which Dissenting Shareholders are entitled to participate, (a) the fair value of such Shares held by those shareholders as the Grand Court finds are involved with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the Company shareholder of record or a person duly authorized on behalf of that Company shareholder, fully and correctly, as such Company shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person, such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a Company shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever Dissenters’ Rights attached to such Shares.
You must be a registered holder of Shares in order to exercise your Dissenters’ Rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary for conversion into Shares and pay the fees, charges and expenses of the ADS Depositary to cancel his, her or its ADSs and then become a record holder of such Shares and comply with the procedures described above in order to exercise the Dissenters’ Rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise Dissenters’ Rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Act. If you wish to cancel your ADSs, please contact the entity with whom you currently hold your ADSs.
If you do not satisfy each of these requirements and comply strictly with all procedures required by the Cayman Islands Companies Act with regard to the exercise of Dissenters’ Rights, you cannot exercise Dissenters’ Rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy holder discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the Merger Proposal, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company at       .
If you are considering dissenting, you should be aware that the fair value of your Shares as determined by the Grand Court (as applicable) under Section 238 of the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise Dissenters’ Rights with respect to your Shares. Depending on the outcome of any petition under Section 238 of the Cayman Islands Companies Act, the Grand Court may order you to pay the Company’s recoverable legal expenses of that petition.
The provisions of Section 238 of the Cayman Islands Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenters’ Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters’ Rights.

FINANCIAL INFORMATION
Selected Historical Financial Information
The following sets forth certain selected historical consolidated financial information of the Company. The following selected consolidated statements of operations and comprehensive loss data for the fiscal years ended December 31, 2023 and 2024 and the selected consolidated balance sheets data as of December 31, 2023 and 2024 have been derived from the Company’s consolidated financial statements, which are included in the Company’s Annual Report, beginning on page F-5. The Company’s historical results for any period are not necessarily indicative of results to be expected for any future period. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the Company’s audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” in the Company’s Annual Report, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such report.
	For the Year Ended December 31,
	2023	2024
	RMB	RMB	US$
	(in thousands, except for Share and per Share data)
Selected Consolidated Statements of Operations and Comprehensive Loss Data:
Net revenues	10,506,250	9,663,780	1,323,932
Total costs and expenses	(12,678,639)	(11,854,081)	(1,624,003)
Loss from operations	(2,108,530)	(2,159,452)	(295,845)
Loss before income tax benefits	(1,962,555)	(2,055,469)	(281,599)
Net loss	(1,957,543)	(2,038,536)	(279,280)
Net loss available to ordinary shareholders of Dada Nexus Limited	(1,957,543)	(2,038,536)	(279,280)
Net loss per Share
Basic and diluted	(1.88)	(1.95)	(0.27)
Weighted average number of Shares used in calculating net loss per Share
Basic and diluted	1,040,680,392	1,045,269,866	1,045,269,866
Total comprehensive loss	(1,867,763)	(1,958,452)	(268,309)
The following table presents the Company’s selected consolidated balance sheets data as of the dates indicated.
	As of December 31,
	2023	2024
	RMB	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheets Data:
Total current assets	6,068,998	5,164,187	707,490
Total non-current assets	1,504,883	48,482	6,642
Total assets	7,573,881	5,212,669	714,132
Total current liabilities	1,999,572	1,577,767	216,154
Total non-current liabilities	17,393	28,449	3,896
Total liabilities	2,016,965	1,606,216	220,050
Total shareholders’ equity	5,556,916	3,606,453	494,082
Net Book Value per Company Share
The net book value per Share as of December 31, 2024 was US$0.48 based on 1,036,659,038 issued and outstanding Shares as of that date.

TRANSACTIONS IN THE SHARES AND ADSS
Purchases by the Company
In March 2024, the Company announced a new share repurchase program, pursuant to which the Company was authorized to repurchase its Shares, in the form of ADSs, with an aggregate value of up to US$40 million during the two-year period through March 2026. As of the date of this proxy statement, the Company has repurchased approximately 7,301,712 ADSs for US$13.0 million at a weighted average price of US$1.77 under the new program.
Except under this share repurchase program, the Company has not repurchased any Shares or ADSs at any time within the past two years.
The following table sets forth information about ADSs purchased by the Company under its share repurchase program for each applicable period during the past two years.
	Total Number of ADSs Purchased	Range of Prices Paid per ADS (US$)	Average Price Paid per ADS (US$)
First Quarter 2024	—	—	—
Second Quarter 2024	4,960,179	1.68 – 2.27	1.97
Third Quarter 2024	—	—	—
Fourth Quarter 2024	1,105,161	1.24 – 1.49	1.37
First Quarter 2025	1,236,372	1.18 – 1.46	1.32
Second Quarter 2025	—	—	—
Purchases by the JD Group
In April 2023, Parent entered into a share subscription agreement with the Company, pursuant to which Parent agreed to purchase and subscribe for, and the Company agreed to issue and sell to Parent, 18,927,876 Shares, in the consideration for JD’s entry into a business cooperation agreement with the Company on that same day and providing the Company with traffic support pursuant to that business cooperation agreement. The purchase was completed on April 28, 2023.
In September 2024, Windcreek Limited, a wholly owned subsidiary of JD, and Global Pinnacle Corporation, a wholly owned subsidiary of Walmart Inc, entered into a share purchase agreement, pursuant to which Windcreek Limited agreed to purchase a total of 87,481,280 Shares and 1,875,000 ADSs of the Company from Global Pinnacle Corporation, at a price of US$0.25 per Share and US$1.00 per ADS. The purchase was completed on the same day. Upon completion of that purchase, JD beneficially owned a total of 631,116,970 Shares and 6,526,887 ADSs of the Company, through Windcreek Limited and Parent.
In March 2025, Windcreek Limited and Parent entered into a share purchase agreement, pursuant to which Windcreek Limited agreed to sell and transfer to Parent 87,481,280 Shares and 6,526,887 ADSs of the Company, at a price of US$0.475 per Share and US$1.90 per ADS, being the ADS trading price on Nasdaq at the close of March 25, 2025. The Share transfer was completed on March 27, 2025 and the ADS transfer was completed by March 31, 2025. Upon completion of the transfer, Windcreek Limited ceased to hold any Share or ADS of the Company.
Except as described above, no entity of the JD Group nor any of their respective affiliates has purchased any Shares or ADSs at any time within the past two years.
Prior Public Offerings
In June 2020, the Company completed its initial public offering and the ADSs began trading on Nasdaq under the symbol “DADA.” The Company offered and sold an aggregate of 22,372,887 ADSs at an initial public offering price of US$16.00 per ADS, taking into account the ADSs sold upon the exercise of the over-allotment option by our underwriters. The Company raised US$333.4 million in net proceeds from the initial public offering after deducting underwriting commissions and discounts and the offering expenses payable by the Company.
In December 2020, the Company completed a follow-on public offering of 9,000,000 ADSs at a public offering price of US$50.00 per ADS, and raised US$431.3 million in net proceeds after deducting underwriting commissions and discounts and the offering expenses payable by the Company.

The Company has not made any underwritten public offering of its securities since then.
Transactions in Prior 60 Days
Other than the Merger Agreement and agreements entered into in connection therewith including the Limited Guarantees and the Commitment Letter, and as disclosed above, there have been no transactions in the Company’s Shares or ADSs during the past 60 days by the Company, any of the Company’s officers or directors, the JD Group or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF THE COMPANY
The following table sets forth information with respect to the beneficial ownership of the Shares as of the date of this proxy statement, by:
•
each of the Company’s directors and executive officers;

•
the Company’s directors and executive officers as a group;

•
each person known to the Company to beneficially own more than 5.0% of the total issued and outstanding Shares; and

•
each filing person and its directors and executive officers, as applicable.

The calculations in the table below are based on 1,037,027,826 Shares (including Shares represented by ADSs) outstanding as of the date of this proxy statement (excluding 34,050,892 Shares in the form of ADSs held in treasury).
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.
	Ordinary Shares Beneficially Owned		Voting Power
	Number	%(1)%
Principal Shareholders
JD Group(2)	657,224,518	63.4	63.4
Directors and Executive Officers
Kevin Qing Guo	*	*	*
Ian Su Shan	—	—	—
Baohong Sun	*	*	*
Laura Marie Butler	*	*	*
Jian Han	*	*	*
Henry Jun Mao	*	*	*
All directors and executive officers as a group	*	*	*
Filing Persons
JD.com, Inc.(2)	657,224,518	63.4	63.4
JD.com Investment Limited(2)	657,224,518	63.4	63.4
JD Sunflower Investment Limited(2)	657,224,518	63.4	63.4
JD Sunflower Merger Sub Limited	—	—	—
JD.com International Limited	—	—	—
Windcreek Limited	—	—	—
Directors and Executive Officers of Filing Persons
Richard Qiangdong Liu	*	*	*
Sandy Ran Xu	—	—	—
Ming Huang	—	—	—
Louis T. Hsieh	—	—	—
Dingbo Xu	—	—	—

	Ordinary Shares Beneficially Owned		Voting Power
	Number	%(1)%
Caroline Scheufele	—	—	—
Carol Yun Yau Li	—	—	—
Grace Kun Ding	—	—	—
Jennifer Ngar-Wing Yu	—	—	—
Ian Su Shan	—	—	—
Pang Zhang	—	—	—
Nani Wang	—	—	—
Ge Wang	—	—	—
Jianguang Shen	—	—	—

*
Less than one percent of the outstanding Shares or less than one percent of voting power.

(1)
For each named person, the percentage ownership includes Shares which the person has the right to acquire within 60 days after the date of this proxy statement. However, such Shares shall not be deemed outstanding with respect to the calculation of ownership percentage for any other person.

(2)
Represents 657,224,518 Shares directly held by Parent (including 6,526,887 ADSs). Parent is a direct wholly-owned subsidiary of JD.com Investment Limited, which in turn is a direct wholly-owned subsidiary of JD.

As of the date of this proxy statement, to our knowledge, our directors and executive officers intend to vote all their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

FUTURE SHAREHOLDER PROPOSALS
If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would,” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.
The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:
•
the satisfaction of the conditions to the consummation of the Merger, including the authorization and approval of the Merger Agreement by our shareholders;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•
the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

•
the risk that the Merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•
the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•
inability to manage the expanding operations effectively, which could harm our business;

•
inability to hire or retain key personnel;

•
the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•
our failure to comply with regulations and changes in regulations;

•
the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

•
other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3D. Risk Factors” in the Company’s Annual Report. See “Where You Can Find More Information” beginning on page 98 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the

Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.
You may also obtain free copies of the documents the Company files with the SEC by going to the “Financial Information” section of our website at https://ir.imdada.cn. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.
Because the Merger is a going private transaction, the Company and the JD Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s Annual Report is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since April 14, 2025 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.
We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.
Requests for copies of our filings should be directed to our Investor Relations Department, at the address and phone numbers provided in this proxy statement.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.
THIS PROXY STATEMENT IS DATED                  . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
AGREEMENT AND PLAN OF MERGER

Execution Version
AGREEMENT AND PLAN OF MERGER
by and between
JD SUNFLOWER INVESTMENT LIMITED,
JD SUNFLOWER MERGER SUB LIMITED
and
DADA NEXUS LIMITED
Dated as of April 1, 2025

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 1, 2025, is entered into by and between JD Sunflower Investment Limited, a BVI business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), JD Sunflower Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), and Dada Nexus Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”). Unless otherwise indicated or elsewhere defined herein, capitalized terms used herein shall have the meanings ascribed to them in Section 9.03 hereof.
RECITALS
WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), Parent and the Company intend to enter into a transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company (as defined in the Companies Act) (the “Surviving Company”) and becoming a wholly owned Subsidiary of Parent as a result of the Merger;
WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the recommendation of the Special Committee, has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the Plan of Merger, (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”) on the terms and subject to the conditions set forth herein, and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions by the holders of Shares at the Shareholders Meeting;
WHEREAS, (i) the respective board of directors of each of Parent and Merger Sub has each (A) authorized and approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (B) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger and consummate the Transactions on the terms and subject to the conditions set forth herein and (ii) Parent, as the sole shareholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger and the consummation of the Transactions on the terms and subject to the conditions set forth herein;
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, JD.com International Limited (the “Guarantor”) has executed and delivered to the Company a limited guarantee in favor of the Company, dated as of the date hereof (as may be amended from time to time, the “Limited Guarantee”), to guarantee the due and punctual performance and discharge of certain payment obligations of Parent and Merger Sub under this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
Section 1.01   The Merger.
On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, (a) Merger Sub shall cease to exist and will be struck off the Register of Companies in the Cayman Islands and (b) the Company shall continue as the Surviving Company and become a wholly owned Subsidiary of Parent.
Section 1.02   Closing; Closing Date.
Unless otherwise agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at 10:00 a.m. (Hong Kong time) electronically as soon as practicable, but in any event no later than the fifth (5th) Business Day following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions) is satisfied or, if permissible, waived in accordance with this Agreement. The date in Hong Kong on which the Closing occurs is referred to as the “Closing Date.”
Section 1.03   Effective Time.
On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company, Parent and Merger Sub shall (a) cause the plan of merger with respect to the Merger (the “Plan of Merger”) substantially in the form set out in Annex A attached hereto, to be duly executed and filed with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the Companies Act, and (b) make other filings, recordings or publications as required to be made by the Company or Merger Sub, if any, under the Companies Act in connection with the Merger. The Merger shall become effective upon the time of registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands or on a later date as may be agreed by Parent and the Company and specified in the Plan of Merger in accordance with the Companies Act (such date and time, the “Effective Time”).
Section 1.04   Effects of the Merger.
At the Effective Time, the Merger shall have the effects specified in this Agreement, the Plan of Merger and the relevant provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the Companies Act.
Section 1.05   Governing Documents.
At the Effective Time, in accordance with the Plan of Merger, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum and articles of association of the Surviving Company until thereafter amended in accordance with applicable Law and such memorandum and articles of association; provided, that at the Effective Time, (a) all references therein to the name “JD Sunflower Merger Sub Limited” shall be amended to “Dada Nexus Limited”, (b) all references therein to the authorized share capital of the Surviving Company shall be amended to refer to the correct authorized share capital of the Surviving Company as approved in the Plan of Merger, and (c) such memorandum and articles of association shall include such indemnification, advancement of expenses and exculpation provisions as required by Section 6.05(a).
Section 1.06   Directors and Officers.
The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time or such other persons designated by Parent shall, from and after the Effective Time, be the initial directors of the Surviving Company, and (b) the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time, and shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

ARTICLE II
TREATMENT OF SECURITIES; MERGER CONSIDERATION
Section 2.01   Cancellation and Conversion of Securities.
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:
(a)   Treatment of Shares.   Each Ordinary Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, the Dissenting Shares and the Ordinary Shares represented by ADSs, shall be cancelled and cease to exist in consideration of and exchange for the right to receive $0.5 in cash per Ordinary Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04.
(b)   Treatment of ADSs.   Each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares), together with the underlying Ordinary Shares represented by such ADS, shall be cancelled and cease to exist in consideration of and exchange for the right to receive $2.0 in cash per ADS without interest (the “Per ADS Merger Consideration”) on the terms and subject to the conditions set forth in this Agreement and the Deposit Agreement; provided that in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail. The Per ADS Merger Consideration shall be paid by the Paying Agent to the Depositary as the registered holder of such cancelled underlying Ordinary Shares and distributed by the Depositary to the holder of such ADSs pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement. From and after the Effective Time, all such ADSs (and such underlying Ordinary Shares represented by such ADS) shall no longer be issued and outstanding and shall automatically be cancelled, retired and shall cease to exist, and each holder of any such ADS shall cease to have any rights with respect thereto (and such underlying Ordinary Shares represented by such ADS), except the right to receive the Per ADS Merger Consideration therefor upon the surrender of such ADS in accordance herewith, and the right to receive any dividends or other distributions with a record date prior to the Effective Time which may have been declared by the Company and which remain unpaid at the Effective Time.
(c)   Treatment of Excluded Shares.   Each of the Excluded Shares and ADSs representing the Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist without payment of any consideration or distribution therefor.
(d)   Treatment of Dissenting Shares.   Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.03 and thereafter represent only the right to receive the applicable payments set forth in Section 2.03.
(e)   Treatment of Merger Sub Securities.   Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share of the Surviving Company. Such conversion shall be effected by means of the cancellation of such shares of Merger Sub, in exchange for the right to receive one (1) ordinary share of the Surviving Company. Such ordinary shares of the Surviving Company shall constitute the only issued and outstanding share capital of the Surviving Company upon the Effective Time.
Section 2.02   Company Share Plans.
(a)   At the Effective Time, the Company shall (i) terminate the Company Share Plans and any and all award agreements entered into under the Company Share Plans, (ii) cancel each Company Option that is then outstanding and unexercised, whether or not vested or exercisable, and (iii) cancel each Company RSU that is then outstanding, whether or not vested.
(b)   Each former holder (or his or her designee) of a Vested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company, one of its Subsidiaries or Parent, as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, a cash amount (without interest and subject to Section 2.02(g)) equal to (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Vested Company Option, multiplied by (ii) the number of Shares underlying such Vested Company Option (assuming such holder exercises such Vested Company

Option in full immediately prior to the Effective Time); provided, that if the Exercise Price of any such Vested Company Option is equal to or greater than the Per Share Merger Consideration, such Vested Company Option shall be cancelled and the holder of any such Vested Company Option shall not be entitled to payment of any consideration therefor.
(c)   Each former holder (or his or her designee) of an Unvested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company, one of its Subsidiaries or Parent, as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, a cash amount (without interest and subject to Section 2.02(g)) equal to (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Unvested Company Option, multiplied by (ii) the number of Shares underlying such Unvested Company Option (assuming such holder exercises such Unvested Company Option in full immediately prior to the Effective Time); provided, that if the Exercise Price of any such Unvested Company Option is equal to or greater than the Per Share Merger Consideration, such Unvested Company Option shall be cancelled and the holder of any such Unvested Company Option shall not be entitled to payment of any consideration therefor.
(d)   Each former holder (or his or her designee) of a Vested Company RSU that is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company, one of its Subsidiaries or Parent, as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, a cash amount (without interest and subject to Section 2.02(g)) equal to the Per Share Merger Consideration with respect to each Vested Company RSU.
(e)   Except as otherwise set forth in Section 2.02(f), each former holder (or his or her designee) of an Unvested Company RSU that is cancelled at the Effective Time shall, in exchange therefor, be issued with a restricted share unit or similar award that entitles that holder to receive such number of Class A ordinary share(s) of JD (rounded down to the nearest whole share) as is equal to the product obtained by multiplying (x) the number of Shares underlying such Unvested Company RSU by (y) the Exchange Ratio (“Converted RSUs”), and such Converted RSUs will be subject to vesting conditions and provisions relating to vesting acceleration (if any) the same as, and other terms and conditions substantially the same as, those that were applicable to such Unvested Company RSUs immediately prior to the Effective Time.
(f)   Each of the Unvested Company RSUs granted to the Persons set forth on Schedule 2.02 hereto that is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company, one of its Subsidiaries or Parent, as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices, a cash amount (without interest and subject to Section 2.02(g)) equal to the Per Share Merger Consideration with respect to each such Unvested Company RSU.
(g)   Any payment under this Section 2.02 shall be subject to all applicable Taxes and Tax withholding requirements, and each applicable withholding agent shall be entitled to withhold Taxes under applicable Tax Law in respect thereof. Each former holder of Company Options or Company RSUs shall be personally responsible for the proper reporting and payment of all Taxes related to any distribution contemplated by this Section 2.02.
(h)   As promptly as practicable following the date hereof and in any event prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions reasonably necessary to effect the provisions of this Section 2.02. Promptly following the date hereof but in any event prior to the Effective Time, the Company shall deliver written notice to each holder of Company Options or Company RSUs informing such holder of the treatment of such Company Options or Company RSUs contemplated by this Section 2.02. As promptly as practicable following the date hereof and in any event prior to the Effective Time, Parent and Merger Sub shall procure that JD will take all internal corporate actions reasonably necessary to authorize and effect the provisions of Section 2.02(e).
(i)   Parent shall cause the Surviving Company to pay to each former holder of Vested Company Options, Unvested Company Options, Vested Company RSUs and Unvested Company RSUs the amounts that may be required pursuant to Section 2.02(b), Section 2.02(c), Section 2.02(d) and Section 2.02(f) respectively, as soon as practicable after the Effective Time pursuant to the Company’s ordinary payroll practices.

Section 2.03   Dissenting Shares.
(a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Companies Act, all Ordinary Shares (other than the Excluded Shares) that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Companies Act (collectively, the “Dissenting Shares”, and holders of the Dissenting Shares collectively, the “Dissenting Shareholders”) shall be cancelled at the Effective Time and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the Companies Act.
(b)   For the avoidance of doubt, all Shares held by Dissenting Shareholders who have not validly exercised, or who have effectively withdrawn, or lost, their dissenter rights under Section 238 of the Companies Act shall thereupon not be Dissenting Shares and shall be cancelled and cease to exist as of the Effective Time, and shall be converted at the later of (i) the Effective Time, and (ii) the occurrence of such event, into the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04. Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have not validly exercised or who have effectively withdrawn or lost such dissenter rights under Section 238 of the Companies Act.
(c)   The Company shall give Parent (i) prompt notice of any written notices of objection, notices of approvals, notice of dissent or demands for appraisal or written offers, under Section 238 of the Companies Act received by the Company, written withdrawals of such notices, demands or offers, and any other instruments served pursuant to applicable Law of the Cayman Islands and received by the Company relating to its shareholders’ rights to dissent from the Merger or appraisal rights, and (ii) the opportunity to direct negotiations and proceedings with respect to any such notice or demand for appraisal under the Companies Act. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any offers or agree to any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.
(d)   In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the Companies Act, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to section 238(4) of the Companies Act within twenty (20) days of obtaining the Requisite Company Vote at the Shareholders Meeting.
Section 2.04   Exchange of Share Certificates, etc.
(a)   Paying Agent.   Prior to the Effective Time, Parent shall select and appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 2.01(a), Section 2.01(b) and Section 2.03(b) (collectively, the “Merger Consideration”), and Parent shall enter into a paying agent agreement with the Paying Agent prior to the Effective Time, it being agreed that the paying agent agreement shall not contain provisions that contradict this Section 2.04 without the Company’s prior consent. At or prior to the Effective Time, or in the case of payments pursuant to Section 2.03(b), when required thereby, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and ADSs (other than Excluded Shares and ADSs representing Excluded Shares), cash in immediately available funds and in an amount that is sufficient to pay the full amount of the Merger Consideration (such cash deposited with the Paying Agent, the “Exchange Fund”). Parent shall be responsible for and pay, in accordance with the paying agent agreement, all charges and expenses of the Paying Agent in connection with the exchange of the Shares (other than the Excluded Shares) for the Merger Consideration as contemplated in this Agreement.
(b)   Exchange Procedures.   Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Company shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares (other than Excluded Shares and Dissenting Shares) entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of such Shares shall be effected), and (ii) instructions for use in effecting the surrender of any issued share certificates representing such Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) or non-certificated Shares represented by book entry (“Uncertificated Shares”) or such other documents as may be required in exchange for the Per Share Merger Consideration. Promptly following any Shares ceasing to be Dissenting Shares pursuant to Section 2.03(b), Parent shall cause the Paying Agent to mail to the applicable shareholders the documents described in the immediately preceding sentence. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or Uncertificated Shares or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, subject to applicable withholding in accordance with Section 2.04(i), and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary, stock transfer or other Taxes and other government charges due to or incurred by the Depositary in connection with the cancellation of their ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any, which shall be withheld by the Depositary in accordance with Section 2.04(i)) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement). No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II.
(c)   Lost Certificates.   If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, and upon such term as may be reasonably required by the Surviving Company or the Paying Agent, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares (other than Excluded Shares and Dissenting Shares) represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a) and Section 2.03(b).
(d)   Untraceable Shareholders.   Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until they notify the Surviving Company or the Paying Agent or the Depositary, as applicable, of their current contact details. A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members maintained by the Company or the Depositary, as applicable, or (ii) on the last two (2) consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed, or (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Shareholders Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to shareholders of the Company (including holders of ADSs) who are untraceable shall be returned to the Surviving Company on demand and held in a bank account for the benefit of shareholders of the Company (including holders of ADSs) who are untraceable. Shareholders of the Company who are untraceable but subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company.
(e)   Adjustments to Merger Consideration.   The Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into shares of the Company), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of the Company or ADSs occurring on or after the date hereof and prior to the Effective Time (but excluding any change that results from any exercise of Company Options to purchase Shares or the vesting of any Company RSUs) and to provide to the holders of Ordinary Shares (including Ordinary Shares represented by ADSs), Company Options and Company RSUs the same economic effect as contemplated by this Agreement prior to such action.
(f)   Investment of Exchange Fund.   The Exchange Fund, pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Company; provided, that Parent or the Surviving Company, as applicable, shall not direct the Paying Agent to make any such investment that is speculative in nature and that no such investment or loss shall affect the aggregate amounts payable under this Article II. Parent or the Surviving Company, as applicable, shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment to the extent necessary to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Earnings from investments shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under this Article II shall be returned to the Surviving Company. Except as contemplated by Section 2.04(b), this Section 2.04(f) and Section 2.04(g), the Exchange Fund shall not be used for any other purpose.
(g)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains unclaimed by the holders of Shares or ADSs for six (6) months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Shares and ADSs (other than Excluded Shares and ADSs representing Excluded Shares) who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to this Article II without any interest thereon. Monies unclaimed after a period of two (2) years from the Effective Time shall be forfeited and shall revert to the Surviving Company unless otherwise required by applicable Law.
(h)   No Liability.   None of the Paying Agent, Parent, the Surviving Company or the Depositary shall be liable to any former holder of Shares for any such Shares (including Shares represented by ADSs) (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any applicable abandoned property, bona vacantia, escheat or similar Law. Any amounts remaining unclaimed by such former holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person previously entitled thereto.
(i)   Withholding Rights.   Each of Parent, the Surviving Company, the Paying Agent, Merger Sub and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, ADSs, Company Options or Company RSUs such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as the case may be, such withheld amounts shall be (i) remitted by Parent, the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as applicable, to the applicable Governmental Authority and (ii) to the extent so remitted, treated for all purposes of this Agreement as having been paid to the holder of the Shares, ADSs, Company Options or Company RSUs in respect of which such deduction and withholding was made by Parent, the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as the case may be.

Section 2.05   No Transfers.
From and after the Effective Time, (a) the register of members of the Company shall be closed, and there shall be no registrations of transfers in the register of members of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time, and (b) the holders of Shares (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be cancelled, in exchange for the right to receive the cash consideration to which the holders thereof are entitled under this Article II in the case of Shares other than the Excluded Shares and the Dissenting Shares, and for no consideration in the case of Excluded Shares and only in accordance with Section 2.03 in the case of the Dissenting Shares.
Section 2.06   Termination of Deposit Agreement.
As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to the Depositary to terminate the Deposit Agreement in accordance with its terms.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The following representations and warranties by the Company are qualified in their entirety by reference to (a) all disclosures in the Company SEC Reports filed with or furnished to the SEC and publicly available after January 1, 2022 and prior to the date hereof but excluding (i) statements in any “Risk Factors” and/or “Forward-Looking Statements” section(s) of any such Company SEC Report and (ii) those statements that are cautionary, predictive or forward-looking in nature, but in each case, other than specific factual information contained therein; and (b) any information that would cause one or more of the representations and warranties contained in this Article III to be untrue or incorrect, of which Parent, Merger Sub or any of their respective Affiliates or Representatives has knowledge prior to the date of this Agreement. Subject to the foregoing, the Company hereby represents and warrants to Parent and Merger Sub that:
Section 3.01   Organization and Qualification.
Each of the Company and its Subsidiaries is an entity duly incorporated or organized, as applicable, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.02   Constitutional Documents.
No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect. All memorandum and articles of association or equivalent organizational documents of the Group Companies are in full force and effect as of the date hereof.
Section 3.03   Capitalization.
(a)   The authorized share capital of the Company is $200,000 divided into 2,000,000,000 Ordinary Shares of a par value of $0.0001 each. As of the close of business in New York City on March 19, 2025, (A) 1,032,984,610 Ordinary Shares are issued and outstanding (excluding 38,094,108 Ordinary Shares in the form of ADSs held in treasury), all of which have been duly authorized and are validly issued, fully paid and non-assessable, and (B) 78,508,284 Ordinary Shares are reserved for future issuance pursuant to the outstanding Company Options and Company RSUs.
(b)   Except for (i) the Company Options and Company RSUs (including the rights and obligations of their holders and the Company under the terms of the Company Options and Company RSUs) and rights under the Control Documents, and (ii) the Transactions, there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by any Group Company relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue, transfer or sell or cause to be issued, transferred or sold any Equity Securities of any Group Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of any Group Company and no securities or obligations evidencing such rights are authorized, issued or outstanding, and there are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any Equity Securities of any Group Company. The Company has no secured creditors within the meaning of section 233(8) of the Companies Act.
(c)   The grant of each such outstanding Company Option was validly made and properly approved by the Company Board or a duly authorized committee thereof and any shareholder approval by the necessary number of votes in material compliance with the terms of the relevant Company Share Plans, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations of The Nasdaq Stock Market (“Nasdaq”) and all other applicable Laws. The grant of each such Company RSU was validly made and properly approved by the Company Board or a duly authorized committee thereof and any shareholder approval by the necessary number of votes in material compliance with the terms of the relevant Company Share Plans, the Exchange Act, the rules and regulations of Nasdaq and all other applicable Laws. Except as otherwise set forth in Section 2.02, there are no commitments or agreements to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company Option or any Company RSU as a result of the Transactions.
(d)   The Company has made available to Parent accurate and complete copies of (i) the Company Share Plans pursuant to which the Company has granted the Company Options and Company RSUs that are currently outstanding, (ii) the form of award agreement evidencing such Company Options and Company RSUs and (iii) award agreements evidencing such Company Options and Company RSUs with terms that are materially different from those set forth in the form of award agreement.
(e)   The outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is owned by such Group Company free and clear of all Liens (except for Permitted Liens), other than the VIE Entity to the extent it is subject to the Control Documents. Other than as set forth in the Control Documents, the Transaction Documents or for the purpose of the Transactions, there are no outstanding material contractual obligations of any Group Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries.
Section 3.04   Authorization.
(a)   The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Company Vote, to execute and deliver the Plan of Merger and to consummate the Merger and the other Transactions. The execution, delivery and performance by the Company of this Agreement and the Plan of Merger, and the consummation of the Merger and the other Transactions, have been duly and validly authorized by the Company Board and other than such filings and recordation as required by the Companies Act, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Plan of Merger, and the consummation by it of the Transactions, subject, in the case of the Plan of Merger and the Merger, to receipt of the Requisite Company Vote.
(b)   This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) ((a) and (b) collectively, the “Enforceability Exceptions”).
(c)   As of the date hereof, the Company Board, acting upon the recommendation of the Special Committee, by resolutions duly adopted by vote of those directors voting at a meeting duly called and held and not subsequently rescinded or modified in a manner adverse to Parent, has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the Plan of Merger, (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the holders of Shares (the “Company Recommendation”). As of the date hereof, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn.
(d)   The Special Committee has received from Kroll, LLC (the “Financial Advisor”) its opinion to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Per Share Merger Consideration to be received by the holders of Shares (other than Excluded Shares, Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing Excluded Shares) are fair, from a financial point of view, to such holders. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement and Schedule 13E-3.
Section 3.05   No Conflict; Required Filings and Consents.
(a)   None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (i) assuming the Requisite Company Vote is obtained, conflict with or result in any breach of any provision of the organizational or governing documents of any Group Company, (ii) require any consent or waiver by any Person under, result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, or (iv) assuming the Requisite Company Vote is obtained and the Requisite Approvals are complied with and completed, violate any Order or Law applicable to the Company, any Subsidiary of the Company, or any of their respective properties, assets or operations; except, with respect to each case of clauses (ii) through (iv), for any such conflict, breach, violation, default, modification, right, creation of any Lien or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will require any filing by the Company or any of its Subsidiaries with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority, except for (i) compliance with any applicable requirements of the Securities Act and the Exchange Act, (ii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the Companies Act, (iii) such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Merger, including the joining of the Company in the filing of the Schedule 13E-3, which shall incorporate by reference the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on the Schedule 13E-3, (iv) such filings as may be required under the Nasdaq rules and regulations in connection with this Agreement or the Merger (items (i) through (iv) together, the “Requisite Approvals”), and (v) any filing, permit, authorization, consent or approval the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.06   Permits; Compliance with Laws.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their properties or to carry on their business substantially in the manner described in the Company SEC Reports filed prior to the date hereof and substantially as is being conducted as of the date of this Agreement (collectively, the “Material Company Permits”), and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all of the Material Company Permits are valid, in full force and effect, and are not subject to any pending or, to the knowledge of the Company, threatened legal proceeding by any Governmental Authority to suspend, cancel, modify, terminate or revoke any such Material Company Permit, (ii) the Company and each of its Subsidiaries are in compliance with the terms and requirements of such Material Company Permits, and (iii) the Company and each of its Subsidiaries is not in default under, and to the Company’s knowledge, no condition exists that with notice or lapse of time or both would constitute a default under or would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of, any such Material Company Permit.
(b)   The Group Companies are and have been in compliance with all applicable Laws and the applicable listing, corporate governance and other rules and regulations of Nasdaq in all material respects. Since the Applicable Date, no Group Company has received any written notice or communication of any material non-compliance with any applicable Law that has not been cured.
(c)   No Group Company is a Prohibited Person. To the best knowledge of the Company, none of the Representatives of any Group Company is a Prohibited Person. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person, or violated any applicable export restrictions, anti-boycott regulations, or embargo regulations. Except as would not, individually or in the aggregate, be material to the Group Companies taken as a whole, none of the Group Companies, or, to the best knowledge of the Company, the Representatives of any Group Company, has violated any Anticorruption Law.
(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Group Companies are in compliance with the applicable SAFE Rules and Regulations and duly and lawfully obtained all requisite permits, licenses, approvals, filings and registrations and other requisite formalities with the SAFE as required under the applicable SAFE Rules and Regulations which are in full force and effect, and there exist no grounds on which any such permits, licenses, approvals, filings or registrations may be cancelled or revoked or any Group Company or its legal representative may be subject to liability or penalties for misrepresentations or failures to disclose information to SAFE or its local counterparts.
Section 3.07   SEC Filings; Financial Statements.
(a)   The Company has filed or otherwise furnished (as applicable), all forms, reports, statements, schedules and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2022 (the “Applicable Date”) (such forms, reports, statements, schedules and other documents filed since the Applicable Date, including any amendments thereto and all exhibits and schedules thereto and documents incorporated by reference therein, collectively, the “Company SEC Reports”). As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (and to the extent such Company SEC Reports were amended, as of the date of effectiveness of such amendment), the Company SEC Reports (i) complied in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable).

(b)   Other than those disclosed in the Company SEC Reports, each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared, in all material respects, in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements).
(c)   Except as and to the extent set forth in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company’s annual report on Form 20-F filed with the SEC on April 22, 2024 or otherwise disclosed by the Company in current reports on Form 6-K, no Group Company has any outstanding liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected in the consolidated financial statements of the Company and its Subsidiaries, except for liabilities or obligations (A) incurred in the ordinary course of business consistent with past practice since December 31, 2024, (B) incurred pursuant to this Agreement or in connection with the Transactions, or (C) that are immaterial in nature and amount.
(d)   Other than those disclosed in the Company SEC Reports, (i) the Company maintains a system of accounting established and administered in accordance with GAAP in all material respects, and (ii) the system of internal accounting controls maintained by the Group Companies is sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP.
(e)   The Company has timely filed all certifications and statements required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. Other than those disclosed in the Company SEC Reports, the Company (i) is in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it, and (ii) has established and maintains disclosure controls and procedures and internal controls over financial reporting required by Rule 13a-15 or Rule 15d-15 under the Exchange Act to ensure that all material information concerning the Company and its Subsidiaries required to be included in reports filed under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents.
Section 3.08   Proxy Statement.
The information supplied by the Company for inclusion in the Proxy Statement (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 (including any amendment or supplement thereto or document incorporated by reference therein including the notice of the Shareholders Meeting and the form of proxy) will not (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders Meeting, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub, the Guarantor or any of their respective Affiliates or Representatives (as the case may be) for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.
Section 3.09   Absence of Certain Changes.
Since December 31, 2024, (a) except as contemplated by this Agreement, each Group Company has conducted business in all material respects in the ordinary course of business and in a manner consistent with past practice, and (b) there has not been any Company Material Adverse Effect.

Section 3.10   Absence of Litigation.
As of the date of this Agreement, there is no litigation, hearing, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against any Group Company, or any share, security, equity interest, property or asset of any Group Company, before any Governmental Authority which (a) seeks to enjoin, restrain or prevent the Merger or the other Transactions, or (b) if adversely determined, would reasonably be expected to prevent, materially delay or materially impede, the performance by the Company of its obligations under this Agreement in any material respect or the consummation of the Merger.
Section 3.11   Employee Benefit Plans.
Each Company Employee Plan has been established, operated and maintained in compliance with its terms and with applicable Law in all material respects. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or expressly provided under this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement, nor the consummation of the Transactions alone, will (i) entitle any current or former director, employee or consultant of any Group Company to material compensation in the form of a severance payment or similar payment, or (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Company Employee Plans.
Section 3.12   Labor and Employment Matters.
As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, or currently negotiating in connection with entering into, any collective bargaining agreements. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to their businesses, or (ii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to any current or former employee, officer, consultant or independent contractor of the Company or any of its Subsidiaries.
Section 3.13   Real Property.
Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions, and neither any Group Company (as a party to such Lease) nor, to the knowledge of the Company, any other third party to such Lease, is in material breach or default under such Lease. No Group Company owns any real property as of the date of this Agreement.
Section 3.14   Intellectual Property.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or possess adequate licenses or other rights to use (in each case, free and clear of any Liens, except for Permitted Liens), all Intellectual Property necessary to conduct the business of the Company or its Subsidiaries as currently conducted.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the use of any Intellectual Property in connection with the operation of their respective businesses or otherwise by the Company or its Subsidiaries does not infringe upon or misappropriate the Intellectual Property rights of any person and is in compliance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use such Intellectual Property. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of, and to the knowledge of the Company, there is no threatened, assertion or claim that (i) it, or the business or activities of the Company or any of its Subsidiaries (including the commercialization and exploitation of their products and services), is infringing upon or misappropriating any Intellectual Property right of any person, and (ii) if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no person is infringing or misappropriating any material Intellectual Property owned by the Company or any of its Subsidiaries in any material respect.
(c)   With respect to each Intellectual Property owned by any Group Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, such Group Company is the owner of the right, title and interest in and to such Intellectual Property, and is entitled to use, transfer and license such Intellectual Property in the continued operation of its respective business.
(d)   With respect to each Intellectual Property licensed to any Group Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) such Group Company has the right to use such Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Intellectual Property, and (ii) to the knowledge of the Company, as of the date of this Agreement, no party to any license of such Intellectual Property is in material breach thereof or default thereunder.
Section 3.15   Privacy and Data Security.
Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company complies with all applicable Privacy Laws and applicable Privacy Policies.
Section 3.16   Taxes.
(a)   Each Group Company has, in all material respects, duly and timely filed (taking into account any extension of time within which to file) all Tax Returns and reports required to be filed by it and has paid and discharged all Taxes required to be paid or discharged (whether or not reflected on a Tax Return), other than such payments as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP, and such Tax Returns are true, accurate and complete in all material respects.
(b)   As of the date of this Agreement, no Tax authority or agency or other Governmental Authority is asserting in writing or, to the knowledge of the Company, threatening to assert against any Group Company any material deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith. There are no pending or, to the knowledge of the Company, threatened Actions for the assessment or collection of any material Taxes against any Group Company.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Group Company has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied with all requirements imposed by such Governmental Authorities, and (ii) each submission made by or on behalf of any Group Company to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates was accurate and complete at the time of its submission. Each Group Company has timely withheld, collected and deposited all material amounts of Taxes that are required to be withheld, collected and deposited under applicable Laws.
Section 3.17   Material Contracts.
(a)   For purposes of this Agreement, “Material Contracts” means (i) this Agreement and (ii) any and all Contracts to which any of the Group Companies is a party as of the date of this Agreement filed or required to be filed as exhibits to the Company SEC Reports.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or otherwise disclosed in the Company SEC Reports, as of the date of this Agreement, (i) each Material Contract is a legal, valid and binding obligation of a Group Company, as applicable, in full force and effect and enforceable against the such Group Company in accordance with its terms, subject to the Enforceability Exceptions, (ii) no Group Company and, to the knowledge of the Company, no counterparty, is or is alleged to be in breach or violation of, or default under, any Material Contract, and (iii) within the last twelve (12) months prior to the date hereof, no Group Company has received any written claim of default under any such Material Contract and, to the Company’s knowledge, no fact or event exists that would give rise to any claim of default under any Material Contract.
Section 3.18   Anti-Takeover Provisions.
The Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Laws enacted under any Laws applicable to the Company other than the Companies Act (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions.
Section 3.19   Related Party Transactions.
The Company has disclosed in the Company SEC Reports each material Contract between a Group Company or any of its Subsidiaries, on the one hand, and any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of the Company, one the other hand, entered into during fiscal years covered by such Company SEC Reports, in each case that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, other than for (a) payment of salary or fees for services rendered in the capacity of an officer, director or employee of any Group Company, (b) reimbursement for expenses incurred on behalf of any Group Company, and (c) other employee benefits, including Contracts entered into under the Company Share Plans.
Section 3.20   Control Documents.
(a)   To the knowledge of the Company, (i) each party to any of the Control Documents has full power and authority to enter into, execute and deliver such Control Document to which it is a party and each other agreement, certificate, document and instrument to be executed and delivered by it pursuant to the Control Documents and to perform the obligations of such party thereunder, and (ii) the execution and delivery by such party of each Control Document to which it is a party and the performance by such party of its obligations thereunder have been duly authorized by all requisite actions on the part of such party.
(b)   As of the date of this Agreement, none of the parties to any Control Document has sent or received any written communication regarding termination of or intention not to renew any Control Document, and no such termination or non-renewal has been threatened in writing by any of the parties thereto. As of the date of this Agreement, there is no Action initiated by any Governmental Authority or any other person, pending or, to the knowledge of the Company, threatened against any of the Controlled Entities and other Group Companies that (i) challenge the validity or enforceability of the Control Documents, individually or taken as a whole, (ii) challenge the legality of the “variable interest entity” structure or the ownership structure as set forth in the Control Documents, or (iii) claim that any of the Control Documents or the ownership structure thereof violates any PRC Laws in any material respect.
Section 3.21   Brokers.
Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.
Section 3.22   No Other Representations or Warranties.
Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to any Group Company or its business or with respect to any information provided to Parent, Merger Sub or any of their respective Affiliates or Representatives in connection with the Transactions, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Neither the Company nor any other person on behalf of the Company will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or their respective Affiliates or Representatives resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article III.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:
Section 4.01   Corporate Organization.
(a)   Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted and as contemplated in this Agreement. Each of Parent and Merger Sub has made available to the Company (i) complete and correct copies of its memorandum and articles of association as currently in effect, and (ii) a true and complete list of all directors and officers (if any) of Parent and Merger Sub, each as of the date hereof.
(b)   Merger Sub was formed solely for the purpose of engaging in the Transactions and it has no assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to the Transaction Documents and the Transactions.
Section 4.02   Authorization.
Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized and approved by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize or approve this Agreement and the Plan of Merger or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. No vote or consent of the holders of any class or series of share capital of Parent is necessary to approve this Agreement or the Transactions, including the Merger.
Section 4.03   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement and the Plan of Merger by each of Parent and Merger Sub do not, and the performance of this Agreement and the Plan of Merger by each of Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clause (ii) and clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their respective obligations under this Agreement.
(b)   The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by each of

Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filings or notices pursuant to the Exchange Act and the rules and regulations thereunder, (ii) any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder, (iii) compliance with the rules and regulations of Nasdaq, (iv) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the Companies Act and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the Companies Act, and (v) any such other filing, permit, authorization, consent or approval, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay the consummation by Parent or Merger Sub of the Merger.
Section 4.04   Capitalization.
The authorized share capital of Parent is $50,000 consisting of 50,000 ordinary shares, par value of $1 per share. As of the date of this Agreement, one ordinary share of Parent is issued and outstanding, which has been duly authorized, validly issued, fully paid and non-assessable and is wholly owned by JD.com Investment Limited. The authorized share capital of Merger Sub is $50,000 consisting of 50,000 ordinary shares, par value of $1 per share, one of which is issued and outstanding and has been duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding share capital of Merger Sub is wholly owned by Parent. All outstanding share capital of Merger Sub is owned by Parent free and clear of all Liens. There are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Merger Sub or obligating Parent or Merger Sub to issue or sell any share capital of, or other equity interests in, Merger Sub. Merger Sub has no secured creditors within the meaning of section 233(8) of the Companies Act.
Section 4.05   Available Funds.
(a)   Parent has delivered, on or prior to the date of this Agreement, to the Company a true and complete copy of the executed commitment letter from the Guarantor (the “Commitment Letter”) pursuant to which the Guarantor has committed to fund Parent in cash, subject to the terms and conditions thereof, for an amount up to the aggregate amount set forth therein for the purpose of financing the Merger Consideration and other amounts required to consummate the Transactions (the “Committed Financing”). The Commitment Letter provides, and will continue to provide, that (i) the Company is a third-party beneficiary and entitled to enforce the Commitment Letter in accordance with the terms and conditions set forth therein and (ii) it may not be amended without the Company’s prior written consent.
(b)   The Commitment Letter, in the form so delivered, (i) is in full force and effect and is a legal, valid and binding obligation of the parties thereto (subject to the Enforceability Exceptions), and (ii) has not been amended or modified and no such amendment or modification is contemplated, and the commitment contained in the Commitment Letter has not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated. Assuming (A) the Committed Financing is funded in accordance with the Commitment Letter, and (B) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 7.01 and Section 7.02 or the waiver of such conditions, Parent and Merger Sub will have available to them, as of the Effective Time, all funds necessary for Parent, Merger Sub and the Surviving Company to pay (1) the Merger Consideration, and (2) any other amounts required to be paid in connection with the consummation of the Transactions on the terms and subject to the conditions contemplated hereby and all related fees and expenses associated therewith.
(c)   The Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Committed Financing available to Parent on the terms and conditions contained therein. There are no side letters or other oral or written contracts related to the funding of the full amount of the Committed Financing to which Parent, Merger Sub or any of their respective Affiliates is a party other than the Commitment Letter.

(d)   As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would be reasonably expected to constitute a default or breach by any parties thereto under the Commitment Letter or would otherwise excuse or permit the Guarantor to refuse to fund the Committed Financing. As of the date of this Agreement, Parent and Merger Sub are not in breach of the Commitment Letter and do not have any reason to believe that any of the conditions to the Committed Financing will not be satisfied or that the Committed Financing will not be available to Parent at the Effective Time.
Section 4.06   Information Supplied.
None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (a) the Schedule 13E-3, at the time such document is filed with the SEC, or at any time such document is amended or supplemented or (b) the Proxy Statement, at the date of first mailing the Proxy Statement to the shareholders of the Company or any amendments or supplements thereto, and at the time of the Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.07   Solvency.
Neither Parent nor Merger Sub is entering into the transactions contemplated hereby and by the Transaction Documents with the intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction or the waiver of the conditions of Parent and Merger Sub to consummate the Merger as set forth herein, immediately after giving effect to all of the Transactions, including the payment of the Per Share Merger Consideration, the Per ADS Merger Consideration, and all other amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, the Surviving Company will be solvent as of the Effective Time and immediately after the Effective Time.
Section 4.08   Absence of Litigation.
As of the date of this Agreement, there are no proceedings pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub or any property or asset of Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their obligations under the Transaction Documents.
Section 4.09   Ownership of Company Shares.
As of the date hereof, other than the Excluded Shares and ADSs representing Excluded Shares, which will be cancelled at the Effective Time in accordance this Agreement, neither Parent, Merger Sub, nor any of their respective Affiliates, beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares, ADSs, other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants, or other rights to acquire Shares, ADSs or other securities of, or any economic interest (through derivative securities or otherwise) in, the Company.
Section 4.10   Independent Investigation.
Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, and their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that, as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective

Representatives (except that each of Parent and Merger Sub relies on the representations, warranties, covenants and agreements of the Company expressly set forth in this Agreement).
Section 4.11   No Other Contracts.
Except for this Agreement, the Limited Guarantee, the Commitment Letter, the Confidentiality Agreement and, in the case of item (iii) below, any support agreement Parent or Merger Sub may enter into with holders of Ordinary Shares or ADSs after the date hereof (which for the avoidance of doubt may only be entered into with the prior written consent of the Special Committee pursuant to the Confidentiality Agreement), there are no Contracts (whether oral or written) (i) between Parent, Merger Sub, the Guarantor or any of their Affiliates (excluding the Company and its Subsidiaries), on one hand, and any of the Company’s or its Subsidiaries’ directors, officers, employees or shareholders, on the other hand, that relate in any way to the Transactions, (ii) pursuant to which any shareholder of the Company would be entitled to receive per-share or per-ADS consideration of a different amount or nature than the Merger Consideration (other than as a result of any settlement agreement with any Dissenting Shareholder), (iii) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal, or (iv) pursuant to which any person not affiliated with JD has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Transactions.
Section 4.12   Non-Reliance on Company Estimates.
The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.
Section 4.13   Brokers.
Other than UBS AG Hong Kong Branch, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub, and no such fee or commission will be due and payable by the Company prior to the Effective Time.
Section 4.14   Limited Guarantee.
The Limited Guarantee has been duly and validly executed and delivered by the Guarantor and is in full force and effect, and assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Guarantor that executed it, enforceable against the Guarantor in accordance with the terms thereof subject to the Enforceability Exception, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guarantee.
Section 4.15   No Additional Representations.
Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective business, or any information provided to the Company or any of its Affiliates or Representatives,

notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. Neither Parent nor Merger Sub nor any person on behalf of Parent or Merger Sub will have or be subject to any liability or indemnity obligations to the Company or its Affiliates or Representatives resulting from the distribution or disclosure or failure to distribute or disclose to the Company or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article IV.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
Section 5.01   Conduct of Business by the Company.
The Company agrees that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as required by applicable Law or permitted or contemplated by the Transaction Documents, unless Parent may otherwise consent in writing, (i) the businesses of the Group Companies shall be conducted in the ordinary course of business consistent with past practice; and (ii) the Company shall use its reasonable efforts to preserve substantially intact the assets and the business organization of the Group Companies, to keep available the services of the current key officers and key employees of the Group Companies and to maintain in all material respects the current relationships of the Group Companies with existing customers, suppliers and other Persons with which any Group Companies has material business relations as of the date hereof. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as required by applicable Law or permitted or contemplated by the Transaction Documents, the Company shall not, and shall procure that no Group Company will, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent:
(a)   amend or otherwise change its memorandum and articles of association or equivalent organizational documents;
(b)   issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of any Group Company (other than in connection with (A) the issuance of Shares upon the exercise of any Company Options or Company RSUs in accordance with their respective terms, (B) the withholding of securities of the Company to satisfy Tax obligations with respect to Company Options or Company RSUs, (C) the acquisition by the Company of its securities in connection with the forfeiture of Company Options or Company RSUs, (D) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof, or (E) any transaction between or among the Company and its direct or indirect wholly owned Subsidiaries), (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value or purchase price (including the value of assumed liabilities) in excess of RMB20,000,000, except in the ordinary course of business or pursuant to Contracts that are in force as of the date of this Agreement, or (iii) any material Intellectual Property owned by or licensed to any Group Company, except in the ordinary course of business or pursuant to Contracts that are in force as of the date of this Agreement;
(c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries);
(d)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital (other than the purchase of Shares to satisfy obligations under the Company Share Plans, including the withholding of Shares in connection with the exercise of Company Options or Company RSUs in accordance with their respective terms);
(e)   effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving any Group Company, or create any new Subsidiary, other than the Transactions;
(f)   acquire any assets, entities, securities or properties, in any single transaction or related series of transactions, for consideration in excess of RMB20,000,000, except for acquisitions pursuant to Contracts that are in force as of the date of this Agreement;
(g)   make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of RMB20,000,000 in any single transaction or related series of transactions;
(h)   incur, assume, alter, amend or modify any Indebtedness, or guarantee any Indebtedness, in each case, with an amount in excess of RMB20,000,000 in a single transaction or related series of transactions, except for (i) the incurrence or guarantee of Indebtedness under any Group Company’s existing credit facilities or other Contracts as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness, or (ii) any Indebtedness between the Company and its Subsidiaries, or between two or more Subsidiaries of the Company;
(i)   other than expenditures necessary to maintain assets in good repair consistent with the past practice, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of RMB20,000,000 or capital expenditures which are, in the aggregate, in excess of RMB20,000,000 for the Group Companies taken as a whole;
(j)   except as required by any Company Employee Plan or this Agreement, (i) enter into any new employment or compensatory agreements, or terminate any such agreements, with any employee of any Group Company other than the hiring or termination of employees with an aggregate annual compensation of less than RMB5,000,000, (ii) grant or provide any severance or termination payments or benefits to any employee of any Group Company, in each case, in excess of RMB2,000,000, other than in accordance with applicable Law or pursuant to Contracts that are in force as of the date of this Agreement, (iii) materially increase the compensation, bonus or pension, welfare, severance or other benefits of any employee of any Group Company except in the ordinary course of business, (iv) establish, adopt, amend or terminate any Company Employee Plan or materially amend the terms of any outstanding Company Options, (v) accelerate the vesting or payment, of compensation or benefits under the Company Employee Plan or (vi) forgive any loans to any Employee of any Group Company;
(k)   make any changes with respect to financial accounting policies or procedures in any material respect, including changes affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
(l)   enter into, amend, modify, consent to the termination of, or waive any material rights under, any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof), other than in the ordinary course of business consistent with prior practice;
(m)   settle any pending or threatened Action of or against any Group Company (A) for an amount in excess of RMB20,000,000 for any single Action, (B) that would impose any material restrictions on the business or operations of any Group Company, or (C) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of any Group Company relating to the Transactions;
(n)   make or change any material Tax election, amend any material Tax Return, enter into any closing agreement or seek any ruling from any Governmental Authority with respect to material Taxes, or make any material change in any method of Tax accounting or Tax accounting period; or

(o)   agree to or enter into any Contract or otherwise make a binding commitment, to do any of the foregoing.
Section 5.02   Compliance.
Each party hereto agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, it shall not: (i) take any action which is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (ii) take any action which would, or would reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the Merger or the other transactions contemplated by this Agreement.
Section 5.03   No Control of Company Business.
Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.01   Proxy Statement and Schedule 13E-3.
(a)   As soon as reasonably practicable following the date of this Agreement, the Company, with the cooperation and assistance of Parent and Merger Sub, shall prepare a proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”). Parent and Merger Sub shall promptly furnish all information as the Company may reasonably request in connection with such actions and preparation of the Proxy Statement and the Schedule 13E-3. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify Parent and Merger Sub and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable opportunity to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith. If at any time prior to the Shareholders Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Nothing in this Section 6.01 is intended to restrict or preclude the Company Board or the Special Committee from effecting a Change in the Company Recommendation on the terms and subject to the condition set forth in this Agreement. Notwithstanding anything herein to the contrary, and subject to compliance with the terms of Section 6.04(d), with respect to any disclosure regarding a Change in the Company Recommendation made in accordance with and not in violation of this Agreement, the Company shall not be required to provide Parent or Merger Sub with the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or another filing by the Company with the SEC, with respect to such disclosure.
(b)   Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective officers or directors, should be discovered which should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party discovering such event or circumstance shall promptly inform the other parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company; provided, that prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party and their Representatives a reasonable opportunity to comment thereon. Notwithstanding anything herein to the contrary, (i) no representation, warranty, covenant or agreement is made by the Company with respect to information supplied by Parent, Merger Sub, the Guarantor or their respective Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3, and (ii) no representation, warranty, covenant or agreement is made by the Parent, Merger Sub or the Guarantor with respect to information supplied by the Company or its respective Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.
Section 6.02   Company Shareholders Meeting.
(a)   The Company shall establish a record date for determining shareholders of the Company entitled to vote at the Shareholders Meeting (the “Record Date”) in consultation with Parent and shall not change such Record Date or establish a different record date for the Shareholders Meeting without the prior written consent of Parent, unless the Company is required to do so by applicable Law; and in the event that the date of the Shareholders Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, the Company shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Shareholders Meeting, as so adjourned, postponed or delayed, except as required by applicable Laws. As soon as reasonably practicable after the

SEC confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement, the Company shall (i) mail or cause to be mailed the Proxy Statement to the holders of Shares as of the Record Date, and (ii) instruct the Depositary to (A) fix the Record Date as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Subject to Section 6.02(b), without the consent of Parent, the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholders Meeting.
(b)   As soon as reasonably practicable but in any event no later than forty (40) days after the date of mailing the Proxy Statement, the Company shall hold the Shareholders Meeting. Subject to this Section 6.02 and Section 6.04, the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall include such recommendation in the Proxy Statement. The Company shall use its reasonable best efforts in accordance with applicable Law and the memorandum and articles of association of the Company to (i) solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, and (ii) take all other action necessary or advisable to secure the Requisite Company Vote. In the event that subsequent to the date hereof, the Company Board makes a Change in the Company Recommendation, the Company shall nonetheless submit this Agreement, the Plan of Merger and the Transactions, including the Merger, to the holders of the Shares for authorization and approval at the Shareholders Meeting in accordance with this Section 6.02, unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders Meeting.
(c)   Notwithstanding Section 6.02(b), the Company may, and upon Parent’s written request shall, recommend the adjournment of the Shareholders Meeting to its shareholders, with such adjournment to be voted on at the Shareholders Meeting, (i) if and to the extent the Special Committee determines in good faith that such adjournment or postponement is necessary or advisable to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the meeting to seek the Requisite Company Vote, (ii) as otherwise required by applicable Law, or (iii) if as of the time for which the Shareholders Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting or to vote in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions for the Requisite Company Vote to be obtained. If the Shareholders Meeting is adjourned, the Company shall convene and hold the Shareholders Meeting as soon as reasonably practicable thereafter in accordance with the Company’s memorandum and articles of association, subject to the immediately preceding sentence.
(d)   At the Shareholders Meeting, and any other meeting of the shareholders of the Company called to seek the Requisite Company Vote or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Plan of Merger or the Transactions is sought, Parent and/or Merger Sub shall vote, and shall cause their respective Affiliates to vote, or cause to be voted, all Shares held directly or indirectly by them and their respective Affiliates as of the date hereof in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions.
Section 6.03   Access to Information.
(a)   From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII and subject to applicable Law and the Confidentiality Agreement, upon reasonable advance notice in writing from Parent, the Company shall (i) provide to Parent and its Representatives reasonable access during normal business hours and upon reasonable prior notice to the offices, properties, books and records of any Group Company, (ii) furnish to Parent and its Representatives such information concerning the business, contracts, assets and liabilities of the Group Companies as Parent may reasonably request in writing, and (iii) instruct its and its Subsidiaries’

employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.
(b)   Notwithstanding anything to the contrary in Section 6.03(a), nothing in this Agreement shall require the Company or any of its Subsidiaries to give access to or disclose any information to Parent or any of its Representatives if such access or disclosure would (i) violate any Contract entered into prior to the date of this Agreement, applicable Law or Order, (ii) jeopardize any attorney-client privilege, work product doctrine or other applicable privilege, or (iii) give a Third Party the right to terminate or accelerate the rights under a Contract entered into prior to the date of this Agreement.
(c)   All information provided or made available pursuant to this Section 6.03 to Parent or its Representatives shall be subject to the Confidentiality Agreement and Section 9.12.
(d)   No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
Section 6.04   No Solicitation of Transactions.
(a)   From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except pursuant to Section 6.04(b), the Company agrees that neither it nor any of its Subsidiaries will, and that it will cause its and its Subsidiaries’ Representatives (including any investment banker, attorney or accountant retained by any Group Company) not to, in each case, directly or indirectly, (i) solicit, initiate, or knowingly encourage (including by way of furnishing nonpublic information concerning any Group Company), or take any other action to knowingly facilitate, any inquiries or the making of any Competing Proposal, (ii) enter into or continue discussions or negotiations with, or provide any nonpublic information concerning any Group Company to, any Third Party in connection with any such inquiries or any Competing Proposal, (iii) agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent or Contract (other than an Acceptable Confidentiality Agreement) or commitment contemplating or otherwise relating, or that may reasonably be expected to lead to, to any Competing Transaction, or (iv) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement to which the Company or any of its Subsidiaries thereof is a party (and the Company shall promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality, standstill or similar agreement and to enforce each such confidentiality, standstill and similar agreement). The Company shall notify Parent in writing, as promptly as practicable and in any event within forty-eight (48) hours, of any Competing Proposal received by the Company, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments), and (y) the identity of the party making such proposal or offer or inquiry or contact. The Company shall keep Parent informed, on a current basis, of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Except as otherwise provided in this Section 6.04(a) or Section 6.04(c), after the execution and delivery of this Agreement, the Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, promptly cease and terminate all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction, promptly revoke or withdraw access of any Third Party to any data room containing any nonpublic information concerning any Group Company and request all such Third Parties to promptly return or destroy all such nonpublic information provided to them. The Company shall not and shall cause the other Group Companies not to enter into any confidentiality agreement with any Third Party subsequent to the date of this Agreement that would restrict the Company from providing such information to Parent in accordance with this Section 6.04(a).
(b)   Notwithstanding anything to the contrary in Section 6.04(a), at any time prior to the receipt of the Requisite Company Vote, following the receipt of a Competing Proposal that was not obtained in violation of Section 6.04, the Company, the Special Committee and their respective Representatives may:
(i)   communicate with the person or group of persons who has made such proposal or offer solely to clarify and understand the terms and conditions thereof and to notify such person of the restrictions of this Section 6.04, to the extent the Special Committee determines that such communication is necessary to determine whether such Competing Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;
(ii)   provide information in response to the request of the person or group of persons who has made such proposal or offer, but only if prior to providing such information, the Company has received from the person or group of persons so requesting such information an executed Acceptable Confidentiality Agreement, provided, that the Company shall concurrently make available to Parent any information concerning the Company and the Subsidiaries that is provided to any such person or group of persons and that was not previously made available to Parent or its Representatives; and/or
(iii)   engage or participate in any discussions or negotiations with the person or group of persons who has made such proposal or offer;
provided, that prior to taking any actions described in clause (ii) or (iii) above, the Special Committee has (A) determined, in its good faith judgment, after consultation with its independent financial advisor and outside legal counsel, that such Competing Proposal constitutes or would reasonably be expected to result in a Superior Proposal, and (B) provided written notice to Parent prior to taking any such action.
(c)   Except as set forth in Section 6.04(d), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify, or publicly propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) fail to make the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, (C) adopt, approve or recommend or publicly propose to adopt, approve or recommend to the shareholders of the Company a Competing Transaction, (D) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against the acceptance of such tender offer or exchange offer by the Company shareholders within ten (10) Business Days after Parent so requests in writing (any of the foregoing, a “Change in the Company Recommendation”), or (E) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Transaction, or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or Contract with respect to any Competing Transaction other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.04(b) (an “Alternative Acquisition Agreement”).
(d)   Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company has received a Competing Proposal that was not obtained in violation of this Section 6.04 which the Company Board determines, in its good faith judgment acting at the recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), that such Competing Proposal constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, the Company Board (acting at the recommendation of the Special Committee) or the Special Committee may, (A) effect a Change in the Company Recommendation and/or (B) authorize the Company to terminate this Agreement in accordance with Section 8.03(c) and enter into an Alternative Acquisition Agreement with respect to that Superior Proposal, but only (i) if the Company shall have complied with the requirements of Section 6.04(a) and Section 6.04(b) with respect to such Competing Proposal in all material respects; (ii) after (A) providing at least five (5) Business Days’ (the “Superior Proposal Notice Period”) written notice to Parent (a “Notice of Superior Proposal”)

advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement in accordance with Section 8.03(c), it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, and (B) negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Competing Proposal would cease to constitute a Superior Proposal; provided that any material modifications to such Competing Proposal that the Company Board has determined (acting at the recommendation of the Special Committee) to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04(d), provided, further, that with respect to the new written notice to Parent, the Superior Proposal Notice Period shall be deemed to be a three (3) Business Day period rather than the five (5) Business Day period first described above; and (iii) following the end of such five (5) Business Day period or three (3) Business Day period (as applicable), the Company Board shall have determined, in its good faith judgment acting at the recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), that taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Competing Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. None of the Company, the Company Board or any committee of the Company Board shall enter into any Contract with any Third Party that restricts the Company from giving prior notice to Parent of its intention to effect a Change in the Company Recommendation.
(e)   Nothing contained in this Section 6.04 shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state or non-U.S. Law with regard to a Competing Transaction, including taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), provided, that any such disclosure (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that does not include an express rejection of any applicable Competing Transaction shall be deemed to be a Change in the Company Recommendation; or (ii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.
(f)   Unless and until this Agreement is terminated pursuant to Article VIII, the Company shall not submit to the vote of its shareholders any Competing Transaction or enter into any definitive agreement in respect of any Competing Transaction.
Section 6.05   Directors’ and Officers’ Indemnification and Insurance.
(a)   The indemnification, advancement and exculpation provisions of the indemnification agreements by and between the Company and its directors and officers, as in effect at the Effective Time, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its Subsidiaries. The Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) honor and fulfill in all respects the obligations of the Group Companies under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement, and (ii) all indemnification agreements between the Company or any of its Subsidiaries and any Indemnified Party. The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, and Parent shall cause such provisions not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its Subsidiaries regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the Surviving Company, shall survive the Merger and shall continue in full force and effect in accordance with its terms.
(b)   The Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect for six (6) years from the Effective Time the current directors’ and officers’ liability insurance policies (including for acts or omissions occurring in connection with this Agreement and the consummation of the Transactions) maintained by the Company or any of its Subsidiaries covering each current or former director or officer and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (each, an “Indemnified Party”), covered as of the Effective Time, on terms no less favorable than those of such policies in effect on the date hereof; provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company’s current policies; provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Annual Premium”), and if the cost of such insurance policy exceeds such amount, then the Surviving Company shall obtain a policy with the greatest coverage for a cost not exceeding such amount. In lieu of maintaining the directors’ and officers’ liability insurance policies contemplated by this Section 6.05(b), the Company may, at its option, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company so long as the annual cost of such policy does not exceed the Maximum Annual Premium. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this Section 6.05(b) shall terminate.
(c)   Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall comply, and Parent shall cause the Surviving Company to comply, with all of the Company’s obligations, and each of the Surviving Company and Parent shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (x) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (y) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the Companies Act or any other applicable Law, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its Subsidiaries arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Party’s capacity as a director, officer or other fiduciary of the Company or any of its Subsidiaries.
(d)   In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, the Surviving Company, or Parent, as the case may be, shall assume the obligations set forth in this Section 6.05.
(e)   The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the Companies Act or other applicable Law, or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third party beneficiary of the provisions of this Section 6.05. The obligations of Parent and the Surviving Company under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.
(f)   Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy or other agreement that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.
Section 6.06   Notification of Certain Matters.
Subject to applicable Law and the requirements of this Agreement, each of the Company and Parent shall promptly notify the other in writing of:
(a)   any notice or other communication from any Governmental Authority in connection with the Transactions;
(b)   any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;
(c)   any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the Transactions; and
(d)   a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of such party having occurred that would cause the conditions set forth in Section 7.01, Section 7.02 or Section 7.03 not to be satisfied;
together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided further, that failure to give prompt notice pursuant to Section 6.06(d) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure.
Section 6.07   Financing.
(a)   Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to obtain the Committed Financing in a timely manner, including to use its reasonable best efforts to (i) maintain in full force and effect the Commitment Letter until the Transactions are consummated, (ii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Commitment Letter applicable to Parent or Merger Sub that are within its control, (iii) draw upon and consummate the Committed Financing at or prior to the Closing, and (iv) fully enforce its rights under the Commitment Letter.

(b)   Neither Parent nor Merger Sub shall agree to or permit (i) any termination of the Commitment Letter without the prior written consent of the Company, or (ii) any amendments or modifications to, or grant any waivers of, any condition or other provision under the Commitment Letter without the prior written consent of the Company if such amendments, modifications or waivers would (x) reduce the aggregate amount of the Committed Financing or (y) impose new or additional conditions to the Committed Financing or otherwise expand, amend or modify the Committed Financing in a manner that would (A) prevent or delay the ability of Parent or Merger Sub to consummate the Transactions in accordance with the terms of this Agreement or (B) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other parties to the Commitment Letter.
(c)   Parent shall, prior to the Closing, give the Company prompt written notice (i) upon becoming aware of any breach of any provision of, or termination by any party to the Commitment Letter, (ii) upon the receipt of any written notice that threatens breach or termination of the Commitment Letter, (iii) upon knowledge of any dispute or disagreement between any parties to the Committed Financing, and (iv) if Parent at any time believes that it will not be able to obtain all or any portion of the Committed Financing on the terms, in the manner, or from the source contemplated by the Commitment Letter.
Section 6.08   Further Action.
(a)   On the terms and subject to the conditions of this Agreement, each of the parties hereto shall each use its reasonable best efforts, and cause its Subsidiaries to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to fulfill all the applicable conditions to the Closing and consummate the Transactions.
(b)   Each party hereto shall, upon reasonable request by any other parties, furnish such other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Governmental Authority (if any) in connection with the Transactions.
Section 6.09   Obligations of Merger Sub.
Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.
Section 6.10   Participation in Litigation.
Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to the knowledge of the Company on the one hand and the knowledge of Parent on the other hand, threatened against such party or its directors which relate to this Agreement and the Transactions. The Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any shareholder Action against the Company or its directors relating to this Agreement or the Transactions, and no such Action shall be settled without Parent’s prior written consent.
Section 6.11   Resignations.
To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent, which shall include a waiver of any claims against any Group Company subject to customary exceptions.

Section 6.12   Public Announcements.
Any press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. At any time prior to termination of this Agreement pursuant to Article VIII, Parent and the Company shall consult with each other prior to issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions, except (A) as may be required by applicable Laws or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other parties before making any such public announcements, and (B) that the Company shall not be required to obtain the prior agreement of Parent or Merger Sub with respect to any public announcement of the receipt and existence of a Competing Proposal and matters related thereto, or a Change in the Company Recommendation, in each case made in compliance with Section 6.04. This Section 6.12 shall terminate upon a Change in the Company Recommendation.
Section 6.13   Delisting; Deregistration.
The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under applicable Laws and rules and policies of Nasdaq to enable the delisting of the ADSs from Nasdaq and the deregistration of the Ordinary Shares under the Exchange Act as promptly as practicable after the Effective Time.
Section 6.14   Takeover Statutes.
If any Takeover Statute is or may become applicable to any of the Transactions, the parties hereto shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Transactions.
Section 6.15   Actions Taken at Direction of Parent or Merger Sub.
Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article III, Article V or this Article VI hereof, if the alleged breach results from an action or inaction by the Company specifically directed or specifically approved by Parent, Merger Sub or their respective Affiliates or Representatives (other than any Group Company or Representatives of any Group Companies), regardless of whether there is any approval by or direction from the Company Board or the Special Committee.
Section 6.16   No Amendment to Transaction Documents.
Without the prior written consent of the Special Committee (acting on behalf of the Company), Parent and Merger Sub shall not, and shall cause the Guarantor and its or their respective Affiliates not to (i) amend, modify, withdraw, waive or terminate any Transaction Documents to which the Company is not a party in a manner adverse to the Company or would or would reasonably be expected to prevent or materially delay (a) the consummation by Parent and Merger Sub of the Merger or any of the other Transactions or (b) the performance by each of Parent and Merger Sub of their respective obligations under this Agreement, or (ii) enter into or modify any other Contract relating to the Merger or the Transactions in a manner that (x) would contravene the terms of any Transaction Documents, or (y) would or would reasonably be expected to prevent or materially delay (A) the consummation by Parent and Merger Sub of the Merger or any of the other Transactions or (B) the performance by each of Parent and Merger Sub of their respective obligations under this Agreement.

ARTICLE VII
CONDITIONS TO THE MERGER
Section 7.01   Conditions to the Obligations of Each Party.
The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following conditions on or prior to the Closing Date:
(a)   Shareholder Approval.   This Agreement, the Plan of Merger and the Transactions, including the Merger, shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the Shareholders Meeting in accordance with the Companies Act and the Company’s memorandum and articles of association.
(b)   No Injunction.   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (an “Order”), whether temporary, preliminary or permanent, which is then in effect, that has or would have the effect of enjoining, restraining, or prohibiting the consummation of the Merger.
Section 7.02   Additional Conditions to the Obligations of Parent and Merger Sub.
The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions on or prior to the Closing Date:
(a)   Representations and Warranties.   (i) Other than the representations and warranties of the Company contained in Section 3.01, Section 3.03(a) and Section 3.04, the representations and warranties of the Company contained in this Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect”) shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of the Company to be so true and correct do not, and would not be reasonably expected to, constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.01 and Section 3.04 shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), and (iii) the representations and warranties set forth in Section 3.03(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time).
(b)   Agreements and Covenants.   The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)   Dissenting Shareholders.   The holders of no more than twelve percent (12%) of the Shares shall have validly served and not validly withdrawn a notice of dissent under Section 238(2) of the Companies Act.
(d)   Officer Certificate.   The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b), Section 7.02(c) and Section 7.02(e).
(e)   No Material Adverse Effect.   No Company Material Adverse Effect shall have occurred since the date of this Agreement and is continuing.

Section 7.03   Additional Conditions to the Obligations of the Company.
The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions on or prior to the Closing Date:
(a)   Representations and Warranties.   The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or similar standard or qualification set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Transactions or perform their obligations under the Transaction Documents.
(b)   Agreements and Covenants.   Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)   Officer Certificate.   Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).
Section 7.04   Frustration of Closing Conditions.
None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.
ARTICLE VIII
TERMINATION
Section 8.01   Termination by Mutual Consent.
This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors (or in the case of the Company, acting at the direction of the Special Committee).
Section 8.02   Termination by Either the Company or Parent.
This Agreement may be terminated by either the Company (acting at the direction of the Special Committee) or Parent at any time prior to the Effective Time, if:
(a)   the Effective Time shall not have occurred on or prior to January 1, 2026 (the “Long Stop Date”); or
(b)   any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order, which has the effect of preventing or prohibiting consummation of the Merger; or
(c)   the Requisite Company Vote shall not have been obtained at the Shareholders Meeting duly convened therefor and concluded or at any adjournment or postponement thereof;
provided, that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party whose failure (or, in the case of Parent, the failure of Parent or Merger Sub) to fulfill any of its obligations under this Agreement has been a primary cause of, or resulted in, the failure of the Merger to be consummated by the Long Stop Date or the applicable condition(s) being satisfied.

Section 8.03   Termination by the Company.
This Agreement may be terminated by the Company (acting at the direction of the Special Committee) at any time prior to the Effective Time, if:
(a)   a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Sections 7.01 or 7.03 to be satisfied, and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, by the earlier of the Long Stop Date and thirty (30) days following receipt of written notice of such breach from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.03(a) and the basis of such termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in breach of any representations, warranties, agreements or covenants of the Company hereunder that would give rise to the failure of a condition set forth in Section 7.02;
(b)   (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions set forth in Section 7.03 have been satisfied (or that the Company is waiving any unsatisfied conditions in Section 7.03) and that it is ready, willing and able to consummate the Closing and (iii) Parent and Merger Sub fail to complete the Closing within ten (10) Business Days following the later of (x) date on which the Closing should have occurred pursuant to Section 1.02 and (y) the date on which the foregoing notice is delivered to Parent; or
(c)   prior to the receipt of the Requisite Company Vote, (i) the Company Board (acting at the recommendation of the Special Committee) or the Special Committee shall have authorized the Company to terminate this Agreement and enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 6.04(d) and (ii) the Company concurrently with or immediately after the termination of this Agreement enters into the Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (i); provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has (A) complied with Section 6.04 in all material respects, and (B) complied with Section 8.06 and prior to, concurrently with or immediately after such termination, pays the Company Termination Fee.
Section 8.04   Termination by Parent.
This Agreement may be terminated by Parent at any time prior to the Effective Time, if:
(a)   a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.01 or 7.02 to be satisfied, and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company by the earlier of the Long Stop Date and thirty (30) days following receipt of written notice of such breach from Parent stating the Parent’s intention to terminate this Agreement pursuant to this Section 8.04(a) and the basis of such termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in breach of any representations, warranties or covenants of Parent or Merger Sub hereunder that would give rise to the failure of a condition set forth in Sections 7.01 or Section 7.03; or
(b)   the Company Board or the Special Committee shall have effected a Change in the Company Recommendation.
Section 8.05   Effect of Termination.
In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representative of such party); provided, that the terms of Section 6.03(c), Section 6.03(d), Section 6.12, Articles VIII and IX shall survive any termination of this Agreement.
Section 8.06   Termination Fee.
(a)   In the event that:
(i)   (A) a Competing Proposal relating to a Competing Transaction shall have been made or proposed (and not withdrawn), after the date hereof and prior to the Shareholders Meeting (or prior to the termination of this Agreement if there has been no Shareholders Meeting), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.02(a) or Section 8.02(c), and (C) within twelve (12) months after the termination of this Agreement, any Group Company consummates, or enters into a definitive agreement in connection with, a Competing Transaction, whether or not such Competing Transaction was the same Competing Transaction referred to in clause (A) (provided, that for purposes of this Section 8.06(a), all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”);
(ii)   this Agreement is terminated by Parent pursuant to Section 8.04; or
(iii)   this Agreement is terminated by the Company pursuant to Section 8.03(c), then the Company shall pay, or cause to be paid, to Parent or its designees an amount in cash equal to $5,164,923 (the “Company Termination Fee”) by wire transfer of same day funds as promptly as possible (but in any event (x) within five (5) Business Days after such termination in the case of a termination referred to in clause (ii) above, (y) at least two (2) Business Days prior to and as a condition of the consummation by the Company of a Competing Transaction or entry by the Company into the definitive agreement in connection with a Competing Transaction in the case of a termination referred to in clause (i) above, or (z) prior to, concurrently with or immediately after the termination of this Agreement in case of a termination pursuant to clause (iii) above); it being agreed that in no event shall the Company be required to pay the Company Termination Fee more than once.
(b)   Parent will pay, or cause to be paid, to the Company or one or more of designees of the Company an amount in cash equal to $10,329,846 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.03(a) or Section 8.03(b), such payment to be made as promptly as possible (but in any event within five (5) Business Days after such termination by wire transfer of same day funds); it being agreed that in no event shall Parent be required to pay the Parent Termination Fee more than once.
(c)   Except as otherwise specified in Section 8.06(d), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated.
(d)   In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at the prime rate as published in The Wall Street Journal on such date plus 2.00% or a lesser rate that is the maximum permitted by applicable Law. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.
(e)   Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.
(f)   (i)   Subject to Section 9.08, the Commitment Letter and the Limited Guarantee, the Company’s right to (i) terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.06(b) and costs and expenses under Section 8.06(d) and the guarantee of such obligations pursuant to the Limited Guarantee (subject to their terms, conditions and limitations), and (ii) receive reimbursement and interest pursuant to Section 8.06(d) (the “Company Reimbursement”), shall be the sole and exclusive remedy of any Group Company and all members of the Company Group against (A) Parent, Merger Sub or the Guarantor, (B) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited partnership or liability company interest, controlling persons, management companies, portfolio companies, incorporators, Representatives, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of Parent, Merger Sub or the Guarantor, or (C) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners, stockholders, successors or assignees of any of the foregoing (clauses (A) through (C) of this Section 8.06(f), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Merger or the other Transactions to be consummated. For the avoidance of doubt, subject to Section 9.08, neither Parent nor any other member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Commitment Letter and the Limited Guarantee) other than the payment of the Parent Termination Fee pursuant to Section 8.06(b) and the Company Reimbursement, and in no event shall any Group Company, the direct or indirect shareholders of the Company or any other Group Company, or any of their respective Affiliates, members, managers, partners, Representatives, stockholders, successors or assignees of the foregoing (collectively, the “Company Group”), seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Commitment Letter and the Limited Guarantee), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.06(b) and Section 8.06(d), or the Guarantor to the extent provided in the Commitment Letter or Limited Guarantee. This provision was specifically bargained for and is intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group.
(ii)   Subject to Section 9.08, Parent’s right to terminate this Agreement and receive payment from the Company of the Company Termination Fee pursuant to Section 8.06(a) and expenses under Section 8.06(d) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Merger to be consummated. Neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 8.06(a) and the costs and expenses under Section 8.06(d), and in no event shall any of Parent, Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 8.06(a) and Section 8.06(d). This provision was specifically bargained for and is intended to be for the benefit of, and shall be enforceable by, each member of the Company Group.
(iii)   Notwithstanding anything to the contrary in this Agreement, the Commitment Letter, the Limited Guarantee or any other document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder (collectively, the “Transaction Documents”), but subject to Section 9.08, the maximum aggregate liability, whether in equity or at Law, in Contract, in tort or otherwise, of the Parent Group collectively (A) under this Agreement or any other Transaction Document, (B) in connection with the failure of the Merger or the other transactions contemplated hereunder or under the Transaction Documents (including the Committed Financing) to be consummated or (C) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document, shall not exceed under any circumstances an amount equal to the sum of (i) the Parent Termination Fee, if any, due and owing to the Company pursuant to Section 8.06(b) and (ii) the Company Reimbursement.
(iv)   Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, but subject to Section 9.08, the maximum aggregate liability, whether in equity or at Law, in Contract, in tort or otherwise, of the Company Group collectively (A) under this Agreement or any other Transaction Document, (B) in connection with the failure of the Merger or the other transactions contemplated hereunder or under the Transaction Documents (including the Committed Financing) to be consummated or (C) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document, shall not exceed under any circumstances an amount equal to the sum of (i) the Company Termination Fee, if any, due and owing to the Parent pursuant to Section 8.06(a) and (ii) the amounts, if any, due and owing under Section 8.06(d).
ARTICLE IX
GENERAL PROVISIONS
Section 9.01   Survival.
The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except that this Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or termination of this Agreement, including the agreements set forth in Article I and Article II, Section 6.03(c), Section 6.03(d), Section 6.05, Section 6.06, Section 6.12, Article VIII and this Article IX.
Section 9.02   Notices.
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or email, or by international overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):
(a)   if to Parent or Merger Sub:
20th Floor, Building A, No. 18 Kechuang 11 Street
Yizhuang Economic and Technological Development Zone
Daxing District, Beijing 101111
People’s Republic of China
Attention: Mr. Larry Zhan
Email: zhanchong1@jd.com
with a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
c/o 42/F Edinburgh Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention: Shu Du, Esq.
Email: shu.du@skadden.com

(b)   if to the Company:
22/F, Oriental Fisherman’s Wharf
No. 1088 Yangshupu Road
Yangpu District, Shanghai 200082
People’s Republic of China
Attention: Henry Jun Mao, Chief Financial Officer
Email: ir@imdada.cn
(c)   if to the Special Committee, addressed to the care of the Company, with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
Unit 1301, Tower 1, China Central Place
No. 81 Jianguo Road, Chaoyang District
Beijing, 100025, P.R.C.
Attention: Fang Xue, Esq.
Email: fxue@gibsondunn.com
Section 9.03   Definitions.
(a)   For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements; provided, that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of restricting the Company from satisfying its obligations under this Agreement.
“ADS” means American Depositary Share, each representing four (4) Ordinary Shares as of the date hereof.
“Affiliate” of a specified Person means (i) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person and (ii) with respect to any natural person, the term “Affiliate” shall also include any member of the immediate family of such natural person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise, provided that (x) Parent, Merger Sub and the Guarantor and their respective Affiliates (excluding the Group Companies) shall not be deemed to be Affiliates of the Company and/or its Subsidiaries, and vice versa, and (y) the Guarantor and its Affiliates shall be deemed to be Affiliates of either Parent or Merger Sub.
“Anticorruption Law” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of any Group Company, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee or commercial entity to obtain or retain business or a business advantage such as, without limitation, the PRC Criminal Law, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as amended from time to time, and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“beneficial ownership” or “beneficially own” shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.
“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York City, the Cayman Islands, Hong Kong or the PRC are authorized by Law to be closed.

“Company Employee Plan” means any written plan, program, policy, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind that is or has been maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director or officer of such Group Company, other than any employment Contract or compensatory agreement with a current or former employee, director or officer which is not maintained for the benefit of any group or class of employees.
“Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect (“Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities, properties or results of operations of the Company and its Subsidiaries taken as a whole or (b) prevent or materially delay the consummation of the Merger or otherwise be materially adverse to the ability of the Company to perform its material obligations under this Agreement; provided, however, that in the case of clause (a) only, no Effects arising out of or resulting from any of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: (i) geopolitical conditions, any outbreak or escalation of war or major hostilities, any act of sabotage or terrorism, natural or man-made disasters, pandemic, epidemic or other public health crises, or other force majeure events, (ii) changes in Laws, GAAP or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of this Agreement, (iii) changes or conditions that generally affect the industry and market in which the Company and its Subsidiaries operate, (iv) changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, (v) any announcement, disclosure, pendency or consummation of the Transactions, including any initiation of shareholder litigation or any other legal proceeding relating to this Agreement and/or the Transactions, (vi) any action taken, and/or omission to take any action, by the Company or any of its Subsidiaries at the specific request or with the written consent of Parent, Merger Sub or any of their respective Affiliates or required by this Agreement, (vii) the failure by the Company or any of its Subsidiaries to take any action that is prohibited by this Agreement, (viii) any breach of this Agreement or other Transaction Document by Parent, Merger Sub, the Guarantor or any of their respective Affiliates, (ix) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published predictions of revenue, earnings, cash flow or cash position (but excluding the underlying circumstances or reasons for that failure), (x) any decline in the market price, or change in trading volume, of the capital stock of the Company (but excluding the underlying circumstances or reasons for that decline or change), or (xi) any change or prospective change in the Company’s credit ratings (but excluding the underlying circumstances or reasons for that change); except, in the case of clause (i), (ii), (iii) or (iv), to the extent having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants affected by such events that are in the industry in which the Company and its Subsidiaries operates (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).
“Company Option” means each option to purchase Shares granted under the Company Share Plans at or prior to the Effective Time whether or not such option has become vested at or prior to the Effective Time in accordance with the terms thereof.
“Company RSU” means each restricted share unit or other right to acquire Shares granted under the Company Share Plans at or prior to the Effective Time, the restrictions over which have not lapsed at or prior to the Effective Time in accordance with the terms thereof.
“Company Share Plans” means, collectively, the Second Amended and Restated 2015 Equity Incentive Plan of the Company and the Amended and Restated 2020 Share Incentive Plan of the Company.
“Competing Proposal” means any bona fide written offer, proposal, or indication of interest (other than an offer, proposal, or indication of interest by Parent) constituting or may reasonably be expected to lead to a Competing Transaction.

“Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the total revenue, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of Equity Securities of the Company, or securities convertible into or exchangeable for 20% or more of any class of Equity Securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of Equity Securities of the Company; or (v) any combination of the foregoing.
“Confidentiality Agreement” means the confidentiality agreement, dated February 25, 2025, between the Company and JD, as amended. “Contract” means any contract, agreement, note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise or other instrument.
“Control Documents” means, a series of contractual arrangements through which the Company controls its VIE Entity, each as amended and supplemented from time to time.
“Deposit Agreement” means the Deposit Agreement, dated as of June 5, 2020, between the Company, the Depositary and all holders and beneficial owners from time to time of American Depositary Receipts issued thereunder evidencing ADSs.
“Depositary” means JPMorgan Chase Bank, N.A.
“Equity Securities” means any share, capital stock, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.
“Exchange Ratio” means the Per Share Merger Consideration divided by the result of dividing (x) the average closing price of an American depositary share of JD listed on the Nasdaq Global Select Market, expressed in U.S. Dollars, during the five (5) consecutive trading days immediately preceding the Closing Date by (y) the number of Class A ordinary shares of JD represented by such an American depositary share of JD listed on the Nasdaq Global Select Market.
“Excluded Shares” means, collectively, (i) Shares (including Shares represented by ADSs) held by Parent, Merger Sub and any of their respective Affiliates, and (ii) Shares (including Shares represented by ADSs) held and beneficially owned by the Company or any Subsidiary of the Company or held in the Company’s treasury, and (iii) Shares (including Shares represented by ADSs) held by the Depositary and reserved for issuance, settlement and allocation pursuant to the Company Share Plans.
“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option in accordance its terms and conditions thereof.
“Governmental Authority” means court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supranational, or any self-regulatory or quasi-governmental authority.
“Group Company” means any of the Company and its Subsidiaries.
“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments; provided that in no event will Indebtedness include any accounts payable or other trade payable arising in the ordinary course of business, and (e) all Indebtedness of others referred to in clauses (a) through (d) above guaranteed directly or indirectly by such person.

“Intellectual Property” means all rights (to the extent protected under applicable Laws), anywhere in the world, in or to: (a) patents, patent applications (and any patents that issue from those patent application), certificates of invention, substitutions relating to any of the patents and patent applications, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, industrial designs, community designs and other designs, and any other governmental grant for the protection of inventions or designs; (b) Trademarks; (c) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto, whether or not registered; (d) confidential and proprietary information, including trade secrets, know-how and invention rights; and (e) registrations, applications, renewals, reissues, reexaminations, continuations, continuations-in-part, divisions, extensions, and foreign counterparts for any of the foregoing in clauses (a)-(d).
“JD” means JD.com, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands.
“knowledge” means, with respect to the Company, the actual knowledge of any director (excluding any director who is an executive officer of JD) or executive officer of the Company, and with respect to Parent or Merger Sub, the actual knowledge of any director or executive officer of such party and JD.
“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, code, rule, regulation, rules of the relevant stock exchange on which the relevant parties’ securities are listed, Order, ordinance or other pronouncement of any Governmental Authority.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.
“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property.
“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any right of first refusal, right of first offer, call option, and any other restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Ordinary Share” or “Shares” means the ordinary shares, par value $0.0001 each, in the share capital of the Company.
“Permitted Liens” means any (i) Liens securing obligations under capital leases, (ii) Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established in accordance with GAAP, (iii) statutory Liens in favor of suppliers of goods arising or incurred in the ordinary course of business for which payment is not yet due or delinquent, (iv) mechanics’, materialmen’s, workmen’s, repairmen’s, landlord’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the ordinary course of business which are not yet due and payable or which are being contested in good faith, (v) Liens in respect of pledges or deposits under workers’ compensation Laws, unemployment insurance or other types of social security, or (vi) any other Liens that have been incurred in the ordinary course of business and that would not reasonably be expected to have, individually or in the aggregate, any material adverse effect on the business of the Company and its Subsidiaries taken as a whole.
“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement, Hong Kong, Macau and Taiwan.
“Privacy Law” means any Law of the PRC applicable to any Group Company governing privacy, data protection, or data security with respect to the processing of personal data by any Group Company.
“Privacy Policy” means each published privacy policy, privacy notice, or privacy statement of any Group Company relating to its processing of personal data.
“Prohibited Person” means (i) any individual or entity listed on the Specially Designated Nationals and Blocked Persons published by the U.S. Department of Treasury Office of Foreign Assets Control or any other sanctioned party list administered by the United States or the PRC, (ii) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i), or (iii) any national of a country or region that is the subject or target of a comprehensive embargo under U.S. or PRC Laws relating to economic or trade sanctions (including Cuba, Iran, North Korea, Syria, Venezuela, and the regions of Crimea, Donetsk, and Luhansk).
“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources and other authorized representatives.
“Requisite Company Vote” means the affirmative vote of holders of Shares (including Shares represented by ADSs) representing at least two-thirds (2/3) of the voting power of the outstanding Shares present and voting in person or by proxy as a single class at the Shareholders Meeting or any adjournment or postponement thereof.
“SAFE” means the State Administration of Foreign Exchange of the PRC.
“SAFE Rules and Regulations” means the SAFE Circular 37, SAFE Circular 7, SAFE Circular 75, SAFE Circular 78 and any other applicable rules, regulations, guidelines and reporting and registration requirements issued by SAFE. For the purpose of this definition, (i) “SAFE Circular 37” means the Notice on Issues Relating to the Administration of Foreign Exchange in Overseas Investment and Financing and Reverse Investment Activities of Domestic Residents Conducted via Special Purpose Vehicles issued by SAFE on July 14, 2014, which became effective as of July 14, 2014, or any successor rule or regulation under PRC Law; (ii) “SAFE Circular 7” means the Notice on Issues Relating to the Administration of Foreign Exchange for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company issued by SAFE on February 15, 2012, which became effective as of February 15, 2012, or any successor rule or regulation under PRC Law; (iii) “SAFE Circular 75” means the Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles issued by SAFE on October 21, 2005, which became effective as of November 1, 2005 and replaced by SAFE Circular 37 on July 14, 2014; and (iv) “SAFE Circular 78” means the Operation Rules on the Foreign Exchange Administration on the Participation by Domestic Individuals in the Employee Stock Ownership Plans, Stock Option Plans of Offshore Listed Companies issued by SAFE on March 28, 2007, which became effective as of March 28, 2007 and replaced by SAFE Circular 7 on February 15, 2012.
“SEC” means the U.S. Securities and Exchange Commission.
“Shareholders Meeting” means a general meeting of the Company’s shareholders (including any adjournments or postponements thereof) to be held in accordance with the Company’s memorandum and articles of association to consider the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger.
“Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, and firmware, operating systems and specifications, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, (d) technology supporting websites, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including user manuals, training materials, descriptions, flow charts and other work products relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
“Special Committee” means the special committee of the Company Board currently consisting of three (3) members of the Company Board who are not affiliated with Parent or Merger Sub and are not members of the management of the Company, provided, however, that solely if the existing Special Committee no longer exists after the date of this Agreement or is otherwise altered by the Company Board, it shall mean any other special committee established by the Company Board in relation to the Transactions composed solely of independent directors who are (i) not affiliated with Parent or Merger Sub and (ii) not members of the Company’s management.
“Subsidiary” means, with respect to any party, any person (a) of which such party or any other Subsidiary of such party is a general or managing partner, (b) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, (c) of which at least a majority of the economic interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, including interests held through a “variable interest entity” structure or other similar arrangements, or (d) whose assets and financial results are consolidated with the net earnings of such party and are recorded on the books of such party for financial reporting purposes in accordance with GAAP.
“Superior Proposal” means a written bona fide proposal or offer with respect to a Competing Transaction (provided that each reference to “20%” in the definition of “Competing Transaction” should be replaced with “50%”) that the Company Board determines in its good faith judgment, acting at the recommendation of the Special Committee (after consultation with its independent financial advisor and outside legal counsel), taking into account, among other things, all of the terms and conditions, including all legal, financial and regulatory, and other aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), to be more favorable to the Company and its shareholders (other than holders of Excluded Shares) than the Transactions (taking into account, as the case may be, any revisions to the terms of this Agreement made or proposed in writing by Parent in response to such proposal or otherwise pursuant to Section 6.04) and is otherwise reasonably capable of being completed on the terms proposed (taking into account JD’s then intention in respect of the Ordinary Shares and ADSs it beneficially owns); provided, that a proposal or offer shall be deemed not to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such proposal or offer is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction.
“Tax Return” means any return, declaration, statement, report estimate, form or information return relating to Taxes filed or required to be filed with a Governmental Authority under the applicable Laws, and any schedules or amendments thereof.
“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.
“Trademarks” means trademarks, service marks, logos, slogans, brand names, domain names, uniform resource locators, trade dress, trade names, corporate names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, in any and all jurisdictions, whether or not registered.
“Unvested Company Option” means any Company Option that is not a Vested Company Option.
“Unvested Company RSU” means any Company RSU that is not a Vested Company RSU.
“Vested Company Option” means any Company Option that shall have become vested at or prior to the Effective Time and remains outstanding at the Effective Time in accordance with the terms of such Company Option.
“Vested Company RSU” means any Company RSU that shall have become vested at or prior to the Effective Time and remains outstanding at the Effective Time in accordance with the terms of such Company RSU.
“VIE Entity” means Shanghai Qusheng Internet Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC.
(b)   The following terms have the meaning set forth in the Sections set forth below:
Defined Term	Location of Definition
Action	Section 3.10
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(c)
Applicable Date	Section 3.07(a)
Arbitrator	Section 9.09(b)
Change in the Company Recommendation	Section 6.04(c)
Closing	Section 1.02
Closing Date	Section 1.02
Commitment Letter	Section 4.05(a)
Committed Financing	Section 4.05(a)
Companies Act	Recitals
Company	Preamble
Company Board	Recitals
Company Group	Section 8.06(f)(i)
Company Recommendation	Section 3.04(c)
Company Reimbursement	Section 8.06(f)(i)
Company SEC Reports	Section 3.07(a)
Company Termination Fee	Section 8.06(a)(ii)
Converted RSUs	Section 2.02(e)
Damages	Section 6.05(c)
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effect	Section 9.03(a)
Effective Time	Section 1.03
Enforceability Exceptions	Section 3.04(b)
Exchange Act	Section 3.03(c)
Exchange Fund	Section 2.04(a)
Financial Advisor	Section 3.04(d)

Defined Term	Location of Definition
GAAP	Section 3.07(b)
Guarantor	Recitals
HKIAC	Section 9.09(b)
Indemnified Party	Section 6.05(b)
Limited Guarantee	Recitals
Long Stop Date	Section 8.02(a)
Material Company Permits	Section 3.06(a)
Material Contracts	Section 3.17(a)
Maximum Annual Premium	Section 6.05(b)
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Sub	Preamble
Nasdaq	Section 3.03(c)
Notice of Superior Proposal	Section 6.04(d)
Order	Section 7.01(b)
Parent	Preamble
Parent Group	Section 8.06(f)(i)
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)
Per ADS Merger Consideration	Section 2.01(b)
Per Share Merger Consideration	Section 2.01(a)
Plan of Merger	Section 1.03
Proxy Statement	Section 6.01(a)
Record ADS Holders	Section 6.02(a)
Record Date	Section 6.02(a)
Requisite Approvals	Section 3.05(b)
Schedule 13E-3	Section 6.01(a)
Securities Act	Section 3.07(a)
Share Certificates	Section 2.04(b)
Superior Proposal Notice Period	Section 6.04(d)
Surviving Company	Recitals
Takeover Statute	Section 3.18
Transaction Documents	Section 8.06(f)(iii)
Transactions	Recitals
Uncertificated Shares	Section 2.04(b)
Section 9.04   Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 9.05   Interpretation.
When a reference is made in this Agreement to a Section, Article, Annex, Exhibit or Schedule, such reference shall be to a Section, Article, Annex, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Annex, Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement. All Annexes, Exhibits or Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and any rules and regulations promulgated thereunder and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The symbol “$” or “US$” refers to United States Dollars. All “$” amounts used in Article III and Article V include the equivalent amount denominated in other currencies. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” mean a calendar day unless otherwise indicated as a “Business Day.”
Section 9.06   Entire Agreement; Assignment.
This Agreement (including the Exhibits, Annexes and Schedules hereto) and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between any parties hereto, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any wholly owned Subsidiary of Parent by prior written notice to the Company, provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Section 9.06 is void.
Section 9.07   Parties in Interest.
This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05, Section 8.06(a) and Section 8.06(f) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Company Options or Company RSUs, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.08   Specific Performance.
(a)   Subject to Section 9.08(b) and Section 9.08(c), the parties hereto agree that irreparable damage would occur if any provision of this Agreement is not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, subject to Section 9.08(b) and Section 9.08(c), the parties hereto acknowledge and agree that in the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent or Merger Sub, on the one hand, or the Company (acting at the direction of the Special Committee), on the other hand, shall, subject to Section 8.06, each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity.

(b)   Notwithstanding anything to the contrary in this Agreement, the obligation of Parent to consummate the Transactions and the Company’s right to seek or obtain an injunction or other form of specific performance or equitable relief to enforce Parent’s and Merger Sub’s obligations to consummate the Merger and the other Transactions shall be subject to the satisfaction of each of the following conditions: (i) all conditions in Section 7.01 and Section 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, and (ii) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 7.03 have been satisfied or that it is waiving any of the conditions to the extent not so satisfied in Section 7.03 (other than those conditions that by their terms are to be satisfied at the Closing) and (B) if specific performance is granted and the Committed Financing is funded, then it will take such actions required of it by this Agreement to cause the Closing to occur.
(c)   Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. Notwithstanding anything herein to the contrary, (x) while the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in Section 8.06, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (y) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.
Section 9.09   Governing Law; Dispute Resolution.
(a)   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except that the following matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of each of Merger Sub and the Company in the Surviving Company, the cancellation of the Shares, the rights provided for in Section 238 of the Companies Act with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.
(b)   Subject to Section 9.08, Section 9.09(a) and the last sentence of this Section 9.09(b), any Actions against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.09. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s) shall nominate jointly one Arbitrator; the respondent(s) shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Arbitration Rules of HKIAC, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.
Section 9.10   Amendment.
This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Company Board (acting at the recommendation of the Special Committee); provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would require further approval by the shareholders without such further approval.
Section 9.11   Waiver.
At any time prior to the Effective Time, any party hereto may by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Company Board (acting at the recommendation of the Special Committee), (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 9.12   Confidentiality.
All confidential and proprietary information disclosed by the Company to Parent and its Affiliates and Representatives, including Parent’s financing sources and their respective representatives in connection with this Agreement and the Transactions, shall be subject to the provisions of the Confidentiality Agreements. If for any reason this Agreement is terminated prior to the Closing Date, the terms of the Confidentiality Agreements shall survive such termination and continue in full force and effect in accordance with its terms.
Section 9.13   Special Committee Approval.
Subject to the requirements of applicable Law, any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Company Board under this Agreement shall be made or taken upon the recommendation of, and only upon the recommendation of the Special Committee.
Section 9.14   Counterparts.
This Agreement may be executed and delivered (including by facsimile or email transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.
JD SUNFLOWER INVESTMENT LIMITED
By:
/s/ Nani Wang

Name:
Nani Wang

Title:
Director

JD SUNFLOWER MERGER SUB LIMITED
By:
/s/ WANG GE

Name:
WANG GE

Title:
Authorized signatory

DADA NEXUS LIMITED
By:
/s/ Laura Marie Butler

Name:
Laura Marie Butler

Title:
Chairperson of the Special Committee

[Signature Page to Agreement and Plan of Merger]

ANNEX A
PLAN OF MERGER
THIS PLAN OF MERGER is made on [date]
BETWEEN
(1)   JD Sunflower Merger Sub Limited, an exempted company incorporated under the laws of the Cayman Islands on March 10, 2025, with its registered office situated at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (“Merger Sub”); and
(2)   Dada Nexus Limited, an exempted company incorporated under the laws of the Cayman Islands on 8 July 2014, with its registered office situated at the offices of Maples Corporate Services Limited, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Company” or the “Surviving Company” and together with Merger Sub, the “Constituent Companies”).
WHEREAS
(a)   Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated as of April 1, 2025 by and between JD Sunflower Investment Limited, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), pursuant to which Merger Sub will merge with and into the Company and cease to exist, and the Surviving Company will continue as the surviving company in the Merger.
(b)   This Plan of Merger is made in accordance with section 233 of the Companies Act.
(c)   Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.
WITNESSETH
CONSTITUENT COMPANIES
1.   The constituent companies (as defined in the Companies Act) to the Merger are Merger Sub and the Company.
NAME OF THE SURVIVING COMPANY
2.   The surviving company (as defined in the Companies Act) is the Surviving Company and its name shall be Dada Nexus Limited.
REGISTERED OFFICE
3.   The Surviving Company shall have its registered office at [•].
AUTHORIZED AND ISSUED SHARE CAPITAL
4.   Immediately prior to the Effective Time (as defined below) the authorized share capital of Merger Sub was US$50,000 divided into 50,000 ordinary shares of US$1.0 par value per share, of which [1] share has been issued.
5.   Immediately prior to the Effective Time the authorized share capital of the Company was US$200,000 divided into 2,000,000,000 Ordinary Shares of a par value of US$0.0001 each, of which [•] ordinary shares have been issued and fully paid.
6.   At the Effective Time, the authorized share capital of the Surviving Company shall be US$[•] divided into [•] ordinary shares of US$[•] par value per share.

7.   At the Effective Time, and in accordance with the terms and conditions of the Agreement:
(a)   Each Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the Ordinary Shares represented by ADSs, the Excluded Shares and the Dissenting Shares) shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration, being US$0.5 per Ordinary Share.
(b)   Each Ordinary Share issued and outstanding, which is represented by an ADS (other than ADSs representing Excluded Shares) immediately prior to the Effective Time, shall be cancelled in exchange for the right to receive the Per ADS Merger Consideration, being US$2.0 per ADS.
(c)   Each of the Excluded Shares issued and outstanding immediately prior to the Effective Time, shall be cancelled and cease to exist without payment of any consideration or distribution therefor.
(d)   Each of the Dissenting Shares shall be cancelled and shall cease to exist in accordance with Section 2.03 of the Agreement and thereafter represent only the right to receive the applicable payments set forth in Section 2.03 of the Agreement.
(e)   Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value US$[•] per share, of the Surviving Company. Such ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.
8.   At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.
EFFECTIVE TIME
9.   The Merger shall take effect on [•] / [the date on which this Plan of Merger is registered by the Registrar of Companies in the Cayman Islands (the “Registrar”) in accordance with Section 233(13) of the Companies Act, unless such Effective Time is amended in accordance with paragraph 16 of this Plan of Merger] (the “Effective Time”).
PROPERTY
10.   At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.
MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION
11.   The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.
DIRECTORS BENEFITS
12.   There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.
DIRECTORS OF THE SURVIVING COMPANY
13.   The names and addresses of the directors of the Surviving Company are as follows:
NAME	ADDRESS
[•]	[•]

SECURED CREDITORS
14.   (a) Merger Sub has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and
(b)   The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
RIGHT OF TERMINATION
15.   This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.
AMENDMENTS
16.   At any time prior to the Effective Time, this Plan of Merger may be amended by the board of directors of both the Surviving Company and Merger Sub in accordance with Section 235(1) of the Companies Act, including to effect (i) a change to the Effective Time (provided that any such change is in compliance with section 234 of the Companies Act) and/or (ii) any other changes to this Plan of Merger which the directors of both the Surviving Company and Merger Sub deem advisable, provided, that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or Merger Sub, as determined by the directors of both the Surviving Company and Merger Sub, respectively.
APPROVAL AND AUTHORIZATION
17.   This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Act.
18.   This Plan of Merger has been authorized by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Act.
COUNTERPARTS
19.   This Plan of Merger may be executed by email (PDF) or scanned versions or facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
GOVERNING LAW
20.   This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.
For and on behalf of JD Sunflower Merger Sub Limited:

[Name]
Director
For and on behalf of Dada Nexus Limited:

[Name]
Director

APPENDIX I
(the Agreement)

APPENDIX II
(Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company)

Schedule 2.02

Annex B
PLAN OF MERGER
THIS PLAN OF MERGER is made on [date]
BETWEEN
(1)   JD Sunflower Merger Sub Limited, an exempted company incorporated under the laws of the Cayman Islands on March 10, 2025, with its registered office situated at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (“Merger Sub”); and
(2)   Dada Nexus Limited, an exempted company incorporated under the laws of the Cayman Islands on 8 July 2014, with its registered office situated at the offices of Maples Corporate Services Limited, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Company” or the “Surviving Company” and together with Merger Sub, the “Constituent Companies”).
WHEREAS
(a)   Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated as of April 1, 2025 by and between JD Sunflower Investment Limited, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), pursuant to which Merger Sub will merge with and into the Company and cease to exist, and the Surviving Company will continue as the surviving company in the Merger.
(b)   This Plan of Merger is made in accordance with section 233 of the Companies Act.
(c)   Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.
WITNESSETH
CONSTITUENT COMPANIES
1.   The constituent companies (as defined in the Companies Act) to the Merger are Merger Sub and the Company.
NAME OF THE SURVIVING COMPANY
2.   The surviving company (as defined in the Companies Act) is the Surviving Company and its name shall be Dada Nexus Limited.
REGISTERED OFFICE
3.   The Surviving Company shall have its registered office at [•].
AUTHORIZED AND ISSUED SHARE CAPITAL
4.   Immediately prior to the Effective Time (as defined below) the authorized share capital of Merger Sub was US$50,000 divided into 50,000 ordinary shares of US$1.0 par value per share, of which [1] share has been issued.
5.   Immediately prior to the Effective Time the authorized share capital of the Company was US$200,000 divided into 2,000,000,000 Ordinary Shares of a par value of US$0.0001 each, of which [•] ordinary shares have been issued and fully paid.
6.   At the Effective Time, the authorized share capital of the Surviving Company shall be US$[•] divided into [•] ordinary shares of US$[•] par value per share.

7.   At the Effective Time, and in accordance with the terms and conditions of the Agreement:
(a)   Each Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the Ordinary Shares represented by ADSs, the Excluded Shares and the Dissenting Shares) shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration, being US$0.5 per Ordinary Share.
(b)   Each Ordinary Share issued and outstanding, which is represented by an ADS (other than ADSs representing Excluded Shares) immediately prior to the Effective Time, shall be cancelled in exchange for the right to receive the Per ADS Merger Consideration, being US$2.0 per ADS.
(c)   Each of the Excluded Shares issued and outstanding immediately prior to the Effective Time, shall be cancelled and cease to exist without payment of any consideration or distribution therefor.
(d)   Each of the Dissenting Shares shall be cancelled and shall cease to exist in accordance with Section 2.03 of the Agreement and thereafter represent only the right to receive the applicable payments set forth in Section 2.03 of the Agreement.
(e)   Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value US$[•] per share, of the Surviving Company. Such ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.
8.   At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.
EFFECTIVE TIME
9.   The Merger shall take effect on [•] / [the date on which this Plan of Merger is registered by the Registrar of Companies in the Cayman Islands (the “Registrar”) in accordance with Section 233(13) of the Companies Act, unless such Effective Time is amended in accordance with paragraph 16 of this Plan of Merger] (the “Effective Time”).
PROPERTY
10.   At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.
MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION
11.   The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.
DIRECTORS BENEFITS
12.   There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.
DIRECTORS OF THE SURVIVING COMPANY
13.   The names and addresses of the directors of the Surviving Company are as follows:
NAME	ADDRESS
[•]	[•]

SECURED CREDITORS
14.   (a) Merger Sub has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and
(b)   The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
RIGHT OF TERMINATION
15.   This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.
AMENDMENTS
16.   At any time prior to the Effective Time, this Plan of Merger may be amended by the board of directors of both the Surviving Company and Merger Sub in accordance with Section 235(1) of the Companies Act, including to effect (i) a change to the Effective Time (provided that any such change is in compliance with section 234 of the Companies Act) and/or (ii) any other changes to this Plan of Merger which the directors of both the Surviving Company and Merger Sub deem advisable, provided, that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or Merger Sub, as determined by the directors of both the Surviving Company and Merger Sub, respectively.
APPROVAL AND AUTHORIZATION
17.   This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Act.
18.   This Plan of Merger has been authorized by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Act.
COUNTERPARTS
19.   This Plan of Merger may be executed by email (PDF) or scanned versions or facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
GOVERNING LAW
20.   This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.
For and on behalf of JD Sunflower Merger Sub Limited:

[Name]
Director
For and on behalf of Dada Nexus Limited:

[Name]
Director

Annex C
FAIRNESS OPINION

Annex C
Confidential Special Committee of the Board of Directors Dada Nexus Limited 22/F, Oriental Fisherman’s Wharf No.1088 Yangshupu Road Yangpu District, Shanghai 200082 People’s Republic of China	April 1, 2025
Ladies and Gentlemen:
Dada Nexus Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), has engaged Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of ordinary shares, par value US$0.0001 per share, of the Company (each, a “Share” or, collectively, “Shares”), other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each of which represents four Shares (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs).
Description of the Proposed Transaction
It is Duff & Phelps’ understanding that the Company, JD Sunflower Investment Limited, a company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), and JD Sunflower Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated March 30, 2025. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company and cease to exist, with the Company surviving the merger and becoming a wholly owned subsidiary of Parent as a result of the merger. In connection with such merger, among other things, (i) each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs) shall be cancelled and cease to exist in consideration of and exchange for the right to receive US$0.50 in cash per Share without interest (the “Per Share Merger Consideration”) and (ii) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares), together with the underlying Shares represented by such ADS, shall be cancelled and cease to exist in consideration of and exchange for the right to receive US$2.00 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

For purposes of this Opinion, (i) “Excluded Shares” shall mean, collectively, (a) Shares (including Shares represented by ADSs) held by Parent, Merger Sub and any of their respective Affiliates, (b) Shares (including Shares represented by ADSs) held and beneficially owned by the Company or any Subsidiary of the Company or held in the Company’s treasury, and (c) Shares (including Shares represented by ADSs) held by the Depositary and reserved for issuance, settlement and allocation pursuant to the Company Share Plans; and (ii) “Dissenting Shares”, “Effective Time”, “Affiliates”, “Subsidiary”, “Depositary”, and “Company Share Plans” shall have the meanings set forth in the Merger Agreement.
Scope of Analysis
In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:
1.
Reviewed the following documents:

a.
The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2022 and December 31, 2023;

b.
Certain unaudited and segment financial information for the Company for the years ended December 31, 2022 through December 31, 2024, provided to Duff & Phelps by the management of the Company and which the management of the Company identified as being the most current financial statements available;

c.
A detailed financial projection model for the Company for the years ending December 31, 2025 through December 31, 2034, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”);

d.
Other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

e.
A letter dated March 31, 2025 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”); and

f.
A draft of the Merger Agreement dated March 30, 2025;

2.
Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.
Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

4.
Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

6.
Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions
In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:
1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

2.
Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions thereof;

4.
Assumed that information supplied and representations made by the management of the Company are substantially accurate regarding the Company and the Proposed Transaction;

5.
Assumed that the representations and warranties made in the Merger Agreement and the Management Representation Letter are substantially accurate;

6.
Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.
Assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

9.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.
Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.
Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.
Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.
This Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction; and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, the Company and the Special Committee dated February 14, 2025 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure are strictly limited in accordance with the terms set forth in the Engagement Letter.
Disclosure of Prior Relationships
Duff & Phelps will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ delivery of its Opinion to the Special Committee. Pursuant to the Engagement Letter, the Company has also agreed to reimburse certain expenses of Duff & Phelps and to indemnify Duff & Phelps for certain liabilities. During the two years preceding the date of this Opinion, Duff & Phelps has provided certain valuation services to JD.com, Inc. and received fees, expense reimbursement, and indemnification for such engagements.
Conclusion
Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and the Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Proposed Transaction is fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.
Respectfully submitted,
/s/ Duff & Phelps, A Kroll Business
Kroll, LLC

Duff & Phelps Opinions Practice
Kroll, LLC

Annex D
CAYMAN ISLANDS COMPANIES ACT — SECTION 238
238.
Rights of dissenters

(1)
A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

(2)
A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)
An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorised by the vote.

(4)
Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)
A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating-

(a)
that person’s name and address;

(b)
the number and classes of shares in respect of which that person dissents; and

(c)
a demand for payment of the fair value of that person’s shares.

(6)
A member who dissents shall do so in respect of all shares that that person holds in the constituent company.

(7)
Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).

(8)
Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.

(9)
If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)   the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and
(b)   the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.
(10)
A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

D-1

(11)
At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)
Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)
The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)
Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)
The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

D-2

Annex E
DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON
1.
Directors and Executive Officers of the Company

The name, present principal employment and citizenship of each director and executive officer of the Company are set forth below. The business address of Kevin Qing Guo and Henry Jun Mao is 22/F, Oriental Fisherman’s Wharf, No. 1088 Yangshupu Road, Yangpu District, Shanghai 200082, PRC. The business address of Ian Su Shan is 20th Floor, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, PRC. The business address of Baohong Sun is 515 Madison Avenue, Office 9017, Cheung Kong Graduate School of Business, New York, New York 10022. The business address of Laura Marie Butler is 800 Vine Street, Hudson, Wisconsin, USA 54016. The business address of Jian Han is Building 20, Zhongguancun Software Park, 8 Dongbeiwang West Road, Haidian District, Beijing 100193, PRC.
Name	Present Principal Employment	Citizenship
Kevin Qing Guo	Chairman of the Board of Directors	PRC
Ian Su Shan	Director	PRC
Baohong Sun	Independent Director	United States
Laura Marie Butler	Independent Director	United States
Jian Han	Independent Director	United States
Henry Jun Mao	Chief Financial Officer	PRC
Mr. Kevin Qing Guo has served as the chairman of the Company’s board of directors since August 2024. Mr. Guo has served as a consultant to JD.com, Inc. (NASDAQ: JD and HKEX: 9618 (HKD counter) and 89618 (RMB counter)) and a consultant to the Company since April 2024. He is a co-founder of Robot-X Holdings Limited, a developer and manufacturer of cooking robotics designed for catering industry, and has served as its director and the Chief Executive Officer since November 2021. Prior to that, Mr. Guo worked at Meituan (HKEX: 3690) from March 2014 to October 2021 and served as a member of the S-team of Meituan from January 2020 to October 2021. Mr. Guo received his bachelor’s degree with a double major in applied chemistry and international engineering management from Tianjin University and a master’s degree in business administration from Beijing University of Posts and Telecommunications.
Mr. Ian Su Shan has served as a director of the Company since December 2023. Mr. Shan has served as chief financial officer of JD.com, Inc. (NASDAQ: JD and HKEX: 9618 (HKD counter) and 89618 (RMB counter)) since May 2023. He also serves as chief climate officer of JD.com. Prior to his current role at JD.com, he served as chief financial officer of JD Logistics, Inc. (HKEX: 2618). Mr. Shan joined JD.com in December 2021. Prior to that, Mr. Shan worked at Lavender Hill Capital Partners from October 2019 to November 2021 and served as a Managing Director from January 2021 to November 2021. He also worked in the TMT Group of the Investment Banking Division at Goldman Sachs (Asia) L.L.C. from 2015 to 2019 and served as an Executive Director from January 2017 to September 2019. Mr. Shan received his bachelor’s degree in laws from China University of Political Science and Law, and his master’s degree in laws from University of Warwick. Mr. Shan is a CFA charterholder.
Ms. Baohong Sun has served as a director of the Company since June 2020. Ms. Sun is the Dean’s Distinguished Chair Professor of Marketing and Director of Web3 Research Center at Cheung Kong Graduate School of Business (CKGSB). Ms. Sun joined CKGSB in 2011 and served as Associate Dean of Global Programs from 2011 to 2023. Prior to that, Ms. Sun worked as visiting faculty at University of California at Berkeley from July 1995 to June 1997. She joined Carnegie Mellon University and worked as an assistant professor of marketing from July 1997 to August 2004, an associate professor of marketing from September 2004 to August 2009 and Carnegie Bosch Chaired Professor of Marketing from September 2009 to August 2011. Ms. Sun was also an assistant professor at the University of North Carolina from July 2001 to August 2004. Ms. Sun received a bachelor’s degree in international economics from Renmin University of China and a doctoral degree in economics from the University of Southern California. Ms. Sun is a member of the American Marketing Association, the American Economic Association and the Institute for Operations Research and the Management Sciences.
Ms. Laura Marie Butler has served as a director of the Company since August 2022. Ms. Butler has served on the Board of Advisors and has been in charge of special projects for a private consulting firm in the US since 2020. From 2004 to 2020, Ms. Butler was a partner with PwC Zhong Tian LLP Beijing Office in their capital markets and accounting advisory services group. She has led and been part of project teams for over 70 capital market transactions in the US, Chinese mainland and Hong Kong. From 2000 to 2004, Ms. Butler worked in PwC Zhong Tian LLP Beijing Office as an audit senior manager. Prior to her extensive experience in China, Ms. Butler had ten years of experience working with PwC US. Ms. Butler holds a Bachelor of Business Administration degree in accounting from the University of Wisconsin–Madison.
Ms. Jian Han has served as a director of the Company since August 2022. Ms. Han is Professor of Management at China Europe International Business School (CEIBS). Ms. Han joined CEIBS in March 2008. Prior to that, Ms. Han joined Peking University in March 2005, and worked as an assistant professor of management from March 2005 to March 2008. Ms. Han also serves as an independent director of Midea Group Co., Ltd. (SZSE: 000333), Changzhou Xingyu Automotive Lighting Systems Co., Ltd. (SSE: 601799) and Jinmao Property Services Co., Limited (HKSE: 816). Ms. Han received a bachelor’s degree in British and American Literature from Renmin University of China and a doctoral degree in Industrial and Labor Relations from Cornell University. Ms. Han is a member of the Academy of Management. Since 2012, she has served on the expert councils of the World Economic Forum (WEF).
Mr. Henry Jun Mao has served as the chief financial officer of the Company since December 2023. Mr. Mao served as the Head of Investor Relations of JD Logistics, Inc. from January to December 2023. Prior to that, he was the Head of Financial Planning and Analysis of JD Logistics from May 2021 to December 2022 and the Director of Budgeting and Forecast of JD.com from December 2020 to May 2021. Prior to joining JD.com, Mr. Mao spent over 10 years at PricewaterhouseCoopers LLP in Beijing and San Jose, California, with his last position as senior manager in assurance practice. Mr. Mao received his bachelor’s degree from Beijing Language and Culture University and was a certified public accountant in both China and the United States of America.
2.
Directors and Executive Officers of Parent

The following table sets forth information regarding the director of Parent as of the date of this proxy statement. The business address of the director is c/o Room 4318-19, Jardine House, 1 Connaught Place, Central, Hong Kong. As of the date of this proxy statement, Parent does not have any executive officer.
Name	Present Principal Employment	Material Employment During the Past Five Years	Citizenship
Nani Wang	Employee of JD	Same as the present employment	PRC

3.
Directors and Executive Officers of Merger Sub

The following table sets forth information regarding the director of Merger Sub as of the date of this proxy statement. The business address of the director is c/o Room 3614-18, Jardine House, 1 Connaught Place, Central, Hong Kong. As of the date of this proxy statement, Merger Sub does not have any executive officer.
Name	Present Principal Employment	Material Employment During the Past Five Years	Citizenship
Ge Wang	Employee of JD	Same as the present employment and investment management of Hillhouse	PRC

4.
Directors and Executive Officers of JD.com Investment Limited

The following table sets forth information regarding the director of JD.com Investment Limited as of the date of this proxy statement. The business address of the director is c/o Room 4318-19, Jardine House, 1 Connaught Place, Central, Hong Kong. As of the date of this proxy statement, JD.com Investment Limited does not have any executive officer.

Name	Present Principal Employment	Material Employment During the Past Five Years	Citizenship
Nani Wang	Employee of JD	Same as the present employment	PRC

5.
Directors and Executive Officers of JD.com International Limited

The following table sets forth information regarding the director of JD.com International Limited as of the date of this proxy statement. The business address of the director is c/o Room 4318-19, Jardine House, 1 Connaught Place, Central, Hong Kong. As of the date of this proxy statement, JD.com International Limited does not have any executive officer.
Name	Present Principal Employment	Material Employment During the Past Five Years	Citizenship
Jianguang Shen	Employee of JD	Same as the present employment	PRC

6.
Directors and Executive Officers of Windcreek Limited

The following table sets forth information regarding the director of Windcreek Limited as of the date of this proxy statement. The business address of the director is s is c/o Room 4318-19, Jardine House, 1 Connaught Place, Central, Hong Kong. As of the date of this proxy statement, JD.com Investment Limited does not have any executive officer.
Name	Present Principal Employment	Material Employment During the Past Five Years	Citizenship
Nani Wang	Employee of JD	Same as the present employment	PRC

7.
Directors and Executive Officers of JD.com, Inc.

The following table sets forth information regarding the directors and executive officers of JD.com, Inc. as of the date of this proxy statement. Except for Professor Ming Huang, Mr. Louis T. Hsieh, Professor Dingbo Xu, Ms. Caroline Scheufele, Ms. Carol Yun Yau Li, Ms. Grace Kun Ding and Ms. Jennifer Ngar-Wing Yu, the business address of the directors and executive officers of JD.com, Inc. is JD national headquarters at No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, P.R. China.
Name	Position with JD	Present Principal Employment	Material Employment During the Past Five Years	Citizenship
Richard Qiangdong Liu	Chairman of the Board of Directors	*	Same as present employment	PRC
Sandy Ran Xu	Director and Chief Executive Officer	*	Same as present employment	PRC
Ming Huang(1)	Independent Director	Professor of Finance at the Johnson Graduate School of Management at Cornell University	Same as present employment	United States
Louis T. Hsieh(2)	Independent Director	Director of New Oriental Education & Technology Group Inc.	Director of New Oriental Education & Technology Group Inc. and global chief financial officer and board director of Hesai Technology (NASDAQ: HSAI) from April 2021 to May 2024.	United States

Name	Position with JD	Present Principal Employment	Material Employment During the Past Five Years	Citizenship
Dingbo Xu(3)	Independent Director	Essilor Chair Professor in Accounting and an associate dean at China Europe International Business School in Shanghai	Same as present employment	PRC
Caroline Scheufele(4)	Independent Director	Co-president and Artistic Director of Chopard	Same as present employment	Switzerland
Carol Yun Yau Li(5)	Independent Director	Managing Director of Yale Center Beijing	Same as present employment	PRC
Grace Kun Ding(6)	Independent Director	Strategic consulting service provider for cooperative retail suppliers on the British Land platform and an independent investor	Same as present employment	United Kingdom
Jennifer Ngar-Wing Yu(7)	Independent Director	Deputy Vice Chairwoman and Group President of CTF Education Group	Same as present employment	PRC
Ian Su Shan	Chief Financial Officer	*	Same as present employment	PRC
Pang Zhang	Chief Human Resources Officer	*	Same as present employment	PRC

Notes:
*
The principal employment is the same as his/her position with JD.

(1)
The business address of Professor Huang is 22 W 66th Street, New York, NY 10023, United States.

(2)
The business address of Mr. Hsieh is The Harbourside, Tower 2, 37-B, I Austin Road West, Kowloon, Hong Kong.

(3)
The business address of Professor Xu is China Europe International Business School Building 20, Zhongguancun Software Park, Haidian District, Beijing 100193, P.R. China.

(4)
The business address of Ms. Scheufele is Chopard & Cie SA – 8 rue de Veyrot – 1217 Meyrin –  Switzerland.

(5)
The business address of Ms. Li is Tower B 36/F, 8 Jianguomenwai Avenue, Chaoyang District, Beijing, China

(6)
The business address of Ms. Ding is 5 Interchange Park, Robinson Way, Portsmouth, England, PO3 5QD, United Kingdom.

(7)
The business address of Ms. Yu is Room 2209A&B, Wu Chung House, 213 Queen’s Road East, Wanchai, Hong Kong.

Annex F
FORM OF PROXY CARD
DADA NEXUS LIMITED
P.O. Box 309,
Ugland House,
Grand Cayman KY1-1104,
Cayman Islands
(NASDAQ: DADA)
(an exempted company incorporated in the Cayman Islands)
Form of proxy for use at the extraordinary general meeting of shareholders of the Company to be held at             on            , 2025 at            .
I/We (Note 1),             of            , registered holder(s) of record of             ordinary shares of par value US$0.0001 per share (Note 2) in the capital of the Company, hereby appoint(s) the CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING or (Note 3)          of            as my/our proxy to attend and, on a poll, vote on my/our behalf at the extraordinary general meeting of the Company to be held at             on            , 2025 at             and at any adjournment thereof.
I/We wish my/our proxy to vote as indicated below in respect of the resolution to be proposed at the meeting. (Please give your instruction to your proxy by ticking the appropriate box alongside the resolution.)
Resolutions	For	Against	Abstain

Proposal No. 1 — The Merger Proposal
RESOLVED, as a special resolution that:
(a)
the execution, delivery and performance by the Company of the Agreement and Plan of Merger dated as of April 1, 2025, by and among JD Sunflower Investment Limited, a BVI business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), JD Sunflower Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company (as amended from time to time the “Merger Agreement”) and the other agreements or documents contemplated by the Merger Agreement or any document or instrument delivered in connection thereunder to which the Company is a party, and the consummation of the transactions contemplated by the Merger Agreement (including the Merger (as defined below)), upon the terms and subject to the conditions set forth therein, be confirmed, ratified, approved and authorized in all respects;

(b)
the execution, delivery and performance by the Company of the Plan of Merger by and among the Company and Merger Sub in substantially the form tabled to the extraordinary general meeting (the “Plan of Merger”) pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving company and all the undertaking, property and liabilities of Merger Sub vesting in the Company by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands, and in accordance with the Merger Agreement (the “Merger”), be approved, authorized and confirmed in all respects;

(c) the Plan of Merger be executed and delivered by any member of the special committee of the board of directors of the Company (the

F-1

Resolutions	For	Against	Abstain

“Special Committee”) on behalf of the Company and that the Plan of Merger, together with any supporting documentation, be submitted for registration to the Registrar of Companies of the Cayman Islands;
(d)
upon the Effective Time (as defined in the Plan of Merger): the eighth amended and restated memorandum and articles of association of the Company be amended and restated by their deletion in their entirety and replacement with, and the adoption of, the ninth amended and restated memorandum and articles of association annexed to the Plan of Merger (the “Adoption of Amended M&A”); and

(e)
each member of the Special Committee be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger and the Adoption of Amended M&A.

Proposal No. 2 — The Adjournment Proposal
RESOLVED, as an ordinary resolution, that the extraordinary general meeting be adjourned to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are insufficient votes to approve the Merger Proposal.

Signature (Note 4):
Date:
NOTES:
(1)
Full name(s) and address(es) to be inserted in BLOCK CAPITALS. In the case of joint holders of a share, any one of such persons may vote at the extraordinary general meeting, either in person or by proxy, in respect of such share as if he or she was solely entitled thereto, but if more than one such joint holders is present at the extraordinary general meeting, in person or by proxy, that one of the said persons so present whose name stands first on the register of members of the Company in respect of such share shall alone be entitled to vote in respect thereof.

(2)
Please insert the number of shares registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the shares in the capital of the Company registered in your name(s).

(3)
If any proxy other than the chairman of the extraordinary general meeting is preferred, strike out THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING and insert the name and address of the proxy desired in the space provided. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALED BY THE PERSON WHO SIGNS IT. The proxy need not be a member of the Company but must attend the extraordinary general meeting in person to represent you.

(4)
This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either under its seal or under the hand of an officer, attorney or other person duly authorized to sign the same.

To be valid, this form of proxy, together with the power of attorney or other authority (if any) under which it is signed or a certified copy thereof, must be deposited at the Company’s office at                   no later than            , 2025,             a.m. (Beijing time), being 48 hours before the time appointed for the extraordinary general meeting. Completion and delivery of this form will not preclude you from attending and voting at the extraordinary general meeting in person if you so wish, but the authority of your proxy will become invalid forthwith.

F-2

Annex G
FORM OF ADS VOTING INSTRUCTION CARD

JPMorgan Chase Bank, N.A., Depositary PO Box 64873 Saint Paul MN 55164-0873Dada Nexus LimitedTO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY RECEIPTS REPRESENTING ORDINARY SHARES OFDada Nexus LimitedFOLD AND DETACH HEREAddress change Mark box, sign and indicate changes/comments below:Mark box at immediate left if you wish to give a discretionary proxy to the chairman of the Meeting. PLEASE NOTE: Marking this box voids any other instructions indicated above.Sign below Date:Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.Please refer to the reverse side of this card for the Resolutions to be voted at the Meeting.FORAGAINSTABSTAINRes. 1Res. 2

Dada Nexus LimitedAGENDA1. The Merger Proposal RESOLVED as a special resolution.(a) the execution, delivery and performance by the Company of the Agreement and Plan of Merger dated as of April 1, 2025, by and among JD Sunflower Investment Limited, a British Virgin Islands business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), JD Sunflower Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company (as amended from time to time the “Merger Agreement”) and the other agreements or documents contemplated by the Merger Agreement or any document or instrument delivered in connection thereunder to which the Company is a party, and the consummation of the transactions contemplated by the Merger Agreement (including the Merger (as defined below)), upon the terms and subject to the conditions set forth therein, be confirmed, ratified, approved and authorized in all respects;(b) the execution, delivery and performance by the Company of the Plan of Merger by and among the Company and Merger Sub in substantially the form tabled to the extraordinary general meeting (the “Plan of Merger”) pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving company and all the undertaking, property and liabilities of Merger Sub vesting in the Company by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands, and in accordance with the Merger Agreement (the “Merger”), be approved, authorized and confirmed in all respects;(c) the Plan of Merger be executed and delivered by any member of the special committee of the board of directors of the Company (the “Special Committee”) on behalf of the Company and that the Plan of Merger, together with any supporting documentation, be submitted for registration to the Registrar of Companies of the Cayman Islands;(d) upon the Effective Time (as defined in the Plan of Merger): the eighth amended and restated memorandum and articles of association of the Company be amended and restated by their deletion in their entirety and replacement with, and the adoption of, the ninth amended and restated memorandum and articles of association annexed to the Plan of Merger (the “Adoption of Amended M&A”); and(e) each member of the Special Committee be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger and the Adoption of Amended M&A.2. The Adjournment Proposal RESOLVED as an ordinary resolution.that the extraordinary general meeting be adjourned to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are insufficient votes to approve the Merger Proposal.Dada Nexus LimitedJPMorgan Chase Bank, N.A., DepositaryPO Box 64873 Saint Paul MN 55164-0873 Voting Instruction CardJPMorgan Chase Bank, N.A., (the “Depositary”) has received notice that an Extraordinary General Meeting (the “Meeting”) of Dada Nexus Limited, a Cayman Islands company (the “Company”) will be held on 2025, at a.m. (Beijing time), at , for the purposes set forth on this card.If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Ordinary Shares represented by your American Depositary Receipt(s) (the “ADRs”) FOR or AGAINST or to ABSTAIN from voting on the Resolutions, or any of them, as the case may be, proposed for the Meeting, kindly execute and forward to the Depositary the attached Voting Instruction Card. The enclosed postage-paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such a manner as to show clearly whether you desire or oppose or abstain from voting on the Company’s Resolutions, or any of them as the case may be. Alternatively, you may include instructions to give a discretionary proxy to the chairman of the Meeting. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before a.m. (New York City time), on 2025. Only the registered holders of record of ADRs as of the close of business in New York City on , 2025, will be entitled to execute the attached Voting Instruction Card.The signatory, a registered holder of ADRs representing Ordinary Shares of the Company of record as of the close of business in New York City on , 2025, hereby requests and authorizes the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the underlying Ordinary Shares of the Company represented by ADRs, in accordance with the instructions given at the Extraordinary General Meeting.NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card MUST be returned before a.m. (New York City time), on , 2025.Please Note: The Meeting Notice is available for viewing on the Company’s website. JPMorgan Chase Bank, N.A., DepositaryPLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.